UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
 Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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HAEMONETICS CORPORATION
(Name of Registrant as Specified in Its Charter)

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OUR PURPOSE we make it possible you make it matter We challenge ourselves every day to drive greater possibilities and meaningfully advance healthcare.

Haemonetics provides a suite of innovative medical technology solutions that improve the quality, effectiveness and efficiency of care. We challenge ourselves to think big and make new possibilities a reality, so that our customers can make it matter for patients, every single day.
WHAT WE DO
For commercial plasma, we offer innovative technologies that enable higher plasma yield collections, help improve productivity and quality in our customers’ centers and enhance the overall donor experience.
For hospitals, we provide quality solutions designed to enhance clinical outcomes, improve procedural effectiveness and advance healthcare standards.
For blood centers, we advance products and services to help ensure blood safety, improve operational efficiency and collect the blood components in the greatest demand.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Friday, July 24, 2026
8:00 A.M. Eastern Time
125 Summer Street, Boston, Massachusetts 02110
To Our Shareholders:
The 2026 Annual Meeting of Shareholders of Haemonetics Corporation, a Massachusetts corporation (the "Company"), will be held on Friday, July 24, 2026 at 8:00 A.M., Eastern Time, at the offices of the Company, 125 Summer Street, Boston, Massachusetts 02110, for the following purposes:

1	To elect the eight director nominees named in the proxy statement to one-year terms expiring in 2027;
2	To approve, on an advisory basis, the compensation of our named executive officers;
3	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 3, 2027;
4	To approve an amendment and restatement of the Haemonetics Corporation Amended and Restated 2019 Long-Term Incentive Compensation Plan;
5	To approve an amendment and restatement of the Haemonetics Corporation Amended and Restated 2007 Employee Stock Purchase Plan; and
6	To transact such other business as may properly come before the meeting.
The foregoing items of business are more fully described in the proxy statement accompanying this Notice of Annual Meeting of Shareholders.
We are pleased to continue utilizing the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their shareholders on the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the meeting. On or about June 10, 2026, we will mail to our shareholders of record as of May 22, 2026, the record date for the meeting, a Shareholder Meeting Notice and Important Notice Regarding the Availability of Proxy Materials containing instructions on how to access our proxy statement and our 2026 Annual Report to Shareholders (unless the shareholder previously requested electronic or paper delivery on an ongoing basis).
Your vote is important. Whether or not you plan to attend the meeting, we encourage you to vote your shares. Accordingly, we request that as soon as possible you vote via the Internet or, if you have received printed proxy materials, you vote via the Internet, by telephone or by mailing your completed proxy card or voter instruction form.
By Order of the Board of Directors,
Michelle L. Basil
Corporate Secretary
Boston, Massachusetts
June 10, 2026

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JULY 24, 2026: This proxy statement and the Company’s 2026 Annual Report to Shareholders are available at www.envisionreports.com/HAE.

HAEMONETICS CORPORATION | 2026 Proxy Statement     1

2     HAEMONETICS CORPORATION | 2026 Proxy Statement

PROXY STATEMENT SUMMARY
This summary highlights selected information in this proxy statement (this "Proxy Statement"), which is being furnished in connection with the solicitation of proxies by Haemonetics Corporation for use at the 2026 Annual Meeting of Shareholders. Please review this entire Proxy Statement before voting. References in this Proxy Statement to "Haemonetics," the "Company," "we," "us" or "our" refer to Haemonetics Corporation.

Voting Roadmap
2026 ANNUAL MEETING OF SHAREHOLDERS

Date and Time:	Friday, July 24, 2026 at 8:00 A.M., Eastern Time
Place:	Haemonetics Corporation 125 Summer Street Boston, MA 02110
Commence Mail Date:	On or about June 10, 2026
Record Date:	May 22, 2026
MEETING AGENDA AND VOTING RECOMMENDATIONS

Voting Items		Board Recommendation	For Further Information
1	Election of eight director nominees named in this Proxy Statement for one-year terms expiring at the 2027 Annual Meeting of Shareholders	FOR each director nominee	Page 9
2	Approval, on an advisory basis, of our named executive officers’ compensation	FOR	Page 19
3	Ratification of our independent registered public accounting firm for fiscal 2027	FOR	Page 52
4	Approval of an amendment and restatement of the Haemonetics Corporation Amended and Restated 2019 Long-Term Incentive Compensation Plan	FOR	Page 55
5	Approval of an amendment and restatement of the Haemonetics Corporation Amended and Restated 2007 Employee Stock Purchase Plan	FOR	Page 63
HOW TO VOTE

ONLINE	BY PHONE	BY MAIL	IN PERSON

Go to www.envisionreports.com/HAE and enter the 15-digit control number provided on your proxy card or voting instruction form.
If you received a paper copy of your proxy materials by mail, call the number on your proxy card or voting instruction form. You will need the 15-digit control number provided on your proxy card or voting instruction form.
		If you received a paper copy of your proxy materials by mail, complete, sign and date the proxy card or voting instruction form and mail it in the accompanying pre-addressed envelope.	See the instructions beginning on page 69 regarding how to attend and vote in person at the meeting.

HAEMONETICS CORPORATION | 2026 Proxy Statement     3

Performance Highlights
Haemonetics is a global medical technology company dedicated to improving the quality, effectiveness and efficiency of health care. Our innovative solutions addressing critical medical needs include a suite of hospital technologies designed to advance standards of care and help enhance outcomes for patients; end-to-end plasma collection technologies to optimize operations for plasma centers; and products to enable blood centers to collect in-demand blood components. We view our operations and manage our business in three principal reporting segments: Plasma, Blood Center and Hospital. The Company’s common stock trades on the New York Stock Exchange ("NYSE") under the symbol "HAE."
Haemonetics delivered strong fiscal 2026 performance, reflecting disciplined execution, strategic innovation and strengthened leadership. We met or exceeded nearly all of our total company financial targets for fiscal year 2026 despite revenue growth headwinds from prior-year portfolio transitions—including the sale of our Whole Blood product line and wind-down of our CSL Plasma U.S. supply agreement—that together represented approximately $153 million of nonrecurring fiscal 2025 revenue. Our Plasma and TEG® product lines drove fiscal 2026 organic growth through sustained share gains, innovation-based pricing and durable end-market demand, demonstrating the strength and resilience of these core products and our increasingly productive operating model. In Interventional Technologies, we addressed near-term challenges driven by competitive dynamics and evolving electrophysiology trends through targeted commercial measures and operational improvements, positioning the portfolio for a return to growth in future periods. During fiscal 2026, we also completed key organic and inorganic initiatives that position us well for continued market leadership in our Plasma and Vascular Closure product lines, specifically: (i) FDA 510(k) clearance for NexSys PCS® with Persona® PLUS technology in Plasma and (ii) FDA approval of expanded labeling for the VASCADE® MVP XL venous vascular closure system and the acquisition of Vivasure Medical in Vascular Closure. The addition of Frank Chan as Chief Operating Officer and the promotion of Roy Galvin to Chief Commercial Officer further strengthened our leadership team and streamlined our commercial and operational capabilities. Haemonetics’ fiscal 2026 year-end also marked the successful completion of our four-year long-range plan, during which we built a more diversified, sustainable and durable business and delivered strong results against ambitious multi-year goals. Looking ahead to fiscal 2027, we remain focused on creating long-term value for shareholders through expanded market share, continued innovation and sustained growth across our core products.
For further discussion of our fiscal 2026 business highlights and how our fiscal 2026 performance affected our Named Executive Officers' compensation, please see our Compensation Discussion and Analysis beginning on page 22. For additional information on our fiscal 2026 financial results please see our Annual Report on Form 10-K for the fiscal year ended March 28, 2026.

Governance Highlights
Charles J. Dockendorff has determined to retire from the Board of Directors (the "Board") of Haemonetics Corporation following the completion of his current term in July 2026. Accordingly, the following "Governance Highlights" are for the eight continuing Board members nominated for re-election at our 2026 Annual Meeting of Shareholders, all of whom (with the exception of Christopher A. Simon, our President and Chief Executive Officer) are independent.
BOARD COMPOSITION SNAPSHOT

DIRECTOR TENURE					AVERAGE DIRECTOR AGE
0-5 years		5-10 years		10+ years	68.9 years
2 Directors		5 Directors		1 Director

AVERAGE INDEPENDENT DIRECTOR TENURE
Bryant	Johnson	Abernathy	Coyle	Kroll	8.4 years

		Pomeroy	Simon
INDEPENDENCE Independent

7 Directors (including Board Chair)
Zane

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BOARD MEMBERS

Name and Principal Professional Experience	Age	Director Since	Independent	Committee Membership
DIRECTOR NOMINEES
Christopher A. Simon President and Chief Executive Officer, Haemonetics	62	2016		N/A
Robert E. Abernathy Retired Chairman and Chief Executive Officer, Halyard Health, Inc.	71	2017	✓	Compensation Governance and Compliance
Diane M. Bryant Former Chairman and Chief Executive Officer, NovaSignal Corp.	64	2023	✓	Compensation Technology
Michael J. Coyle Former President and Chief Executive Officer, iRhythm Technologies, Inc.	64	2020	✓	Audit Technology
Lloyd E. Johnson Retired Global Managing Director, Finance and Internal Audit, Accenture Corporation	72	2021	✓	Audit Governance and Compliance
Mark W. Kroll, Ph.D. Retired Senior Executive Officer, St. Jude Medical, Inc.	73	2006	✓	Compensation Technology
Claire Pomeroy, M.D. President, Albert and Mary Lasker Foundation	71	2019	✓	Compensation Technology
Ellen M. Zane (Board Chair) CEO Emeritus of Tufts Medical Center	74	2018	✓	Governance and Compliance

Committee Chair
INDEPENDENT DIRECTOR QUALIFICATIONS
As discussed below under “Board Composition and the Director Nomination Process” (beginning on page 9), the Governance and Compliance Committee is responsible for reviewing and assessing the appropriate skills, experience and backgrounds that should be reflected in the composition of the Board. The experience, expertise and diversity represented by the Board as a collective body allow the Board to lead Haemonetics in a manner that serves its shareholders’ interests appropriately. The Governance and Compliance Committee believes that the independent directors on our Board have an effective mix of experience, qualifications, attributes and skills that are important to our business, which include:
CEO or direct profit and
loss accountability
Accountability for medical affairs or
relevant clinical or R&D activities
Responsibility for product development,
innovation and technology

Responsibility or accountability
for enterprise risk management
Other public company
board experience
Responsibility for
operational effectiveness

Experience in financial
compliance and reporting
Responsibility for corporate
strategic planning or major output

Mergers and acquisitions experience
HAEMONETICS CORPORATION | 2026 Proxy Statement     5

BOARD REFRESHMENT
The Board does not endorse arbitrary term limits for director service, nor does it believe in automatic re-nomination until directors reach a mandatory retirement age. The Board and each committee of the Board conduct an annual self-evaluation of their performance, which is an important determinant for Board refreshment. Director feedback solicited from the formal self-evaluation process is discussed during Board and committee meetings and, where appropriate, addressed with management. The Board’s annual self-evaluation process also includes an individual Board member peer review component. The director peer review process was facilitated by our Board Chair in fiscal 2026 with feedback provided to each individual director.
As provided in the Company’s Principles of Corporate Governance, directors generally will not be nominated for re-election at any annual meeting of shareholders following their 75th birthday. The Board determined to waive the Company’s director retirement age guideline with respect to Ellen Zane in connection with her nomination for reelection at the Company’s 2026 Annual Meeting of Shareholders. Ms. Zane will turn 75 shortly before the Company’s 2026 Annual Meeting of Shareholders. In reaching this determination, the Board considered Ms. Zane’s significant experience, deep knowledge of the Company’s business and strategy, and continued meaningful contributions as Board Chair and Chair of the Governance and Compliance Committee. The Board also considered the importance of continuity and stability in Board leadership as part of its ongoing succession planning and Board refreshment efforts. The Board believes Ms. Zane’s continued service as Board Chair will support an orderly leadership transition through continuity and mentorship of potential successors and reflects the Board’s judgment that her continued service is in the best interests of the Company and its shareholders. As part of our fiscal 2026 shareholder outreach efforts (see “Shareholder Outreach” on page 7), we discussed the Board’s prospective waiver and rationale with shareholders, who generally supported the Board’s determination provided the Board believed the waiver was in the best interests of the Company and its shareholders and the Company provided clear disclosure regarding the Board’s rationale for the waiver in this proxy statement.
To further promote refreshment, and as an alternative to term limits, the Principles of Corporate Governance also provide that the Board will seek to maintain an average tenure of 10 years or less for its independent Board members as a group (see "Board Composition Snapshot" on page 4 for the current average tenure of our independent Board members). The Board maintains discretion in each case to waive these guidelines for a director if it deems such waiver to be in the best interests of the Company.
How We Think About Board Refreshment
BEST PRACTICES
We are committed to high standards in corporate governance and creating a corporate governance environment that supports the long-term success of our Company. Our governance practices include the following:

BOARD PRACTICES	SHAREHOLDER PRACTICES

✓  Independent Board Chair and directors (other than CEO)
✓  Committees consist solely of independent directors
✓  Annual election of directors
✓  Regular executive sessions of independent directors
✓  Board oversight of risk management and compliance
✓  Annual Board and standing committee evaluations, including individual Board member peer review
✓  Guidelines to promote refreshment, including age 75 retirement and average director tenure of 10 years or less

✓  Transparent and active shareholder engagement, including annual shareholder outreach with Board-member participation since 2019
✓  Annual say-on-pay advisory vote, with over 94% approval in each of the last 11 years
✓  Majority voting provisions in Charter and By-Laws
✓  Shareholder right to call special meetings
✓  Director resignation policy if a director does not obtain a majority of the votes cast in an uncontested election
✓  No shareholder rights plan (i.e., a "poison pill")

OTHER BEST PRACTICES

✓ Maintain strong executive compensation governance and pay practices (see "Strong Governance and Pay Practices" beginning on page 25)
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SHAREHOLDER OUTREACH
The Company is committed to transparent and active engagement with its shareholders. On an ongoing basis, members of senior management meet with shareholders to discuss the Company’s business fundamentals, performance and long-term outlook. Our Board also proactively engages with shareholders on governance and executive compensation matters and other topics of shareholder interest. During the fall and winter of fiscal 2026, our Board Chair (who also Chairs our Governance and Compliance Committee) and our Compensation Committee Chair offered meetings to shareholders that collectively held nearly 50% of our shares outstanding. Together with members of our Legal and Investor Relations teams, these Board members met in the fourth quarter of fiscal 2026 with shareholders representing over 36% of shares outstanding to discuss, among other topics, Haemonetics' corporate strategy and performance, board composition and refreshment, executive compensation, corporate responsibility and other governance matters. Details of shareholder feedback are discussed throughout this Proxy Statement.
For information on how to contact our Board please see "Communications with the Board of Directors" on page 14.
CORPORATE RESPONSIBILITY
At Haemonetics, our corporate responsibility programs and practices inform our corporate strategy and support our Purpose as we challenge ourselves to drive greater possibilities and meaningfully advance healthcare. How we do this work is equally important.
We are committed to taking the necessary steps across all parts of our business to ensure the long-term health and success of our Company, our colleagues, our customers and our communities. Haemonetics’ corporate responsibility framework augments our corporate strategy by proactively identifying and managing the environmental, social and governance risks and opportunities relevant to our Company and those we serve across four sustainability pillars, as represented in the graphic below:

Growing our business responsibly

by remaining committed to high standards of corporate governance and ethics as we pursue growth, maintaining a resilient and flexible supply chain and proactively managing risks to ensure our ability to serve our customers without interruption.

Driving social impact

by focusing on improving the lives of the people we serve and the communities in which we operate through customer-centered innovation, a commitment to quality, product affordability and accessibility and philanthropy.

Investing in our people

by building a collaborative, performance-driven culture that attracts top talent and empowers our employees to bring their best ideas to work every day, to fuel our innovation and to solve the most challenging problems ahead.

Reducing our environmental impact

by seeking to embed environmental considerations across our product lifecycles and identifying solutions to help reduce our impact on the environment.

For more information, please see our 2024-2025 Corporate Responsibility Report available on our website at www.haemonetics.com. The 2024-2025 Corporate Responsibility Report and other information on our website are not incorporated by reference into, and do not form any part of, this Proxy Statement.
HAEMONETICS CORPORATION | 2026 Proxy Statement     7

Performance Highlights
ELEMENTS OF TOTAL COMPENSATION
When setting compensation for our Named Executive Officers, or NEOs, the Compensation Committee focuses on total direct compensation. Total direct compensation includes three major components – base salary, annual short-term incentive compensation and annual long-term incentive compensation – all of which are designed to work together to drive a complementary set of behaviors and outcomes. The following chart illustrates, for fiscal 2026, the target annual compensation mix among the three elements of direct compensation for our Chief Executive Officer and, on average, for our other NEOs. For more information, see "Target Annual Compensation Mix" on page 28.
(1)Long-term incentive compensation reflects grant value of fiscal 2026 annual long-term incentive awards granted to our Named Executive Officers. For more information, see "Individual Fiscal 2026 Long-Term Incentive Awards" beginning on page 32.

Cautionary Note Regarding Forward-Looking Statements
Any statements contained in this Proxy Statement that do not describe historical facts may constitute forward-looking statements. Forward-looking statements in this Proxy Statement may include, without limitation, statements regarding (i) plans and objectives of management for operations of the Company, including plans or objectives related to the Company’s strategy for growth; product development, commercialization and anticipated benefits; regulatory approvals; the impact of acquisitions and divestitures; market position and expenditures; and the Company’s market and regional alignment initiative; (ii) estimates or projections of future financial results, financial condition, capital expenditures, capital structure or other financial items, including with respect to the Company's share repurchase program; and (iii) the assumptions underlying or relating to any statement described in points (i) and (ii) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company’s current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences. Factors that may cause actual results to differ materially from those contemplated by the statements in this Proxy Statement can be found in the Company’s most recent Annual Report on Form 10-K for the fiscal year ended March 28, 2026 under the headings "Cautionary Statement Regarding Forward-Looking Information" and "Risk Factors" and in our other filings with the Securities and Exchange Commission ("SEC"). The Company does not undertake to update these forward-looking statements.
This Proxy Statement contains statements regarding individual and Company performance objectives and targets. These objectives and targets are disclosed in the limited context of our compensation plans and programs and should not be understood to be statements of management’s future expectations or estimates of future results or other guidance. We specifically caution investors not to apply these statements to other contexts.
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ITEM 1—ELECTION OF DIRECTORS
Our Board currently has nine members, eight of whom are standing for election at our 2026 Annual Meeting of Shareholders (see "Director Nominees" beginning on page 10). If elected, each director will serve for a one-year term expiring at our 2027 Annual Meeting of Shareholders or until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Each nominee has agreed to be named in this Proxy Statement and to serve if elected. We believe that each nominee will be able and willing to serve if elected. However, if any nominee should become unable for any reason or unwilling to serve, proxies may be voted for another person nominated as a substitute by our Board, or our Board may reduce the number of directors.

☑
Our Board unanimously recommends that you vote FOR each of the nominees for director named in this Proxy Statement. Directors are elected by a plurality of the votes cast by shareholders entitled to vote at the meeting. Abstentions and broker non-votes will not have any effect on this proposal. Accordingly, the nominees receiving the highest number of “for” votes at the meeting will be elected as directors. However, under a policy adopted by the Board, in an uncontested election, any nominee for director who does not receive the favorable vote of at least a majority of the votes cast with respect to such director is required to tender his or her resignation to the Board, which will consider whether to accept the resignation. This is an uncontested election of directors because the number of nominees for director does not exceed the number of directors to be elected. The persons named in the accompanying proxy will vote all duly submitted proxies FOR the nominees listed below (see "Director Nominees" beginning on page 10) unless instructed otherwise.

Haemonetics Board of Directors
BOARD COMPOSITION AND THE DIRECTOR NOMINATION PROCESS
The Governance and Compliance Committee is responsible for reviewing and assessing the appropriate skills, experience and background required for the Board. Because our business operates in regulated healthcare markets around the globe and encompasses research and development, manufacturing and marketing functions that are subject to technological and market changes, the skills, experience and backgrounds that are needed are diverse.
While the priority and emphasis of each factor changes from time to time to take into account the current needs of the Company, we seek to have our Board reflect a portfolio of diverse backgrounds, skills, qualifications, viewpoints and experiences in aspects of business or technology that are relevant to the Company’s business. The Governance and Compliance Committee and the Board review and assess the importance of these factors as part of the Board’s annual self-evaluation process, and the Governance and Compliance Committee at least annually reviews and reports to the Board on what skills and characteristics it believes are reflected in the Board and what additional qualifications should be sought in new directors to augment the skills and expertise on the Board. These steps are intended to ensure that the Company continues to create and sustain a Board that can support and effectively oversee the Company’s business.
Although the Board has not adopted any absolute prerequisites for Board service, the Governance and Compliance Committee considers the following minimum criteria when identifying nominees:

■	His or her background, skills, qualifications, experience and acumen as they relate to Haemonetics' business needs	■	His or her independence from the Company and management, as defined under SEC and NYSE rules

■	His or her integrity, independence, leadership and ability to exercise sound judgment	■	His or her contemporaneous service on other public company boards of directors and related committees

■	His or her knowledge of the healthcare sector and the markets in which the Company participates	■	His or her ability to participate fully in Board activities and represent the Company’s stakeholders
Our Board believes that each of its members must be willing and able to devote the substantial time required to carry out the duties and responsibilities of directors. Under our Principles of Corporate Governance, directors are prohibited from serving on more than four other public company boards (in addition to our Board) without the approval of our Board (for more information, see "Board and Committee Service Limitation" on page 16). In the case of directors being considered for re-nomination to the Board, the Governance and Compliance Committee will also take into consideration the director’s history of attendance at Board and committee meetings, tenure as a member of the Board and preparation for and participation in such meetings.
The Governance and Compliance Committee has evaluated and maintains that each of our director nominees for re-election at the 2026 Annual Meeting of Shareholders has proven the ability to commit sufficient time and capacity to Board duties and to otherwise fulfill the responsibilities required of directors. Such demonstration is evidenced by Board and committee meeting attendance records and preparation, contributions to Board discussions and decision-making and engagement with other members of the Board and management. Additionally, all of our directors are in compliance with our policy regarding public company board service limits, as described above.
HAEMONETICS CORPORATION | 2026 Proxy Statement     9

DIRECTOR NOMINEES
PRESENT TERMS EXPIRING IN 2026 AND PROPOSED TERMS TO EXPIRE IN 2027

Age: 62 Other Public Co. Board Service: •Sotera Health Company	CHRISTOPHER A. SIMON President and Chief Executive Officer, Haemonetics Corporation

Mr. Simon is President and Chief Executive Officer of the Company. He joined Haemonetics in May 2016 and our Board in September 2016. Mr. Simon previously served as a Senior Partner of McKinsey & Company where he led the Global Medical Products Practice. Mr. Simon served as a consultant with McKinsey & Company beginning in 1993 and was the lead partner for McKinsey & Company’s strategy review with Haemonetics that began in October 2015, where he gained invaluable insights into the Company’s business and markets. Prior to his career at McKinsey, Mr. Simon served in commercial roles with Baxter Healthcare Corporation and as a U.S. Army Infantry Officer in Korea with the 1st Ranger Battalion. In addition to his public company board service, Mr. Simon also serves on the Board of Directors of AdvaMed, a global trade association of companies that develop, produce, manufacture and market medical technologies. Mr. Simon earned a Bachelor of Science in Economics from the Wharton School at the University of Pennsylvania and an M.B.A. from Harvard Business School.
Skills and Qualifications:
As President and Chief Executive Officer of the Company, Mr. Simon provides the Board with an intensive understanding of the Company’s business, operations and strategy. Mr. Simon also brings to the Board more than 30 years of experience in helping businesses transform and grow.

Independent Age: 71 Other Public Co. Board Service: •Avient Corp.	ROBERT E. ABERNATHY Retired Chairman and Chief Executive Officer, Halyard Health, Inc.

Mr. Abernathy joined our Board in October 2017 and is Chair of the Compensation Committee and a member of the Governance and Compliance Committee. Mr. Abernathy served as Chairman of the Board of Directors and Chief Executive Officer of Halyard Health Inc., a publicly-traded medical technology company and spin-off from Kimberly-Clark, from October 2014 until his retirement in June 2017 (he continued as Chairman until September 2017). Mr. Abernathy joined Kimberly-Clark, a global personal care products company, in 1982 and held numerous roles of increasing responsibility, including President of Kimberly-Clark’s Global Health Care business, Group President, Developing & Emerging Markets, Managing Director, Kimberly-Clark Australia and President, North Atlantic Consumer Products.
Skills and Qualifications:
Mr. Abernathy brings to the Board extensive leadership experience in the healthcare industry and in international operations, including in-depth knowledge and insight on the needs of healthcare providers and patients and enterprise risk management matters.

Independent Age: 64 Other Public Co. Board Service: •Broadcom Inc.	DIANE M. BRYANT Former Chairman and Chief Executive Officer, NovaSignal Corp.

Ms. Bryant joined our Board in August 2023 and is a member of both the Compensation Committee and the Technology Committee. Ms. Bryant previously served as Chairman and Chief Executive Officer of NovaSignal Corp., a medical technology and data company specializing in the assessment and management of brain health, from June 2020 until its acquisition in July 2023. She previously served as Chief Operating Officer of Google Cloud (cloud computing services) from December 2017 to July 2018 and, prior to Google Cloud, spent 32 years at Intel Corporation where she held numerous leadership positions of increasing responsibility, including Group President of the Data Center Group. Ms. Bryant was named one of Fortune’s 50 Most Powerful Women in Business in 2015 and 2016. In addition to her public company board service, Ms. Bryant serves as a director of Celestial AI (a venture-capital backed private company) and as Chair of the Chancellor’s Board of Advisors at the University of California, Davis. She also previously served as a director of United Technologies Corporation and Jacobs Solutions Inc.
Skills and Qualifications:
As a seasoned business leader with prominent global technology organizations, Ms. Bryant brings significant expertise and strategic insight to our Board in the areas of technology and innovation, cybersecurity, artificial intelligence, software/cloud computing, business development and enterprise risk management.

10     HAEMONETICS CORPORATION | 2026 Proxy Statement

Independent Age: 64 Other Public Co. Board Service: •Integer Holdings Corporation	MICHAEL J. COYLE Former President and Chief Executive Officer, iRhythm Technologies, Inc.

Mr. Coyle joined our Board in April 2020 and is a member of both the Audit Committee and the Technology Committee. Mr. Coyle previously served as the President and Chief Executive Officer of iRhythm Technologies, Inc., a digital healthcare company, from January 2021 to June 2021. From December 2009 to January 2021, Mr. Coyle served as Executive Vice President and Group President, Cardiac and Vascular Group of Medtronic plc (and its predecessor, Medtronic, Inc.), a global medical device company, where he oversaw four of the company’s business divisions. Mr. Coyle previously served as President of the Cardiac Rhythm Management division at St. Jude Medical Inc. from 2001 to 2007 and earlier in his career held numerous leadership positions at St. Jude and Eli Lilly & Company. Mr. Coyle previously served on the boards of iRhythm Technologies, Inc. and of two NASDAQ-listed medical device companies responsible for making catheter-based products. He holds six U.S. patents related to cardiovascular medical device products and technologies.
Skills and Qualifications:
Mr. Coyle’s many years of executive experience in the medical device industry, including building global businesses and bringing technologies to important medical markets, provides the Board with a valuable perspective as the Company pursues growth and advances its innovation agenda. His leadership positions with global medical device companies also brings additional expertise to the Board in strategic planning, enterprise risk management, market development and international operations.

Independent Age: 72 Other Public Co. Board Service: •Apogee Enterprises, Inc. •Beazer Homes USA, Inc. •VSE Corporation	LLOYD E. JOHNSON Retired Global Managing Director, Finance and Internal Audit, Accenture Corporation

Mr. Johnson joined our Board in August 2021 and is a member of both the Audit Committee and the Governance and Compliance Committee. Mr. Johnson served as Global Managing Director, Finance and Internal Audit at Accenture Corporation from 2004 until his retirement in 2015, where he led the global management consulting company’s audit organization and provided strategic leadership in finance, risk, compliance and governance. Prior to joining Accenture, Mr. Johnson served as Executive Director, M&A and General Auditor for Delphi Automotive PLC, a global automotive technology industry leader. He has also held senior financial leadership positions at Emerson Electric Corporation, Sara Lee Corporation and Shaw Food Services. In addition to his public company board service, Mr. Johnson also serves on the boards of AARP, where he is Board Chair, and as a Board of Trustee of the University of South Carolina Business Partnership Foundation. He was named one of the "Most Influential Black Corporate Directors" by Savoy in 2024 and has been listed as a "Director to Watch" in 2018 and 2020 by Directors & Boards. Mr. Johnson is a certified public accountant and holds the National Association of Corporate Directors' ("NACD") Directorship Certification.
Skills and Qualifications:
Mr. Johnson has over 35 years of corporate finance leadership experience, mostly at multi-national public companies. He brings to the Board significant expertise and strategic insight in the areas of accounting and financial management, mergers and acquisitions, international operations, business development, corporate governance and enterprise risk management.

HAEMONETICS CORPORATION | 2026 Proxy Statement     11

Independent Age: 73	MARK W. KROLL, Ph.D. Retired Senior Executive Officer, St. Jude Medical, Inc.

Dr. Kroll joined our Board in 2006 and is a member of both the Compensation Committee and the Technology Committee. He currently serves as an Adjunct Full Professor of Biomedical Engineering at the University of Minnesota. From 1995 until his retirement in 2005, Dr. Kroll held a variety of executive leadership positions at St. Jude Medical, Inc., a global medical device company, including as Senior Vice President and Chief Technology Officer for the Cardiac Rhythm Management division and as Vice President of the Tachycardia Business division. Dr. Kroll has more than 25 years of experience with cardiovascular devices and instrumentation and is the named inventor of more than 380 U.S. patents as well as numerous international patents. He is a fellow of the American College of Cardiology, Heart Rhythm Society, Institute of Electronics and Electrical Engineering and the American Institute for Medicine and Biology in Engineering. In 2010, Dr. Kroll was awarded the Engineering in Medicine and Biology Society’s Career Achievement Award in Biomedical Engineering, among the highest international awards in biomedical engineering. Dr. Kroll also previously served as a director of Axon Enterprise, Inc.
Skills and Qualifications:
Dr. Kroll is a well-known pioneer in the field of electrical medical devices and a distinguished technology expert throughout the global medical device industry. He brings to the Board extensive expertise in the areas of medical innovation and technology.

Independent Age: 71 Other Public Co. Board Service: •Embecta Corp.	CLAIRE POMEROY, M.D. President, Albert and Mary Lasker Foundation

Dr. Pomeroy joined our Board in April 2019 and is a member of the Compensation Committee and Chair of the Technology Committee. Since 2013, Dr. Pomeroy has served as the President of the Albert and Mary Lasker Foundation, a private foundation that seeks to improve health by accelerating support for medical research through recognition of research excellence, education and advocacy. Previously, Dr. Pomeroy served as Dean of the UC Davis School of Medicine and Vice Chancellor of the UC Davis Health System. In addition to her public company board service, Dr. Pomeroy also is Chair of the Center for Women in Academic Medicine and Science and a director of the Lasker Foundation, the Sierra Health Foundation, the Science Philanthropy Alliance, the Science Communication Lab, the Geisinger Commonwealth School of Medicine, Research!America and the Morehouse School of Medicine. Dr. Pomeroy previously served on the board of directors of Becton, Dickinson and Company, from which she resigned in March 2022 in connection with joining the board of directors of Embecta Corp., a diabetes care spin-off of Becton, Dickinson and Company.
Skills and Qualifications:
Dr. Pomeroy is an expert in infectious diseases with broad leadership experience in health system administration, healthcare delivery, medical research and public health. She provides the Board with important perspectives in the areas of global health services, health policy and medical innovation.

Independent Chair Age: 74 Other Public Co. Board Service: •Boston Scientific Corporation •Synchrony Financial	ELLEN M. ZANE CEO Emeritus of Tufts Medical Center

Ms. Zane joined our Board in January 2018 and serves as the Chair of the Board and Chair of the Governance and Compliance Committee. Ms. Zane is CEO Emeritus of Tufts Medical Center, where she served as President and Chief Executive Officer from 2004 to 2011. Prior to 2004, Ms. Zane served as Network President for Partners Healthcare System (now known as Mass General Brigham), a physician/hospital network sponsored by the Harvard-affiliated Massachusetts General Hospital and Brigham and Women’s Hospital. Ms. Zane also previously served as Chief Executive Officer of Quincy Hospital in Quincy, Massachusetts. Ms. Zane has previously served as a director of Azenta, Inc., Century Capital Management, Parexel International Corporation, Lincare Holdings Inc. and Press Ganey Holdings. Ms. Zane previously served on the Company’s Board from 2012 to 2016. Ms. Zane was named to the NACD Directorship 100 for 2025, an annual award that recognizes the most influential boardroom leaders. In April 2026, Ms. Zane also received the Lifetime Achievement Award in Governance from the National Association of Corporate Directors of New England.
Skills and Qualifications:
Ms. Zane is a nationally renowned healthcare leader with substantial public company board experience. She brings to the Board extensive functional and leadership expertise in the healthcare industry, including with respect to strategy development, finance, operational effectiveness and enterprise risk management.

12     HAEMONETICS CORPORATION | 2026 Proxy Statement

IDENTIFYING NEW DIRECTORS
The Company’s nomination process for new Board members is as follows:

ASSESS BOARD NEEDS ▼	The Governance and Compliance Committee or other Board member identifies a need to add a new Board member who meets specific criteria or to fill a vacancy on the Board.

IDENTIFY CANDIDATES ▼
The Governance and Compliance Committee initiates a search seeking input from Board members and senior management and, if necessary, hires a search firm. The Governance and Compliance Committee also considers recommendations for nominees for directorships submitted by shareholders. In formal searches for new directors, the Governance and Compliance Committee endeavors to include, and to direct any search firm engaged for such purpose to include, qualified gender and racially/ethnically diverse candidates in the initial search pool from which candidates are identified.

EVALUATE POTENTIAL CANDIDATES ▼
An initial list of candidates that will satisfy specific criteria and otherwise qualify for membership on the Board is identified and presented to the Governance and Compliance Committee, which evaluates the candidates.

INTERVIEW CANDIDATES ▼	The Board Chair, the Chair of the Governance and Compliance Committee, the Chief Executive Officer and other members of the Governance and Compliance Committee interview top candidates.

RECOMMEND CANDIDATES FOR BOARD REVIEW ▼	The Governance and Compliance Committee seeks the full Board’s endorsement of the final candidate and makes a recommendation to the Board regarding the candidate’s election.

NOMINATION AND ELECTION	The final candidate is nominated by the Board for shareholder election or elected by the Board to fill a vacancy.

The Governance and Compliance Committee evaluates all director nominations in the same manner and in accordance with the Company’s By-Laws. Shareholders who wish to submit candidates for consideration as nominees may submit a letter and resume to our Corporate Secretary at the Company’s headquarters located at 125 Summer Street, Boston, Massachusetts 02110.

Board’s Role and Responsibilities
OVERVIEW
The Board oversees, directs and counsels senior management in conducting the business in the long-term interests of the Company and its shareholders. The Board’s responsibilities include:
•Reviewing and approving the Company’s financial and strategic objectives, operating plans and significant actions, including mergers and acquisitions;
•Overseeing the conduct of the business and compliance with applicable laws and ethical standards;
•Overseeing the processes that maintain the integrity of our financial statements and public disclosures;
•Evaluating and determining the compensation of senior management, including the Chief Executive Officer;
•Overseeing and providing counsel on scientific, innovation and technology activities at the Company; and
•Selecting the Chief Executive Officer, developing succession plans for the position of Chief Executive Officer and reviewing senior management succession plans.
THE BOARD’S ROLE IN RISK MANAGEMENT
Among its other oversight responsibilities, the Board oversees Haemonetics’ enterprise-wide approach to risk management. Our management team is responsible for managing risk on a day-to-day basis and for bringing to the Board’s attention material risks facing the Company. The Board focuses on the quality and scope of the Company’s risk management strategies and considers the most significant areas of risk inherent in the Company’s business strategies and operations as well as the steps that management is taking to mitigate those risks. Additionally, Board committees consider discrete categories of risk relating to their respective areas of responsibility (for more information, see “Committees of the Board” on page 15).
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Senior management has overall responsibility for Haemonetics' risk management approach. This responsibility includes identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels. Haemonetics also recognizes the linkage between corporate responsibility and our corporate strategy, and corporate responsibility topics are analyzed from a risk perspective within the Company’s broader enterprise risk management framework outlined above. As discussed elsewhere in this Proxy Statement, our Board’s standing committees also evaluate certain corporate responsibility-related risks and opportunities as part of their regular oversight functions. Haemonetics’ Global Internal Audit function, which reports regularly to the Audit Committee, serves as the primary monitoring and testing function for compliance with company-wide policies and procedures and facilitates an annual enterprise risk management assessment across the organization.
The Company believes that the division of risk management responsibilities described above constitutes an effective program for addressing the risks inherent in the operation of the Company and the achievement of its business objectives.
THE BOARD’S ROLE IN MANAGEMENT SUCCESSION PLANNING
Pursuant to our Principles of Corporate Governance, the Board also plans for succession to the position of Chief Executive Officer as well as certain other senior management positions. To assist the Board, the Chief Executive Officer annually provides the Board with an assessment of senior management and their potential to succeed him. The Chief Executive Officer also provides the Board with an assessment of persons considered potential successors to certain other senior management positions.
COMMUNICATIONS WITH THE BOARD OF DIRECTORS
The Board considers shareholder perspectives, as well as the interests of all stakeholders, when overseeing Company strategy, formulating governance practices and designing compensation programs. Interested parties and shareholders may communicate with the Board, or the non-management directors as a group, or any individual director by sending communications to the attention of our Corporate Secretary, 125 Summer Street, Boston, Massachusetts 02110, who will forward such communications to the appropriate recipients. Communications may also be sent via the Investor Relations page on our website: www.haemonetics.com.

Board Leadership Structure
STRUCTURE OF THE BOARD OF DIRECTORS
The Board currently has nine members, eight of whom are independent, including the Board Chair. The independent directors are organized into four standing committees: Audit, Compensation, Governance and Compliance and Technology (for more information, see "Committees of the Board" beginning on page 15). Haemonetics has maintained an independent Board Chair since 2011. Pursuant to our Principles of Corporate Governance, the Board Chair is appointed annually and, among other responsibilities, facilitates information flow and communication among the directors and presides at all meetings of the shareholders and of the Board as a whole, as well as executive sessions of the Board. Since August 2021, Ellen M. Zane has served as our Board Chair.
We believe that having separate individuals serving in the roles of Board Chair and Chief Executive Officer is appropriate for the Company at this time in recognition of the different responsibilities of each position and to foster independent leadership of our Board. This structure allows the Chief Executive Officer to focus on the day-to-day leadership and operations of the Company and the Board Chair to focus on leadership of the Board, while both individuals provide direction and guidance on strategic initiatives.
BOARD INDEPENDENCE
The Board has determined that each director who served during fiscal 2026, with the exception of Mr. Simon, had no material relationship with the Company and is independent within the meaning of the SEC and NYSE director independence standards in effect. In making this determination, the Board considered information provided by the Company and by each director with regard to a director’s business and personal activities as they relate to the Company and its management.
EXECUTIVE SESSIONS AND MEETINGS OF THE BOARD
Executive sessions of the independent directors were held during each of the Board’s regular quarterly meetings and at such special meetings of the Board as requested by the independent directors. During fiscal 2026, Ms. Zane, in her capacity as Board Chair, presided over all such executive sessions. The Board and its committees met as follows during our last fiscal year:

	Board of Directors	Audit Committee	Compensation Committee	Governance and Compliance Committee	Technology Committee
Regular Meetings	4	4	4	4	4
Special Meetings	3	6	2	1	0
Total Number of Meetings	7	10	6	5	4
In fiscal 2026, each of the directors attended at least 75% of the total number of meetings of the full Board held while he or she was a director and the meetings held by committees of the Board on which he or she served. All directors are strongly encouraged to attend each Annual Meeting of Shareholders. All of the directors serving on the Company’s Board at the time of the 2025 Annual Meeting of Shareholders attended the 2025 Annual Meeting of Shareholders held in person at the Company’s headquarters.
14     HAEMONETICS CORPORATION | 2026 Proxy Statement

COMMITTEES OF THE BOARD
The Board maintains four standing committees to assist the Board in its various oversight functions: Audit, Compensation, Governance and Compliance and Technology. The Board has determined that all members of our standing committees have no material relationship with the Company and are independent within the meaning of the SEC’s and the NYSE’s director independence standards.

AUDIT COMMITTEE
Members	Key Responsibilities
Lloyd E. Johnson (Chair) Michael J. Coyle Charles J. Dockendorff
•Oversee financial reporting and disclosure practices on behalf of the Board, including:
◦Oversee internal controls and the internal audit function and processes for monitoring compliance by the Company with Company policies
◦Select, replace and determine the compensation (including pre-approval of all audit and non-audit fees) of the independent registered public accounting firm
•Review the scope of the annual audit and its results with the Company’s independent registered public accounting firm
•Review various matters relating to financial risk assessments and remediation
•Review transactions subject to the Company’s Related Party Transactions Policy

COMPENSATION COMMITTEE
Members	Key Responsibilities
Robert E. Abernathy (Chair) Diane M. Bryant Mark W. Kroll Claire Pomeroy
•Determine total compensation philosophy for executives
•Approve peer group and review competitive standing of compensation
•Oversee the Company’s human capital management strategy
•Set competitive short- and long-term compensation elements, benefits and perquisites
•Set, and determine achievement of, short- and long-term performance goals
•Review and approve executive compensation (with Board ratification for CEO)
•Oversee employee compensation plans and policies, including performance of an annual risk-assessment of such plans and policies
•Recommend changes to Board compensation
•Select, replace and determine compensation of independent compensation consultant

GOVERNANCE AND COMPLIANCE COMMITTEE
Members	Key Responsibilities
Ellen M. Zane (Chair) Robert E. Abernathy Charles J. Dockendorff Lloyd E. Johnson
•Consider and make recommendations for CEO role and director nominees
•Lead annual Board self-evaluation process
•Review and make recommendations to the Board regarding its Principles of Corporate Governance as well as other matters of corporate governance, responsible corporate citizenship and public issues of broad social significance
•Oversee the Company’s compliance programs, including quarterly ethics and compliance reviews with our Chief Compliance Officer and periodic review of compliance issues relating to quality and regulatory affairs and data privacy and cybersecurity
•Receive periodic reports from management on our ESG/corporate responsibility performance ratings as well as our external corporate responsibility reporting process
•Ensure that directors receive orientation and continuing education as needed

TECHNOLOGY COMMITTEE
Members	Key Responsibilities
Claire Pomeroy (Chair) Diane M. Bryant Michael J. Coyle Mark W. Kroll
•Review alignment of Company’s innovation agenda with strategy and growth objectives
•Review overall direction, effectiveness, competitiveness and timing of the Company’s research and development programs and pipelines
•Review the Company’s intellectual property portfolio and related strategies, as well as potentially disruptive technology that could impact the Company and its products
•Oversee quality assurance, regulatory affairs and clinical and medical affairs in support of the Company’s new product development and lifecycle management
•Review technology aspects of products as they relate to quality, safety and cybersecurity
•Receive periodic reports regarding the Company’s medical advisory boards

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BOARD AND COMMITTEE SERVICE LIMITATION
Without the approval of the Board, no director may sit on more than four other public company boards in addition to our Board. No director may serve simultaneously on the audit committee of more than three public company boards (including our Company) unless the Board has determined that such service would not impair the ability of the member to effectively serve on our Company’s Audit Committee (which determination the Company discloses in accordance with applicable SEC and NYSE rules). Each of our Board members has complied with our service limitations or procedures during fiscal 2026.
AUDIT COMMITTEE FINANCIAL EXPERT
The Board has determined that all Audit Committee members meet the independence and financial literacy requirements of the NYSE for audit committee members. The Board has also determined that each of Messrs. Dockendorff and Johnson (Chair) qualify as an “audit committee financial expert” as defined under the rules of the SEC.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
For the fiscal year ended March 28, 2026, the members of the Compensation Committee were Robert E. Abernathy (Chair), Diane M. Bryant, Mark W. Kroll and Claire Pomeroy. During fiscal 2026, no member of the Compensation Committee was an executive officer or employee, or former executive officer or employee, of the Company or any of its subsidiaries. None of our executive officers served as a director or member of the compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Board Policies and Processes
TRANSACTIONS WITH RELATED PERSONS
The Board has adopted a written policy and procedures for approval of transactions between the Company and its directors, director nominees, executive officers, greater than 5% beneficial owners of Haemonetics common stock, and each of their respective immediate family members, where the amount involved in the transaction exceeds or is expected to exceed $120,000 in a single calendar year and the related person has or will have a direct or indirect material interest in the transaction (other than solely as a result of being a director or less than 10% beneficial owner of another entity). The policy, as amended from time to time, provides that the Audit Committee reviews transactions subject to the policy and determines (subject to Board ratification) whether or not to approve those transactions. In addition, in reviewing transactions subject to the policy, the Audit Committee considers, among other factors it deems appropriate:
•The material terms of the transaction, including whether the transaction with the related person is proposed to be entered into on terms no less favorable to Haemonetics than terms that could have been reached with an unrelated third-party;
•The nature and extent of the related person’s interest in the transaction;
•The approximate dollar value of the amount involved in the transaction;
•The approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;
•Whether the transaction is undertaken in the ordinary course of Haemonetics' business;
•The business purpose of, and the potential benefits to Haemonetics of, the transaction;
•Whether the transaction would impair the independence of a non-employee director;
•Required public disclosure, if any; and
•Any other information regarding the transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.
The Company is not aware of any transaction required to be reported under Item 404(a) of Regulation S-K promulgated by the SEC since the beginning of fiscal 2026, nor is the Company aware of any instances during the period in which the foregoing policies and procedures required review, approval or ratification of such transaction but for which such policies and procedures were not followed.
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CODE OF CONDUCT, GOVERNANCE PRINCIPLES AND BOARD MATTERS
The Company’s Code of Conduct requires that all of our directors, officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the best interest of the Company. The Company’s Code of Conduct, Principles of Corporate Governance and the charters of the Audit Committee, Compensation Committee, Governance and Compliance Committee and Technology Committee may be viewed on the Investor Relations page on the Company’s website at www.haemonetics.com and printed copies can be obtained by contacting our Corporate Secretary at the Company’s headquarters located at 125 Summer Street, Boston, Massachusetts 02110.

Directors’ Compensation
PROCESS FOR DETERMINING DIRECTOR COMPENSATION
We seek to offer our directors compensation that is consistent with other companies of our revenue, industry and operational scope. The Compensation Committee, with input from its independent compensation consultant, is responsible for annually reviewing and recommending to the Board any changes to director compensation. For fiscal 2026, based on a market assessment of director compensation at our peer companies, the Compensation Committee recommended and the Board approved an increase in the value of the annual retainer for directors (other than the Board Chair) from $55,000 to $65,000.
Directors receive a $65,000 annual retainer with an additional $10,000 meeting retainer which covers attendance at up to eight Board meetings. If the Board meets more than eight times per year, each director receives $2,000 for each additional live meeting and $750 for each additional telephonic meeting. The Board Chair receives an annual retainer of $250,000 in place of the standard Board retainer and meeting fees. Committee Chairs are paid an additional retainer as follows: Audit Committee Chair $20,000; Compensation Committee Chair $15,000; and Governance and Compliance Committee and Technology Committee Chairs $10,000. For attendance at Committee meetings, members of the Audit Committee are paid $12,000 for attending up to 12 meetings per year, members of the Compensation Committee are paid $9,000 for up to eight meetings per year, and members of the Governance and Compliance and Technology Committees are paid $6,000 for up to eight meetings per year.
Each non-employee director is eligible to receive an annual equity grant with an approximate value of $200,000. The grant is in the form of restricted stock units which vest on the first anniversary of the date of grant. Directors elected outside of the Annual Meeting of Shareholders receive a prorated annual equity award based on the number of days to be served from their date of election through the first anniversary of the last Annual Meeting of Shareholders.
We reimburse directors for reasonable travel expenses incurred in connection with Board and committee meetings. We also extend coverage to them under our directors’ and officers’ indemnity insurance policies and have entered into our standard form of Indemnification Agreement with each director. We do not provide any other benefits, including retirement benefits or perquisites, to our non-employee directors.
DIRECTOR COMPENSATION TABLE FOR FISCAL YEAR ENDED MARCH 28, 2026
The following table sets forth the compensation paid to our non-employee directors for service on our Board during fiscal 2026. Compensation for Christopher A. Simon, our President and Chief Executive Officer, is set forth in the Summary Compensation Table beginning on page 38. Mr. Simon does not receive any additional compensation for his service as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
Robert E. Abernathy	$105,000	$199,982	$304,982
Diane M. Bryant	$90,000	$199,982	$289,982
Michael J. Coyle	$93,000	$199,982	$292,982
Charles J. Dockendorff	$99,250	$199,982	$299,232
Lloyd E. Johnson	$106,750	$199,982	$306,732
Mark W. Kroll	$90,000	$199,982	$289,982
Claire Pomeroy	$100,000	$199,982	$299,982
Ellen M. Zane	$250,000	$199,982	$449,982
(1)Represents the aggregate grant date fair value for annual equity awards of 2,693 restricted stock units, or RSUs, awarded to each such person on July 24, 2025, calculated in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718, Compensation - Stock Compensation. The assumptions that we used to calculate these amounts are discussed in Note 16 "Capital Stock" to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 28, 2026. See Director Outstanding Equity Award Table for Fiscal Year Ended March 28, 2026 below for a description of the number of unvested RSUs and unexercised options held by each director as of the end of fiscal 2026.
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DIRECTOR OUTSTANDING EQUITY AWARD TABLE FOR FISCAL YEAR ENDED MARCH 28, 2026
The following table sets forth the aggregate number of Stock Awards (representing unvested RSUs) held at March 28, 2026 by each non-employee director that served on our Board during fiscal 2026.

Name	Unvested Stock Awards (RSUs) (#)
Robert E. Abernathy	2,693
Diane M. Bryant	2,693
Michael J. Coyle	2,693
Charles J. Dockendorff	2,693
Lloyd E. Johnson	2,693
Mark W. Kroll	2,693
Claire Pomeroy	2,693
Ellen M. Zane	2,693
18     HAEMONETICS CORPORATION | 2026 Proxy Statement

ITEM 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION
As described in the Compensation Discussion and Analysis beginning on page 22, our executive compensation programs aim to be competitive with our peers and aligned with our business strategy and corporate objectives. Our compensation philosophy emphasizes a pay-for-performance culture focused on the long-term interests of our shareholders. We believe that this alignment between executive compensation and shareholder interests will drive corporate performance over time. Additionally, the Company maintains strong governance and pay practices, including meaningful share ownership guidelines for directors and executive officers, clawback policies that apply to short-term cash awards and long-term equity awards, “double trigger” change in control benefits and performance of an annual compensation risk assessment by our Compensation Committee.
Our Compensation Committee continually evaluates the design and direction of our compensation structure. Each year, we take into account the result of the "say-on-pay" vote cast by our shareholders. At our 2025 Annual Meeting of Shareholders, approximately 98.6% of shares voting supported our 2025 executive compensation program. The Compensation Committee is also committed to maintaining an open dialogue with our shareholders throughout the year. In each of the last eight years, members of our Board have offered meetings during the fall and winter to large Haemonetics shareholders to discuss governance topics of interest. In fiscal 2026, our Board Chair (who also chairs our Governance and Compliance Committee) and Compensation Committee Chair offered meetings to shareholders representing nearly 50% of shares outstanding and met with shareholders representing over 36% of shares outstanding to discuss, among other topics, Haemonetics' corporate strategy and performance, board composition and refreshment, executive compensation, corporate responsibility and other governance matters. Shareholders we met with were complimentary of our executive compensation program overall while asking insightful questions and providing perspectives on how they evaluate the program. The feedback from the shareholder outreach efforts was provided to the Governance and Compliance and Compensation Committees as well as the full Board (for further discussion, see "Advisory ’Say-on-Pay' Vote and Shareholder Outreach" beginning on page 24).
Shareholders are urged to read our Compensation Discussion and Analysis beginning on page 22 and the section entitled “Executive Compensation Tables” beginning on page 38 for additional details about our executive compensation programs, including information about the fiscal 2026 compensation of our Named Executive Officers.
We are asking our shareholders to indicate their support for our Named Executive Officers’ compensation as described in this Proxy Statement. This proposal, commonly known as a "say-on-pay" proposal, gives our shareholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote, as required by Section 14A of the Exchange Act, is not intended to address any specific element of our compensation programs, but rather to address our overall approach to the compensation of our Named Executive Officers described in this Proxy Statement. To that end, we ask our shareholders to vote FOR the following resolution at the meeting:
RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis section, the related executive compensation tables and the related narrative executive compensation disclosures contained in this Proxy Statement.
As an advisory vote, the results of this vote will not be binding on the Board or the Company. However, the Board values the opinions of our shareholders and will consider the outcome of the vote when making future decisions on the compensation of our Named Executive Officers and the Company’s executive compensation principles, policies and procedures.

☑
The Board recommends that shareholders vote, in an advisory manner, FOR the resolution set forth above. Approval of this proposal requires the affirmative vote of a majority of shares present, in person or represented by proxy, and voting on this proposal at the meeting. Abstentions and broker “non-votes” will not have any effect on this proposal. Management proxy holders will vote all duly submitted proxies FOR approval unless instructed otherwise.

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Executive Officers
Executive officers are chosen by and serve at the discretion of the Board. Set forth below are the names and ages of our current executive officers, along with certain biographical information, for all but Christopher A. Simon, our President and Chief Executive Officer. For Mr. Simon’s biographical information, please see page 10.

Michelle L. Basil, age 54, joined the Company in March 2017 as Executive Vice President, General Counsel. Ms. Basil was previously a Partner and Chair of the Life Sciences Practice Group at Nutter, McClennen & Fish LLP, a Boston-based law firm, where she practiced from September 1997 to March 2017. Ms. Basil focused her practice on corporate and securities law, including mergers and acquisitions, strategic partnerships and corporate governance matters, and represented both public and private companies, principally in the life sciences and medical technology industries. Ms. Basil is a member of the Board of Directors of the Massachusetts Medical Device Industry Council (MassMEDIC). She is admitted to the bar in Massachusetts and holds both a Bachelor of Arts and a Juris Doctor from the University of California at Berkeley.

Frank W. Chan, age 56, joined the Company in April 2025 as Executive Vice President, Chief Operating Officer. In this role, Mr. Chan oversees the Company’s global operations, supply chain, logistics, research and development, regulatory affairs and quality assurance functions. Mr. Chan joined the Company from Medtronic plc, where from 2015 to April 2025 he held commercial, operational and technical leadership positions across multiple businesses, most recently serving as President of the Acute Care & Monitoring business. In this role, he led a global portfolio of airway management, patient monitoring and connected care solutions, driving growth and product innovation. Prior to joining Medtronic, Mr. Chan held various leadership positions at Covidien plc from 2011 to 2015, where he played key roles across functions, including research and development and medical affairs. Earlier in his career, Mr. Chan also held research and development and program management roles of increasing responsibility with Medtronic and DePuy Orthopaedics, Inc. Mr. Chan serves on the boards of Blink Device Company, a privately held medical device company, the Anesthesia Patient Safety Foundation and AdvaMed Digital Health Technology, a division of the AdvaMed global medical device trade association that represents digital medical technology companies and promotes the critical role of data and digital medtech in transforming health care. Mr. Chan earned a Bachelor of Engineering in mechanical engineering from Concordia University and both a Master of Engineering and Doctor of Philosophy in biomedical engineering from McGill University.

James C. D'Arecca, age 55, joined the Company as Executive Vice President, Chief Financial Officer in April 2022. Mr. D'Arecca previously served as Chief Financial Officer of TherapeuticsMD, Inc., a women’s healthcare company, from June 2020 to April 2022. Prior to joining TherapeuticsMD, Inc., Mr. D’Arecca served as the Senior Vice President and Chief Accounting Officer of Allergen plc (formerly known as Actavis plc), a global pharmaceutical company, from August 2013 until its merger with AbbVie Inc. in May 2020. Mr. D’Arecca served as Chief Accounting Officer at Bausch & Lomb prior to joining Actavis plc and earlier in his career held finance and business development positions of increasing responsibility at Merck & Co., Inc. and Schering-Plough Corporation. Mr. D’Arecca began his career at PricewaterhouseCoopers LLP from 1992 to 2005, where he had an industry focus on pharmaceuticals, medical devices, and consumer products. Mr. D'Arecca currently serves on the Board of Directors of Prestige Consumer Healthcare, Inc., a consumer products healthcare company. Mr. D’Arecca earned a Bachelor of Science in Accounting from Rutgers University and a Master of Business Administration from Columbia University. He is a Certified Public Accountant.

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Roy Galvin, age 57, joined Haemonetics in October 2022 as President, Global Plasma and Blood Center and since March 2025 has served as Executive Vice President, Chief Commercial Officer. In this expanded role, Mr. Galvin has responsibility for the Company’s Global Hospital business as well as its Global Plasma and Blood Center businesses, directing all commercialization initiatives to expand the reach and breadth of the Company’s full product portfolio. Mr. Galvin’s significant experience in global healthcare technology includes more than 25 years at Medtronic plc, where his leadership roles included Senior Vice President Commercial – US Cranial & Spinal Technologies, Senior Vice President Commercial Americas – Restorative Therapy Group, Vice President U.S. Sales – Surgical Technologies, and Director of Global Marketing – Neurologic Technologies. Earlier in his career, Mr. Galvin held positions of increasing responsibility at Xomed Surgical Products Inc. (prior to its acquisition by Medtronic), Corin Orthopedics, Biomet Corporation, Inc. and Zimmer Orthopedic Inc. Mr. Galvin is a graduate of Portsmouth Polytechnic.

Laurie A. Miller, age 53, has served as Senior Vice President, Chief Human Resources Officer of Haemonetics since August 2021. She brings to the Company over 25 years of experience in talent management and organizational development. Ms. Miller joined Haemonetics in 2016 and previously held positions as Vice President, Human Resources and Senior Director, Human Resources and Talent Management, where she helped build the Company’s collaborative, performance-driven culture, direct key employee-focused initiatives and create a strong workplace environment for employees. Prior to joining Haemonetics, Ms. Miller served in positions of increasing responsibility at Iron Mountain Inc., an enterprise information management company, including as Director of Human Resources, from February 2010 to April 2016. Earlier in her career, Ms. Miller held various Human Resources positions of broad and increasing responsibility at Dunkin’ Brands Group Inc., a global franchisor of quick service restaurants, and Shawmut Design and Construction, a construction management firm. Ms. Miller earned a Bachelor of Science in Business Management from Westfield State College and a Master of Science in Management from Emmanuel College.

HAEMONETICS CORPORATION | 2026 Proxy Statement     21

Compensation Discussion and Analysis
For purposes of the following Compensation Discussion and Analysis ("CD&A") and executive compensation disclosures, the individuals listed below are referred to collectively as our "Named Executive Officers." They are our President and Chief Executive Officer ("CEO"), our Executive Vice President, Chief Financial Officer and our three other most highly compensated executive officers for fiscal 2026 based on fiscal 2026 compensation.

Named Executive Officer	Title
Christopher A. Simon	President and Chief Executive Officer
James C. D'Arecca	Executive Vice President, Chief Financial Officer
Michelle L. Basil	Executive Vice President, General Counsel
Frank W. Chan	Executive Vice President, Chief Operating Officer (joined on April 11, 2025)
Roy Galvin	Executive Vice President, Chief Commercial Officer
EXECUTIVE SUMMARY
The Compensation Committee of our Board (the "Compensation Committee" or the “Committee”) has adopted an integrated executive compensation program that is intended to align our Named Executive Officers’ interests with those of our shareholders and to promote the creation of shareholder value without encouraging excessive or unnecessary risk-taking. The Committee has tied a significant portion of our Named Executive Officers’ compensation to a number of key performance measures that contribute to or reflect shareholder value and link pay with performance. Specifically, in addition to base salary, our Named Executive Officers’ total compensation includes annual short-term incentive compensation that is based on the Company’s attainment of objective, pre-established financial performance metrics as well as annual long-term incentive compensation consisting of performance share units ("PSUs"), stock options and restricted stock units ("RSUs"). Our executive compensation program plays a significant role in our ability to attract and retain an experienced, successful executive team.
Fiscal 2026 Business Highlights
Haemonetics delivered strong fiscal 2026 performance, reflecting disciplined execution, strategic innovation and strengthened leadership. We met or exceeded nearly all of our total company financial targets for fiscal year 2026 despite revenue growth headwinds from prior-year portfolio transitions—including the sale of our Whole Blood product line and wind-down of our CSL Plasma U.S. supply agreement—that together represented approximately $153 million of nonrecurring fiscal 2025 revenue. Our Plasma and TEG product lines drove fiscal 2026 organic growth through sustained share gains, innovation-based pricing and durable end-market demand, demonstrating the strength and resilience of these core products and our increasingly productive operating model. In Interventional Technologies, we addressed near-term challenges driven by competitive dynamics and evolving electrophysiology trends through targeted commercial measures and operational improvements, positioning the portfolio for a return to growth in future periods. During fiscal 2026, we also completed key organic and inorganic initiatives that position us well for continued market leadership in our Plasma and Vascular Closure product lines, specifically: (i) FDA 510(k) clearance for NexSys PCS with Persona PLUS technology in Plasma and (ii) FDA approval of expanded labeling for the VASCADE MVP XL venous vascular closure system and the acquisition of Vivasure Medical in Vascular Closure. The addition of Frank Chan as Chief Operating Officer and the promotion of Roy Galvin to Chief Commercial Officer further strengthened our leadership team and streamlined our commercial and operational capabilities. Haemonetics’ fiscal 2026 year-end also marked the successful completion of our four-year long-range plan, during which we built a more diversified, sustainable and durable business and delivered strong results against ambitious multi-year goals. Looking ahead to fiscal 2027, we remain focused on creating long-term value for shareholders through expanded market share, continued innovation and sustained growth across our core products.
FINANCIAL HIGHLIGHTS
Our fiscal 2026 financial results reflect solid underlying performance despite external market challenges and an uncertain macroeconomic environment, including:

REVENUE (GAAP)	ADJUSTED EARNINGS PER SHARE ("EPS")	FREE CASH FLOW	ADJUSTED OPERATING MARGIN
$1.334 billion	$4.96	$209.9 million	25.4%
(2.0)% reported decline and 9.5% organic, ex-CSL growth from prior fiscal year	8.5% increase from prior fiscal year	45.2% increase from prior fiscal year	140 basis point increase from prior fiscal year

For further details on our fiscal 2026 financial results, please see our Annual Report on Form 10-K for the fiscal year ended March 28, 2026. Organic, ex-CSL revenue growth, adjusted EPS, free cash flow and adjusted operating margin are considered “non-GAAP” financial measures under applicable SEC rules. Refer to Appendix A for a description of these measures and reconciliations to the most directly comparable GAAP (as defined below) financial measures.
22     HAEMONETICS CORPORATION | 2026 Proxy Statement

STRATEGIC PERFORMANCE HIGHLIGHTS
The Company had numerous strategic, commercial and operational achievements in fiscal 2026 that aligned with the key value drivers supporting our long-term value creation strategy, including:

Corporate Strategy

Value Drivers	Hospital (business unit)	Innovation Agenda	Operational Excellence
	Plasma (business unit)	Inorganic Growth	Resource Allocation

Select Fiscal 2026 Achievements
•Hospital: Blood Management Technologies organic revenue grew 13.5%, driven by TEG 6s sales and utilization, while management undertook targeted actions to reestablish momentum in Interventional Technologies.
•Plasma: Plasma organic revenue declined (2.7)% due to the planned transition of CSL. Excluding CSL, our base Plasma business grew 19.6% organically driven by continued market share gains, innovation benefits and strong volume growth.
•Blood Center: Organic revenue grew 4.5%, reflecting improved growth and margin dynamics following the strategic divestiture of our Whole Blood product line in fiscal 2025.

•Received FDA approvals/clearances that advance key product offerings:
◦Hospital: VASCADE MVP XL venous vascular closure system label expanded to include larger sheaths (10-14F inner diameter and up to 16-17F outer diameter) used in market-leading technologies for pulsed field ablation and left atrial appendage closure to treat atrial fibrillation.
◦Plasma: Clearance received for NexSys PCS with Persona PLUS technology, the next generation of our patented Persona technology that tailors plasma collections to each donor for improved average plasma volume per donation.
•Enhanced our Interventional Technologies portfolio with the acquisition of Vivasure Medical.

•Achieved a free cash flow to adjusted net income conversion ratio of 89% for fiscal 2026, reinforcing our ability to convert earnings into cash and providing significant flexibility for balanced capital deployment consistent with our strategy.
•Repurchased $175 million of Haemonetics common stock under a new three-year, $500 million share repurchase authorization approved by the Board in early fiscal 2026.
•Retired the remaining principal balance of our convertible senior notes due 2026 with cash on hand and borrowings under our revolving credit facility.

IMPACT ON SHAREHOLDER RETURN
Despite Haemonetics' financial and strategic achievements in fiscal 2026, our share price performance declined as we navigated external market challenges and macroeconomic uncertainties:

Four-Year Cumulative Total Shareholder Return (Fiscal 2023-2026)(1)	One-Year Cumulative Total Shareholder Return (Fiscal 2026)(1)

(1)Source: S&P Capital IQ Pro. The above charts show how a $100 investment (with reinvestment of all dividends) in Haemonetics' common stock on April 3, 2022 and March 31, 2025 (the first trading days of fiscal 2023 and fiscal 2026, respectively) would have decreased to approximately $85 and $86, respectively, as of March 27, 2026, the last trading day of fiscal 2026. The charts also compare the total shareholder return on Haemonetics' common stock to the same investments (with reinvestment of all dividends) in the S&P MidCap 400 and S&P Health Care Equipment Select Industry Indices, which are the comparator indices for Haemonetics' outstanding PSU award grants tied to three-year relative total shareholder return. The S&P Health Care Equipment Select Industry Index is also the Company’s selected peer group for purposes of the disclosure provided in the Pay Versus Performance Table beginning on page 46.
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Advisory “Say-on-Pay” Vote and Shareholder Outreach

The Company holds annual “say-on-pay” votes and has received over 94% say-on-pay approval from our shareholders for our executive compensation programs each year since 2015, including at the 2026 Annual Meeting of Shareholders.
While say-on-pay is a key indicator of shareholder feedback, we are also committed to maintaining an open dialogue with our shareholders throughout the year. As discussed elsewhere in this Proxy Statement, our Board Chair (who also Chairs our Governance and Compliance Committee) and Compensation Committee Chair offered meetings to shareholders representing nearly 50% of shares outstanding during the fall and winter of fiscal 2026 and met with shareholders representing over 36% of shares outstanding to discuss, among other topics, Haemonetics' corporate strategy and performance,
APPROXIMATELY 98.6% say-on-pay approval at 2026 Annual Meeting of Shareholders board composition and refreshment, executive compensation, corporate responsibility and other governance matters. Shareholders we met with were complimentary of our executive compensation program overall, including the fiscal 2026 design changes highlighted in last year's proxy statement, while asking insightful questions and providing perspective on how they evaluate the program. The feedback from the shareholder outreach efforts was provided to the Governance and Compliance and Compensation Committees as well as the full Board, including with respect to the following compensation matters:

WHAT WE HEARD	WHAT WE DID

•Investors were not prescriptive on appropriate compensation design to support our strategic objectives, but emphasized the importance of continued transparent disclosure linking pay decisions to performance and strategy.
•Investors engaged in thoughtful dialogue on the Committee’s fiscal 2026 incentive plan design changes, including expressing support for the transition to the S&P Health Care Equipment Select Industry Index as the relative total shareholder return ("rTSR")-based PSU comparator index and offering their perspectives on the role of stock options in our equity mix as well as additional financial metrics we might consider for PSU awards to augment our current PSUs linked to three-year rTSR and average annual organic revenue growth rate ("AAGR") metrics.

•We continued to prioritize transparent CD&A disclosure that clearly articulates how compensation decisions align with performance outcomes, corporate strategy and long-term shareholder value creation.
•The Compensation Committee took all investor feedback into account when reviewing the design of our fiscal 2027 compensation programs.

The Compensation Committee will continue to consider the results of shareholder advisory votes and shareholder input on executive compensation when making future decisions relating to our executive compensation program and compensation for our Named Executive Officers.
Fiscal 2026 Compensation Program Design
In establishing our fiscal 2026 executive compensation program, the Compensation Committee continued to focus on pay for performance and competitive pay, with an emphasis on total direct compensation. The Committee made the following executive pay decisions for our Named Executive Officers in fiscal 2026, consistent with its compensation philosophy and in consultation with Pearl Meyer & Partners, LLC ("Pearl Meyer"), the Committee’s independent compensation consultant:
•Approved select annual salary merit increases for certain Named Executive Officers based on considerations of individual performance and competitive market position, while other base salaries remain unchanged from fiscal 2025 levels.
•Structured annual performance bonus opportunities under our fiscal 2026 short-term incentive compensation plan as follows:
◦Aligned target bonus opportunities (expressed as a percentage of base salary) for all Named Executive Officers below the CEO level at 80% based on competitive market considerations and to promote internal equity among the executive team.
◦Capped bonus pool funding at 200% to reward overachievement against ambitious but achievable targets aligned with our annual operating plan, while maintaining wider performance ranges between threshold, target and maximum performance for each metric in recognition of continued macroeconomic uncertainties that could materially impact financial results.
◦Added adjusted free cash flow as a third performance metric under our fiscal 2026 short-term incentive compensation plan and set applicable performance target weightings at 40% adjusted revenue, 40% adjusted EPS and 20% adjusted free cash flow in order to drive strategic focus on sustainable revenue growth and shareholder value creation following key fiscal 2025 portfolio transitions while also emphasizing strong cash flow generation and disciplined cash deployment in support of our capital allocation priorities.
•Structured our fiscal 2026 annual long-term incentive compensation plan as follows:
◦Increased annual award grant values for Named Executive Officers based on considerations of individual performance and market position, with annual award grant values allocated (i) for our CEO, 60% to PSUs, 20% to RSUs and 20% to stock options and (ii) for our other Named Executive Officers, 50% to PSUs, 25% to RSUs and 25% to stock options.
◦After considering peer practices and our long-term growth focus, added a three-year AAGR-linked PSU to supplement our rTSR-linked PSUs, with aggregate PSU award values weighted 25% AAGR and 75% rTSR.
◦Adopted an industry-aligned comparator index for our rTSR-linked PSUs tied to the S&P Health Care Equipment Select Industry Index (we previously used the S&P MidCap 400 Index as our comparator index for rTSR-linked PSUs).
24     HAEMONETICS CORPORATION | 2026 Proxy Statement

2026 Compensation Highlights
Our positive financial results for fiscal 2026 despite market challenges and an uncertain macroeconomic environment directly affected our Named Executive Officers’ compensation, which was directly aligned with business results, shareholder return and our pay-for-performance philosophy. Most notably:
•The Company's performance against adjusted revenue, adjusted EPS and adjusted free cash flow targets set by the Committee under our fiscal 2026 short-term incentive plan resulted in 133.4% of target funding for Named Executive Officers based on 126.4% adjusted revenue, 107.0% adjusted EPS and 200% adjusted free cash flow achievement against fiscal 2026 targets, with such metrics weighted 40%, 40% and 20%, respectively; and
•PSU awards previously granted to our Named Executive Officers with performance periods ending in fiscal 2026, all of which were based on the Company’s rTSR over a three-year performance period from May 16, 2022 through May 15, 2025, achieved 128% of target based on 59th percentile performance relative to the components of the S&P MidCap 400 Index.
For further discussion, see "Annual Short-Term Incentive Compensation" beginning on page 28 and "Long-Term Incentive Award Payouts" on page 32.
Strong Governance and Pay Practices
We believe that our executive compensation program supports our business strategies and talent management objectives and is consistent with governance best practices that serve our shareholders’ long-term interests. The following chart lists some of the highlights of our program design and pay practices:

☑	WHAT WE DO	☒	WHAT WE DON’T DO

•Balanced incentive programs that link pay outcomes to execution of business strategy (i.e., pay for performance), with a significant portion of compensation “at-risk”
•Maintain meaningful share ownership guidelines for directors and executive officers
•Maintain robust clawback provisions that apply to our short-term cash awards and long-term equity awards
•Conduct an annual risk assessment
•Consult with an independent compensation consultant
•Provide for double-trigger change in control benefits
•Conduct regularly scheduled executive sessions without management present

•No gross-up provisions for excise taxes in change-in-control agreements
•No hedging or pledging of Haemonetics stock, in accordance with our Securities Trading Policy
•No pension or post-employment benefit plans for Named Executive Officers
•No repricing of stock options without shareholder approval

HOW WE DETERMINE EXECUTIVE COMPENSATION
Executive Compensation Philosophy
The key objectives of our executive compensation philosophy are to:
•Attract, retain and motivate exceptional leaders dedicated to the success of the organization;
•Maximize individual and Company performance;
•Display a clear correlation between the cost of compensation and pay for performance; and
•Align the interests of executives with shareholders.
In furtherance of these objectives, the Company has adopted the following practices:
•Offer market competitive compensation opportunities, referencing median total direct compensation while maintaining maximum flexibility to determine individual compensation based on the executive’s responsibilities, experience and performance;
•Pay-for-performance through a mix of short- and long-term incentive compensation where above-market performance by the Company is rewarded with above-market compensation and underperformance results in lower compensation; and
•Promote ownership in the Company through stock-based compensation and share ownership guidelines.
Participants in the Compensation Setting Process
COMPENSATION COMMITTEE
The Compensation Committee establishes our executive compensation program philosophy, plan design and administration rules and is responsible for reviewing and approving the compensation of our Named Executive Officers (subject to the Board’s ratification of CEO compensation). The Committee is comprised solely of independent, non-employee members of the Board. The
HAEMONETICS CORPORATION | 2026 Proxy Statement     25

Committee works closely with both its independent compensation consultant and management to examine the effectiveness of the Company’s executive compensation program throughout the year. For more information about the Committee and its duties, please see “Committees of the Board—Compensation Committee” beginning on page 15 of this Proxy Statement.
INDEPENDENT COMPENSATION CONSULTANT
The Compensation Committee retained Pearl Meyer as its fiscal 2026 independent compensation consultant to, among other things, assist it in structuring the Company’s fiscal 2026 compensation programs and in its deliberations. Pearl Meyer reported directly and exclusively to the Committee, and neither Pearl Meyer nor any of its respective affiliates provided other services to the Company or management in fiscal 2026. During fiscal 2026, Pearl Meyer provided to the Committee, among other services:
•Expertise-based advice;
•Research and analytical services, including competitive market data benchmarking and analyses, recommendations on peer group composition and compensation recommendations for our executives and directors based on the foregoing;
•Updates on compensation trends and regulatory developments;
•Review and commentary on our proxy disclosures and management recommendations concerning our executive compensation programs; and
•Attendance and participation in meetings of the Compensation Committee.
Prior to engaging Pearl Meyer for fiscal 2026, the Committee evaluated Pearl Meyer’s independence and any potential conflicts of interest under relevant SEC rules and NYSE listing standards and determined that Pearl Meyer satisfied the requirements for independence. The Compensation Committee has sole authority to approve the independent compensation consultant’s compensation, determine the scope of its services, evaluate its performance and terminate or continue to retain the independent compensation consultant. The Committee annually reviews its independent compensation consultant engagement, typically at the beginning of each fiscal year.
MANAGEMENT
During fiscal 2026, certain members of management supported the Committee with respect to the following, among other things:
•Recommending performance metrics and goals for Committee review and approval;
•Presenting financial results measured against performance and providing compensation cost analyses;
•Reviewing executive performance and providing leadership competency assessments; and
•Implementing and communicating Committee decisions.
No executive officer participates in the deliberations of the Committee regarding his or her own compensation.
Peer Group and Market Data
When reviewing compensation programs for, and setting the compensation of, our Named Executive Officers, the Committee considers the compensation practices of specific peer companies as well as market data from published surveys. With the assistance of its independent compensation consultant, the Committee selects a peer group of companies that are comparable in terms of size and industry and reviews the composition of this peer group at least annually. In setting the compensation of our Named Executive Officers, the Committee, with the assistance of its independent compensation consultant, evaluates each Named Executive Officer’s compensation relative to the median market data for the respective position based on our peer group and industry published surveys. However, the Committee does not strictly tie target compensation to the median of our peer group or survey data, but also considers Company and individual performance, experience and scope of role when determining the appropriate level of compensation for each executive.
PEER GROUP FOR SETTING FISCAL 2026 COMPENSATION
In consultation with Pearl Meyer, the Committee reviewed and updated the Company’s peer group in January 2025 for purposes of setting fiscal 2026 compensation. The Committee considered a variety of factors designed to foster year-over-year consistency in peer group composition to the extent possible while recommending a group of companies that, in the aggregate, reflect Haemonetics' profile and position Haemonetics near the median of those companies based on certain size and valuation parameters. In so doing, the Committee, with the assistance of Pearl Meyer, used a filtration methodology that began with a large pool of U.S. publicly-traded companies in the healthcare equipment and supplies or life sciences and tools and services industries. The Committee then considered potential peers based on certain size and valuation metrics (including revenue, market capitalization, market capitalization to revenue ratio and employee count), generally within a range of one-third to three times that of the Company, and applied additional filters to identify profile-appropriate peers with comparable operations to the Company and/or overlap with proxy advisory firm-identified peers of the Company, reverse peers and peers of peers. Applying this filtration methodology, the Committee determined to retain the same peer group for fiscal 2026, other than adding Teleflex Incorporated, a common peer of peers, and removing Veradigm Inc. due to its stock exchange delisting.
The following table sets forth the peer group approved by the Committee for purposes of setting fiscal 2026 compensation, along with the Company’s relative position in the peer group in each of the categories.
26     HAEMONETICS CORPORATION | 2026 Proxy Statement

Fiscal 2026 Peer Group Composition
Avanos Medical, Inc.	Bruker Corporation	Insulet Corporation	Merit Medical Systems, Inc.
Azenta, Inc.	CONMED Corporation	Integra LifeSciences	QuidelOrtho Corporation
Bio-Rad Laboratories, Inc.	Globus Medical, Inc.	LivaNova PLC	Revvity, Inc.
Bio-Techne Corp.	ICU Medical, Inc.	Masimo Corporation	Teleflex incorporated(1)

Peer Group Data(2)
	Revenue	Market Capitalization	Market Capitalization to Revenue Ratio	Employee Count
Company	(dollars in millions)
50th Percentile	$2,013	$7,420	3.5	4,500
Haemonetics Corporation	$1,361	$4,393	3.0	3,657
Approximate Percentile Rank	35th	40th	40th	25th
(1)Represents an addition to the Company’s peer group for purposes of setting fiscal 2026 compensation.
(2)Revenue, market capitalization and market capitalization-to-revenue ratio are based on the trailing 12 months publicly available as of December 1, 2024.

PEER GROUP FOR SETTING FISCAL 2027 COMPENSATION
In consultation with Pearl Meyer, the Committee reviewed the Company’s peer group in January 2026 for purposes of setting fiscal 2027 compensation. Applying a similar filtration methodology as described above, the Committee determined to retain the same peer group for fiscal 2027.
Evaluating Executive Performance
The Committee reviews the performance of our Named Executive Officers through our annual performance cycle. No Named Executive Officer participates in the Committee’s discussion regarding his or her own compensation.

CEO EVALUATION ▼	OTHER NEO EVALUATION ▼
With respect to our CEO, our independent Board Chair gathers input from all non-employee directors and completes an assessment of the CEO’s performance. The Board Chair solicits feedback and assesses our CEO based on the Company’s performance, his individual performance and his interactions with directors. Once the Board Chair receives the solicited input, the Board Chair reviews all pertinent information with the Committee, which then evaluates the CEO’s performance in light of the goals and objectives relevant to the CEO’s compensation.

With respect to the other Named Executive Officers, our CEO completes an assessment of each such Named Executive Officer’s performance and proposes compensation adjustments where appropriate. In completing his assessment, the CEO evaluates such officer’s (i) achievement of individual objectives and goals; (ii) contributions to the Company’s short- and long-term goals and performance; and (iii) leadership competencies and how such officer achieved the applicable goals.

The Committee determines, approves and submits to the independent members of the Board for ratification the CEO’s compensation, with the Board Chair and Compensation Committee Chair reviewing all pertinent information with the Board.

The Committee reviews and discusses the CEO’s performance assessments and compensation recommendations for each other Named Executive Officer and then approves the compensation payable to each other Named Executive Officer.

ELEMENTS OF TOTAL COMPENSATION
When setting compensation for our Named Executive Officers, the Committee focuses on total direct compensation. Total direct compensation includes three major components – base salary, annual short-term incentive compensation and annual long-term incentive compensation – all of which are designed to work together to drive a complementary set of behaviors and outcomes.
•Base salary. Base salary is intended to compensate for individual technical and leadership competencies required for such officer’s specific position and to provide economic security.
•Annual Short-Term Incentive Compensation. Annual short-term incentive compensation in the form of a market-competitive, performance-based cash bonus is designed to focus our Named Executive Officers on pre-set objectives each year and drive specific behaviors that foster short-term and long-term growth and profitability.
•Annual Long-Term Incentive Compensation. Annual long-term incentive compensation consists of PSUs, stock options and RSUs. Annual long-term incentive compensation is designed to align the interests of Named Executive Officers with the long-term growth interests of our shareholders, reward executives for shareholder value creation, recognize executives for their contributions to the Company and promote retention.
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In addition to receiving direct compensation, our Named Executive Officers also participate in various employee benefit programs, as described in the “Other Benefits” section of this CD&A beginning on page 32.
The following chart illustrates, for fiscal 2026, the distribution of value among the three elements of direct compensation for our CEO and, on average, for the other Named Executive Officers. For purposes of this illustration, the annual short-term incentive compensation component is based on the target annual short-term incentive opportunities awarded by the Committee for fiscal 2026 short-term incentive awards (for more information, see "How the 2026 Bonus Plan Works" beginning on page 28) and the annual long-term incentive compensation component is based on the grant value awarded by the Committee for fiscal 2026 annual long-term incentive awards before conversion to the various forms of equity awards (for more information, see “Annual Long-Term Incentive Awards" beginning on page 30). As a percentage of total annual compensation, approximately 89% of our CEO’s compensation and, on average, 79% of our other Named Executive Officers’ compensation was variable because it was subject to performance goals, the fluctuations of our stock price, or both.
TARGET ANNUAL COMPENSATION MIX(1)
(1)Reflects annual target compensation mix as approved by the Committee in early fiscal 2026.
Base Salary
Base salary, which represents 11% of our CEO’s target total compensation and, on average, 21% of target total compensation for other Named Executive Officers, is paid to provide a fixed component of compensation for the technical and leadership competencies required for the respective position. Target base salary varies based on the field in which each executive operates, the scope of the position, the peer-group comparisons for similarly-situated executives, the experience and qualifications needed for the role, the executive’s performance and an assessment of internal equity among Company executives.
Early in fiscal 2026, the Committee completed the process described above under “Evaluating Executive Performance” (beginning on page 27) and set the following fiscal 2026 base salaries for our Named Executive Officers, with select increases reflecting considerations of individual performance and competitive market position:

Named Executive Officer	Fiscal 2025 Base Salary		Fiscal 2026 Base Salary	Percent Increase
Christopher A. Simon	$1,100,000		$1,100,000	—
James C. D'Arecca	$580,000		$608,000	4.8%
Michelle L. Basil	$541,072		$562,000	3.9%
Frank W. Chan	—		$550,000	—
Roy Galvin	$495,000	(1)	$550,000	11.1%
(1)Mr. Galvin's annual salary was increased in March 2025 to $550,000 in connection with his promotion to Executive Vice President, Chief Commercial Officer.
Annual Short-Term Incentive Compensation
HOW THE 2026 BONUS PLAN WORKS
Annual short-term incentive compensation supports the Committee’s pay-for-performance philosophy and aligns individual goals with Company goals. Under our short-term incentive compensation plan for fiscal 2026 (the “2026 Bonus Plan”), Named Executive Officers are eligible for a cash award based on the Company’s attainment of pre-established performance goals that the Committee sets based on the Company’s annual operating plan approved by the Board. At the beginning of the fiscal year, the Committee, with input from Pearl Meyer, structured the 2026 Bonus Plan as follows:
•Fiscal 2026 Performance Goals and Metrics. For each of our Named Executive Officers, the Committee tied the 2026 Bonus Plan to achievement of the following three performance goals in order to drive continued strategic focus on sustainable revenue growth and shareholder value creation following key fiscal 2025 portfolio transitions (for more information, see "Fiscal 2026 Business Highlights" on page 22) while also emphasizing strong cash flow generation and disciplined cash deployment in support of our capital allocation priorities:
28     HAEMONETICS CORPORATION | 2026 Proxy Statement

Fiscal 2026 Metrics	Weighting	Description
Adjusted Revenue	40%
Adjusted revenue, which is intended to reflect organic growth, is calculated as revenue determined in accordance with accounting principles generally accepted in the United States ("GAAP") and adjusted to remove the impacts of currency. It may also be adjusted for certain items that affect the comparability of results, including acquisitions or dispositions completed during the fiscal period, other specific large, unusual or nonrecurring items and changes in accounting principles pursuant to GAAP that were not contemplated when setting performance targets. The Committee selected adjusted revenue as a performance metric because it is a key component of our annual operating plan and is consistent with our strategic focus on sustainable revenue growth.

Adjusted EPS	40%
Adjusted EPS is calculated as earnings per share determined in accordance with GAAP and adjusted for certain items that affect the comparability of results, including acquisitions or dispositions completed during the fiscal period, other specific large, unusual or nonrecurring items and changes in accounting principles pursuant to GAAP that were not contemplated when setting performance targets. The Committee selected adjusted EPS as a performance metric because it is a key driver of shareholder return and aligns executives with shareholder value creation.

Adjusted Free Cash Flow	20%
Adjusted free cash flow is calculated as the Company’s cash provided by operating activities, less capital expenditures and additions to Haemonetics equipment, net of proceeds from the sale of property, plant and equipment, each as determined in accordance with GAAP. It may also be adjusted for certain one-time, nonrecurring, unusual or infrequent charges, expenses or gains, including associated expenses, that may not be indicative of the Company’s core operating performance or were not contemplated when setting performance targets. The Committee determined to add adjusted free cash flow as a performance metric beginning with our 2026 Bonus Plan to drive continued organizational focus on cash generation and disciplined cash deployment in support of the Company's capital allocation priorities.

The Compensation Committee set 2026 Bonus Plan performance targets that exceeded fiscal 2025 performance targets and outcomes, other than with respect to adjusted revenue in recognition of the loss of $153 million in non-recurring fiscal 2025 revenue associated with prior year portfolio transitions (for more information see "Fiscal 2026 Business Highlights" on page 22). The Committee also determined to maintain wider performance ranges between threshold, target and maximum performance levels in recognition of continued macroeconomic uncertainty. The Committee believed these financial performance goals were achievable, but appropriately challenging based on internal budgeting and forecasting and an uncertain macroeconomic environment.
•Fiscal 2026 Bonus Plan Target Payout Levels. The Committee set target payout levels for each Named Executive Officer (expressed as a percentage of base salary) based upon competitive market and internal equity considerations, aligning target payout levels at 80% of base salary for all Named Executive Officers other than the CEO, and it set threshold performance requirements to earn a threshold award (50% of target award) and maximum performance requirements to earn a maximum award (200% of target award). For example, the maximum bonus payout for an individual with a targeted payout level of 80% of annual base salary would be 160% of annual base salary. Based upon competitive market and internal equity considerations, the Committee set 2026 Bonus Plan targets for Named Executive Officers, which are expressed as a percentage of base salary, at the levels set forth below:

Named Executive Officer	Fiscal 2025 Target	Fiscal 2026 Target
Christopher A. Simon	125%	125%
James C. D'Arecca	80%	80%
Michelle L. Basil	80%	80%
Frank W. Chan	—	80%
Roy Galvin	75%	80%
Bonuses paid to our Named Executive Officers under the 2026 Bonus Plan are based primarily upon the Company’s achievement of specified financial targets set by the Committee for the performance metrics described above under "Fiscal 2026 Performance Goals and Metrics" and are approved by the Compensation Committee. The compensation of our CEO is also ratified by the Board. The Compensation Committee has authority under the 2026 Bonus Plan to adjust final individual bonuses based on individual performance (within the range of 0 to 200% of target as described above), although any such adjustment is expected to be exercised infrequently. No such adjustments were made in fiscal 2026.
After the close of fiscal 2026, the Committee received a report from management regarding Company performance against the pre-established performance targets as well as a recommendation as to an appropriate funding level for the 2026 Bonus Plan pool. The Committee then reviewed the Company’s financial performance against each target and established the 2026 Bonus Plan
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pool. After establishing the 2026 Bonus Plan pool funding level, the Committee reviewed the individual performance for all Named Executive Officers and approved final awards.
2026 BONUS PLAN PERFORMANCE TARGETS AND FUNDING
The following table outlines the threshold, target and maximum financial performance goals for the 2026 Bonus Plan, as well as the results achieved:

	Metric Weighting	Performance Targets(1)			Achievement(1)
Fiscal 2026 Metrics		Threshold	Target	Maximum	Full Year Results	Target Award (%)
Adjusted Revenue(2)	40%	$1,234.9	$1,299.9	$1,364.9	$1,317.1	126.4%
Adjusted EPS(3)	40%	$4.36	$4.85	$5.33	$4.88	107.0%
Adjusted Free Cash Flow(4)	20%	$151.8	$178.6	$205.4	$209.9	200.0%
Payout Percentage		50%	100%	200%		133.4%
(1)All dollar values are in millions except per share data.
(2)For purposes of the 2026 Bonus Plan, adjusted revenue equals fiscal 2026 total Company revenue determined in accordance with GAAP, or $1,334 million, adjusted to exclude the impacts of currency as well as the Company's acquisition of Vivasure Medical Limited in January 2026, which acquisition occurred after the Compensation Committee set performance goals under the 2026 Bonus Plan during the first quarter of fiscal 2026.
(3)For purposes of the 2026 Bonus Plan, adjusted EPS equals earnings per diluted share determined in accordance with GAAP, adjusted to exclude amortization of acquired intangible assets, amortization of fair value inventory step-up, acquisition, integration and transaction costs, restructuring costs, restructuring related costs, digital transformation costs, write downs of certain assets, unusual or infrequent and material litigation-related charges, impairment of intangible assets, remeasurement of contingent consideration, provision for pre-acquisition inventory, certain tax settlements and the tax impact of each of these items. For purposes of the 2026 Bonus Plan, adjusted EPS further excludes the impact of the Company's acquisition of Vivasure Medical Limited in January 2026 and an approximately $0.14 beneficial impact from share repurchases completed in fiscal 2026 under the Company's current share repurchase authorization, neither of which were contemplated when the Committee set adjusted EPS performance goals under the 2026 Bonus Plan during the first quarter of fiscal 2026.
(4)For purposes of the 2026 Bonus Plan, adjusted free cash flow equals the Company’s cash provided by operating activities, less capital expenditures and additions to Haemonetics equipment, net of proceeds from the sale of property, plant and equipment, each as determined in accordance with GAAP.
BONUS PLAN AWARDS AND RESULTS
Based upon the Company’s performance against the pre-established performance targets described above, the Committee set the overall funding level of the 2026 Bonus Plan pool at 133.4% of target funding. Preliminary individual bonus payouts for Named Executive Officers were then calculated based on the overall funding level applicable to the executive as well as the targeted payout levels for each Named Executive Officer. The Committee then reviewed the performance of each individual during fiscal 2026, taking into consideration the recommendations of the CEO with respect to Named Executive Officers other than the CEO. The Committee then considered adjustments to the preliminary individual bonus payouts in accordance with the 2026 Bonus Plan (as described above) based on each Named Executive Officer’s performance during fiscal 2026.
Based on this alignment of performance, total fiscal 2026 short-term incentive payments for our Named Executive Officers are shown below:

Executive	Fiscal 2026 Bonus Target (% Salary)	Fiscal 2026 Bonus Target ($)(1)		Fiscal 2026 Bonus Actual (% Bonus Target)	Fiscal 2026 Bonus Actual ($)(1)
Christopher A. Simon	125%	$1,375,000		133.4%	$1,834,250
James C. D'Arecca	80%	$486,400		133.4%	$648,858
Michelle L. Basil	80%	$449,600		133.4%	$599,766
Frank W. Chan	80%	$430,330	(2)	133.4%	$574,060	(2)
Roy Galvin	80%	$440,000		133.4%	$586,960
(1)Rounded to nearest whole dollar.
(2)Prorated as Mr. Chan joined the Company shortly after the beginning of fiscal 2026.
Annual Long-Term Incentive Awards
The Committee uses long-term incentive compensation to deliver competitive compensation that recognizes executives for their contributions to the Company and aligns the interests of Named Executive Officers with shareholders by focusing them on long-term growth and share performance. The Committee views long-term incentive awards as a significant element of total compensation at the executive level and a critical component of the Company’s executive compensation program.
FISCAL 2026 LONG-TERM INCENTIVE AWARD TYPES
In fiscal 2026, the total award values of annual long-term incentive awards granted to our CEO and to our other Named Executive Officers were allocated generally among the following:
30     HAEMONETICS CORPORATION | 2026 Proxy Statement

Award Type(s)	Vesting Period	Allocation Among Named Executive Officers

PSUs	Performance-based awards vest, if at all, at the end of a three-year performance period based upon satisfaction of performance criteria, with PSU award grant values allocated (i) 75% to rTSR-linked performance targets and (ii) 25% to AAGR-linked performance targets (for more information, see "How We Establish PSU Award Goals" below).

Stock Options	Four-year ratable vesting period.

RSUs	Three-year ratable vesting period.
The Committee considered its allocation of annual long-term incentive awards to appropriately align pay with performance, as Company performance is reflected in PSUs (which have value only to the extent the Company’s stock price appreciates relative to its peer index or the Company achieves pre-established AAGR financial goals) and stock options (which have value only if the Company’s stock price increases from the grant date), while time-based RSUs support executive retention and leadership continuity over a full business cycle.

HOW WE ESTABLISH PSU AWARD GOALS

In implementing and setting goals for our PSU awards, the Committee considers peer and market practice as well as our focus on driving shareholder value. For our fiscal 2026 PSU awards, the Committee determined to retain our longstanding PSU metric of rTSR, with a change in the comparator index as discussed below, and to add a supplemental three-year AAGR financial metric, both measured over a three-year performance period and weighted 75% rTSR and 25% AAGR.
rTSR-linked PSUs (75% of PSU award value)
rTSR-linked PSUs align our executive compensation program with shareholder interests by tying Named Executive Officer compensation to long-term shareholder return. For fiscal 2026, the Committee adopted the S&P Health Care Equipment Select Industry Index as the PSU comparator group (we previously used the S&P MidCap 400 Index as our comparator index for rTSR-linked PSUs) to better align with the Company’s industry, compensation peer group and the peer group used in the Company's Pay Versus Performance disclosures (beginning on page 46). Payouts for fiscal 2026 rTSR-linked PSUs are based on the Company’s rTSR performance against the S&P Health Care Equipment Select Industry over the three-year period from May 16, 2025 through May 15, 2028, with payouts ranging from 0% to 200% of target as follows:

rTSR Performance	Percentage of Target Shares Earned
Below 30th percentile	0%
30th to 50th percentile (Threshold)	50% to 99%
51st to 80th percentile (Target)	100% to 200%
80th percentile or higher (Maximum)	Capped at 200%

Payouts between threshold and maximum are determined by straight-line interpolation based on actual performance against target. If the Company experiences negative total shareholder return during the performance period, the fiscal 2026 PSU award payout cannot exceed 100% of the target performance level.

AAGR-linked PSUs (25% of PSU award value)

AAGR-linked PSUs align our executive compensation program with shareholder interests by tying payouts to the achievement of a key business performance objective derived from the Company’s multi-year internal strategic plan. For fiscal 2026, AAGR-linked PSU performance is based on the Company’s average annual organic revenue growth rate over a three-year period from March 30, 2025 through April 1, 2028 (i.e., the Company's fiscal years 2026, 2027 and 2028). AAGR is measured on a constant currency basis and is adjusted to exclude (i) the impact of acquisitions and divestitures without a full fiscal year of comparable revenue (unless contemplated at the date of grant and reflected in the performance targets) and (ii) the impact of changes in GAAP.
Earned shares may range from 0% to 200% of target based on achievement against AAGR targets for the performance period, with target performance aligned with the Company’s multi-year internal strategic plan, threshold performance representing levels below the plan and maximum performance representing levels above the plan. Payouts between threshold and maximum are determined using straight-line interpolation based on actual performance relative to target. The Company omits disclosure of specific AAGR performance targets because these targets reflect forward-looking strategic objectives and internal forecasts that, if disclosed, could result in competitive harm by allowing competitors to better anticipate the Company’s strategic direction and operating expectations.

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INDIVIDUAL FISCAL 2026 LONG-TERM INCENTIVE AWARDS
When setting annual long-term incentive compensation for Named Executive Officers in early fiscal 2026, the Committee employed the process described in the “Evaluating Executive Performance” section of this CD&A (beginning on page 27) and determined appropriate increases to annual long-term incentive grant values for our Named Executive Officers based on individual performance and competitive market conditions. After the Committee established a grant value for each Named Executive Officer’s fiscal 2026 annual long-term incentive award, that value was allocated between PSUs, stock options and RSUs as described above under "Fiscal 2026 Long-Term Incentive Award Types", with the exact number of PSUs and RSUs issued based upon the closing price of the Company’s common stock on the grant date and the exact number of stock options determined using the applicable Black-Scholes value.
The table below lists the grant value of fiscal 2026 annual long-term incentive awards granted by the Committee:

Named Executive Officer	Fiscal 2025 Annual Long-Term Incentive Grant Value Awarded(1)	Fiscal 2026 Annual Long-Term Incentive Grant Value Awarded(1)
Christopher A. Simon	$7,000,000	$7,525,000
James C. D'Arecca	$1,700,000	$2,000,000
Michelle L. Basil	$1,600,000	$1,900,000
Frank W. Chan	—	$1,600,000
Roy Galvin	$1,100,000	$1,600,000
(1)The award values in this table reflect the grant values awarded by the Committee while the Summary Compensation Table (see page 38) and the Grants of Plan-Based Awards During Fiscal 2026 table (see page 39) reflect the award values for accounting purposes.
LONG-TERM INCENTIVE AWARD PAYOUTS
During fiscal 2026, the Committee determined final shares earned under the following PSU award grants made to Ms. Basil and Messrs. D'Arecca and Simon in fiscal 2023, with three-year performance periods ending in fiscal 2026:

				Performance Targets			Achievement
Performance Period	NEO Recipients	Metrics(1)	Metric Weighting	Threshold (50%)	Target (100%)	Maximum (200%)	Results	Results as % of Target
May 16, 2022 to May 15, 2025	Basil, D'Arecca and Simon	rTSR	100%	30th Percentile	51st Percentile	80th Percentile	59th Percentile	128%
(1)Based on the Company’s rTSR during the performance period relative to performance of the components of the S&P MidCap 400 index. Results between the 30th to 50th percentile and between the 51st to 80th percentile are interpolated between 50-99% and 100-200% of share payout as a percentage of target award, respectively.
Other Benefits
The Company offers retirement and health and welfare benefits, as well as an employee stock purchase plan, to eligible employees, including Named Executive Officers. The Company offers very limited perquisites to executive officers.
RETIREMENT AND HEALTH AND WELFARE BENEFITS
We maintain a tax-qualified defined contribution 401(k) plan, the Haemonetics Corporation Savings Plus Plan, that is available to all eligible United States employees. As part of our overall compensation offering, our health and welfare benefits are intended to be competitive with peer companies. The health and welfare benefits we provide to our Named Executive Officers are offered to all of our eligible United States-based employees and include medical, dental, prescription drug, vision, life insurance, accidental death and dismemberment, critical illness, accident, short- and long-term disability coverage and an employee assistance program. The Company’s long-term disability coverage includes supplemental coverage available for eligible employees, including each of our Named Executive Officers, who earn salaries in excess of amounts covered under our base plan.
EMPLOYEE STOCK PURCHASE PLAN
We maintain a broad-based employee stock purchase plan, the Haemonetics Corporation 2007 Employee Stock Purchase Plan (“ESPP”), which provides eligible employees, including our Named Executive Officers, with the opportunity to purchase Company shares through payroll deductions. We believe that providing an employee stock purchase plan is consistent with our philosophy that compensation should align the interests of employees and shareholders and promote a long-term shareholder perspective. The ESPP is intended to be “qualified” under Internal Revenue Code Section 423 and offers eligible employees the opportunity to purchase Company shares during consecutive offering periods of approximately six months that generally begin with the first of May and November each year. Messrs. Chan, Galvin and Simon participated in the ESPP during fiscal 2026.
32     HAEMONETICS CORPORATION | 2026 Proxy Statement

OTHER COMPENSATION AND POLICIES
Employment, Change in Control and Severance Arrangements
Our success in building the sound leadership team in place today was due in large part to our ability to utilize a full complement of compensation tools, including employment, change in control and severance agreements. We believe that together, our employment, change in control and severance agreements, which are guided by our compensation philosophy and governance practices, foster stability within our executive leadership team by helping our executives to better focus their time, attention and capabilities on our business and assist the Company in recruiting and retaining key executives. Details about specific arrangements made with our Named Executive Officers are set forth below.
EMPLOYMENT AGREEMENT WITH CHRISTOPHER A. SIMON
In connection with his appointment as President and Chief Executive Officer in fiscal 2017, Mr. Simon entered into an employment agreement with the Company (the “Employment Agreement”). The Employment Agreement renews automatically each year and provides for a specified annual base salary and a target variable compensation award based on performance, both of which are subject to annual adjustment. Pursuant to the Employment Agreement, Mr. Simon is also eligible to receive annual equity grants under the Company’s long-term incentive compensation plans, as determined by the Compensation Committee. The Employment Agreement also entitles Mr. Simon to participate in all other elements of the Company’s standard employee benefit programs generally available to the Company’s senior executives, to reimbursement for certain housing and travel expenses during his first 18 months of employment (which have since expired), and to reimbursement of up to $20,000 in legal fees in connection with the enforcement of the Employment Agreement.
Additionally, the Employment Agreement provides that Mr. Simon will be entitled to severance benefits under the terms of separate executive severance and change in control agreements between Mr. Simon and the Company. The terms of Mr. Simon’s severance and change in control agreements with the Company are discussed below.
SEVERANCE AND CHANGE IN CONTROL AGREEMENTS WITH NAMED EXECUTIVE OFFICERS
The Company has entered into severance and change in control agreements with certain of its senior executive officers, including our Named Executive Officers. The purpose of these agreements is to provide financial security if there is a loss of employment in certain circumstances (as discussed in detail below) so the executive can better focus his or her time, attention and capabilities on our business. In consideration for these benefits, each executive agrees to a release of claims and customary confidentiality, non-competition and non-solicitation clauses in favor of the Company.
Severance Agreements. Each severance agreement provides that if the executive is terminated for reasons other than death, disability or cause or, solely in the case of Mr. Simon, if he resigns due to constructive termination (as such terms are defined in the severance agreement), the executive is entitled to receive the following benefits:
•An amount equal to (i) for Mr. Simon, two times his base salary payable over a 24-month period and (ii) for our other Named Executive Officers, one times the person’s base salary payable over a 12-month period;
•An amount equal to the cost of the Company’s portion of the monthly premium for the executive’s medical and dental insurance coverage for a period of (i) two years for Mr. Simon, payable over a 24-month period, and (ii) one year for our other Named Executive Officers, payable over a 12-month period;
•A pro-rated annual bonus for the year in which the executive was terminated based on the Company’s actual performance during the applicable bonus period and assuming full achievement of any individual performance goals;
•Outplacement services for up to 12 months; and
•If any benefit provided under the agreement is subject to excise taxes under Section 280G of the Internal Revenue Code of 1986, as amended (“Section 280G”), the benefit will either be reduced to the Section 280G cap or paid in full depending on which provides the better after-tax position for the executive.
Each severance agreement (other than Mr. Simon’s, which continues for the duration of his employment as Chief Executive Officer) has an initial term of three years and will automatically renew for successive one-year periods, unless terminated by either party. Severance benefits payable under each severance agreement will immediately cease if the executive violates certain confidentiality, non-solicitation and non-competition obligations and, in the event of such violation, the executive will be required to repay to the Company any installments of continued base salary or payments for welfare benefits that were previously paid to the executive under the severance agreement. To the extent the executive is entitled to severance benefits under a change in control agreement, the executive will not receive any benefits under the severance agreement.
Double-Trigger Change in Control Agreements. Each change in control agreement provides that if a change in control occurs during the term of the agreement and the executive is terminated for reasons other than death, disability or cause (as defined in the change in control agreement) or terminates his or her employment due to constructive termination (as defined in the change in control agreement) within two years after the occurrence of the change in control (this is known as a "double trigger"), the executive is entitled to receive the following benefits:
•A lump sum cash payment equal to (i) for Mr. Simon, 2.99 times the sum of his base salary plus target annual short-term incentive compensation and/or any other annual cash incentive award opportunity at the time of termination or change in control (whichever is higher), and (ii) for our other Named Executive Officers, two times the sum of their salary plus target
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annual short-term incentive compensation and/or any other annual cash incentive award opportunity at the time of termination or change in control (whichever is higher);
•A lump sum cash payment equal to (i) for Mr. Simon, 36 times the cost of the Company’s portion of the monthly premium for the executive’s medical, dental, life and disability insurance coverage, and (ii) for our other Named Executive Officers, 24 times the cost of the Company’s portion of the monthly premium for the executive’s medical, dental, life and disability insurance coverage;
•Outplacement services for up to 12 months;
•Immediate and full vesting of all time-based equity awards and pro rata vesting of performance-based awards, provided that in the event of a conflict between the terms of the change in control agreement and the terms of an individual equity award with respect to vesting of equity awards upon a change in control, the terms of the individual equity award will control if such award provides more favorable vesting terms than the change in control agreement (for a discussion of change in control terms under our equity awards see “Change in Control and Acceleration in Equity Awards” below); and
•If any benefit provided under the change in control agreement is subject to excise taxes under Section 280G, the benefit will either be reduced to the Section 280G cap or paid in full depending on which provides the better after-tax position for the executive.
For purposes of the change in control agreements, a change in control is defined as a person or group acquiring 50% or more of the Company’s stock, the sale of substantially all the assets of the Company to an unrelated person, our “Incumbent Board” ceasing for any reason to constitute a majority of the Board, or the consummation of certain mergers, reorganizations, consolidations and share exchanges. Each change in control agreement (other than Mr. Simon’s, which continues for the duration of his employment as Chief Executive Officer) has an initial term of five years and will automatically renew for successive five-year periods, unless terminated by either party. Benefits payable under each change in control agreement will immediately cease if the executive violates certain confidentiality, non-solicitation and non-competition obligations and, in the event of such violation, the executive will be required to repay to the Company any cash amounts that were previously paid to the executive under the change in control agreement.
The amount of the estimated payments and benefits payable to our Named Executive Officers, assuming termination or a change in control of the Company as of the last day of fiscal 2026, is shown in the table on page 43 under the heading “Potential Payments upon Termination or Change in Control.”
CHANGE IN CONTROL AND ACCELERATION IN EQUITY AWARDS
Each option award agreement and RSU award agreement provides that if a change in control occurs and the executive is terminated for reasons other than death, disability or cause (as defined in each agreement) or terminates his or her employment due to certain qualifying terminations within two years after the occurrence of the change in control (i.e., a double trigger), then all unvested stock options and time-based RSUs will immediately vest. Additionally, option and RSU awards will vest in full upon termination of employment due to the executive’s death and, in the case of option awards and RSU awards, will continue to vest in accordance with the vesting schedule upon a termination of employment due to the executive’s disability (as defined in the award agreement).
PSUs provide for “double-trigger” vesting in connection with a change in control. If an executive’s employment is terminated involuntarily without cause or voluntarily for good reason (as defined in the agreement) within two years following a change in control, the requirement for vesting will be met and the executive will be entitled to receive the greater of the amount the executive would receive based on performance achieved as of the change in control date and a pro rata portion of the target award amount based on the period of time elapsed during the performance period. Additionally, upon a termination of employment due to the executive’s death, disability or a qualifying retirement (each as defined in the agreement), the executive will remain eligible to receive a pro rata portion of the target award amount at the end of the performance period based on the period of time elapsed during the performance period and achievement of the relevant performance metrics.
Under the terms of our award agreements, a "change in control" would occur upon the acquisition of 50% or more of the Company’s shares of common stock, the sale of substantially all Company assets, the turnover of a majority of our then-current Board in a proxy contest, or upon certain mergers, reorganizations, consolidations and share exchanges.
Share Ownership Policy
Our Board believes strongly in aligning the long-term interests of our directors and executives with those of our shareholders. We maintain through our Compensation Committee a share ownership policy requiring that our Board Chair, all other non-employee directors, our CEO and our other Named Executive Officers own shares of Haemonetics common stock at or above prescribed levels based on their role at the Company. Specifically, those individuals must comply with the following ownership requirements (expressed as a multiple of annual retainer or base salary) within five years of their respective election as a director, date of hire as an executive officer, or date of appointment to a new role requiring them to maintain a higher level of stock ownership under the policy:
34     HAEMONETICS CORPORATION | 2026 Proxy Statement

Organizational Role	Share Ownership Requirement	Compliance Status(1)
Non-Employee Directors (Other than Board Chair)	5X annual cash retainer	Compliant
Board Chair	2X non-employee director dollar threshold	Compliant
Chief Executive Officer	5X base salary	Compliant
Other Named Executive Officers	2X base salary	Compliant or within 5-year grace period
(1)The Compensation Committee reviews executive and director share ownership compliance at least annually at its October meeting. Compliance status above is measured as of the last day of the Company’s fiscal 2026.
Only the value of shares owned outright and unvested RSUs are credited toward the share ownership requirements above. No unvested PSUs or outstanding stock options (regardless of whether or not vested) are credited towards the ownership requirements. The Compensation Committee may temporarily suspend or permanently remove an individual’s share ownership requirement for hardship due to unforeseen and compelling circumstances.
Clawback Policies
To further align the executive compensation program with the interests of shareholders and our culture of ethical behavior, our Principles of Corporate Governance include a clawback provision that provides for recovery of short-term incentive compensation and long-term equity awards (both time-based and incentive-based) of an executive officer in the event that (a) the Company is required to make an accounting restatement due to material non-compliance with any financial reporting requirement under the securities laws, as a result of misconduct; or (b) such executive officer violates the Company’s Code of Conduct in a manner that causes material harm to the Company. In such an event, the Company may – as determined to be appropriate by the Board and in all cases as required by law – seek reimbursement of all or a portion of such executive officer’s short-term and long-term compensation granted or earned. Additionally, the Company maintains a separate compensation recovery policy that is intended to comply with the requirements of Section 10D of the Exchange Act and corresponding SEC and NYSE rules (the “Dodd-Frank Clawback Policy”). The clawback provisions under our Governance Principles and Dodd-Frank Clawback Policy are incorporated by reference into our 2026 Bonus Plan and long-term equity award agreements, and do not preclude recovery under the other’s provisions or as otherwise required by law, provided that no executive officer will be subject to duplicative recovery under the Governance Principles and Dodd-Frank Clawback Policy.
RISK ASSESSMENT OF OUR COMPENSATION PROGRAMS
At the Compensation Committee’s direction, representatives of the Company’s Human Resources department conducted a risk assessment of the Company’s compensation programs and practices during fiscal 2026. This risk assessment consisted of a review of cash and equity compensation provided to Company employees, with a focus on compensation payable to senior executives and incentive compensation plans which provide variable compensation to other Company employees based upon Company and individual performance. The Compensation Committee reviewed the findings of this assessment and agreed with the conclusion that our compensation programs are designed with the appropriate balance of risk and reward in relation to the Company’s overall business strategy and do not create risk that is reasonably likely to have a material adverse effect on the Company. The following characteristics of our compensation programs support this finding:
•Our use of different types of compensation vehicles that provide a balance of short- and long-term incentives with fixed and variable components;
•Our practice of capping non-sales plan awards to limit windfalls;
•Our practice of looking beyond results-oriented performance in assessing the contributions of a particular executive;
•Our share ownership guidelines; and
•Our clawback policies applicable to our incentive plans.
IMPACT OF TAX ACCOUNTING ON COMPENSATION
Deductibility of Compensation
The impact of federal tax laws on our compensation programs is also considered by the Compensation Committee. Section 162(m) of the Internal Revenue Code (the "Code"), as amended, generally limits the deductibility of compensation in excess of $1 million paid to any one “covered employee” (which generally includes the Company’s Named Executive Officers) during any fiscal year. Under the rules in effect before 2018, compensation that qualified as “performance-based” under Section 162(m) was deductible without regard to this $1 million limit. The Tax Cuts and Jobs Act of 2017 repealed the exemption from the Section 162(m) deduction limit for performance-based compensation, effective for taxable years beginning after December 31, 2017. As a result, we expect that compensation paid to our Named Executive Officers in excess of $1 million generally will not be deductible.
Although our compensation programs take into consideration the Section 162(m) rules as a factor, this consideration will not necessarily limit compensation to amounts deductible under Section 162(m). Despite the changes to Section 162(m) the
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Compensation Committee currently expects to structure the Company’s executive compensation programs such that a significant portion of executive pay is subject to performance goals.
Stock-Based Compensation Expense
The Company recognizes stock-based compensation expense under Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718. In determining the appropriate fiscal 2026 long-term incentive grant levels, the Company sought to balance its long-term incentive goals with the need to reduce shareholder dilution and manage stock compensation expense.
36     HAEMONETICS CORPORATION | 2026 Proxy Statement

Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended March 28, 2026 for filing with the SEC.
THE COMPENSATION COMMITTEE
Robert E. Abernathy, Chair
Diane M. Bryant
Mark W. Kroll
Claire Pomeroy
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Executive Compensation Tables
The following table summarizes the compensation of our Named Executive Officers for each of the last three fiscal years, except for Mr. Chan who joined the Company in fiscal year 2026 and Mr. Galvin who was not a Named Executive Officer in fiscal year 2024. Please refer to the Compensation Discussion and Analysis beginning on page 22 for a description of our compensation policies and practices as well as a description of the components of compensation payable to our Named Executive Officers.
SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation ($)		Total
Christopher A. Simon President and Chief Executive Officer	2026	$1,100,008	$—	$7,561,987	$1,504,968	$1,834,250	$43,488	(5)	$12,044,701
	2025	$1,100,000	$—	$7,026,668	$1,399,974	$1,131,625	$64,221		$10,722,488
	2024	$1,088,469	$—	$6,320,923	$1,624,959	$2,447,500	$63,262		$11,545,113
James C. D'Arecca Executive Vice President, Chief Financial Officer	2026	$603,698	$—	$1,841,481	$499,989	$648,858	$28,990	(6)	$3,623,016
	2025	$575,582	$—	$1,563,677	$424,958	$381,872	$29,580		$2,975,669
	2024	$548,213	$—	$1,458,507	$374,975	$735,919	$28,445		$3,146,059
Michelle L. Basil Executive Vice President, General Counsel	2026	$558,776	$—	$1,749,291	$474,983	$599,766	$26,727	(7)	$3,409,543
	2025	$537,870	$—	$1,471,617	$399,999	$356,242	$28,715		$2,794,443
	2024	$517,194	$—	$1,458,507	$374,975	$694,550	$26,177		$3,071,403
Frank W. Chan Executive Vice President, Chief Operating Officer	2026	$518,263	$350,000	$1,473,137	$399,998	$574,060	$21,391	(8)	$3,336,849

Roy Galvin Executive Vice President, Chief Commercial Officer	2026	$550,205	$—	$1,473,137	$399,998	$586,960	$28,818	(9)	$3,039,118
	2025	$490,154	$—	$1,011,733	$274,986	$378,263	$41,204		$2,196,340

(1)Salaries for fiscal 2026 listed above differ slightly from the fiscal 2026 base salaries discussed in the CD&A because of the timing of fiscal 2026 salary increases, which were approved by the Compensation Committee for each Named Executive Officer and took effect during May 2025.
(2)Represents one-time cash bonuses in connection with new hire sign-on and entry into customary non-competition, non-solicitation and assignment of inventions agreement, payable following completion of the Named Executive Officer's first 60 days of employment.
(3)Represents the aggregate grant date fair value for, in the case of Stock Awards, time-based RSUs and performance-based PSUs, and in the case of Option Awards, stock options, in each case granted in the respective fiscal years set forth above and calculated in accordance with FASB ASC Topic 718, Compensation - Stock Compensation. The grant date fair value of RSUs granted under our 2019 Long-Term Incentive Compensation Plan (as amended and restated, the "2019 Plan") are calculated using the closing price of the Company's common stock on the grant date. PSU values were determined based on the expected performance at the time of grant. The Company uses the Monte Carlo model to estimate the probability of satisfying the performance criteria and the resulting fair value of PSU awards with market conditions. If the maximum level of performance is assumed for the PSUs awarded in fiscal 2026, the value of Mr. Simon’s fiscal 2026 PSU awards would be $12,114,003 instead of $6,057,002, Mr. D'Arecca would be $2,683,012 instead of $1,341,506, Ms. Basil’s would be $2,548,694 instead of $1,274,347, Mr. Chan would be $2,146,287 instead of $1,073,144 and Mr. Galvin would be $2,146,287 instead of $1,073,144. The grant date fair value of options is estimated using the Black-Scholes option-pricing model based on the closing price of the Company's common stock on the grant date for awards under the 2019 Plan, and the weighted average assumptions specific to the underlying options in each case. For a detailed description of the assumptions used to calculate the grant date fair value of our Stock Awards and Option Awards, see Note 16 "Capital Stock" to the Company's consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 28, 2026. All RSU, PSU and stock option awards granted to Named Executive Officers in fiscal 2026 were made pursuant to the 2019 Plan.
(4)Represents cash payments under our annual short-term incentive compensation plans for fiscal years 2024, 2025 and 2026, as applicable.
(5)Represents (i) the Company's matching contributions under our 401(k) savings plan in the amount of $21,000, and (ii) the Company paid portion of supplemental long-term disability insurance premiums in the amount of $22,488.
(6)Represents (i) the Company's matching contributions under our 401(k) savings plan in the amount of $21,073, (ii) the Company paid portion of supplemental long-term disability insurance premiums and (iii) commuter benefits under a program available to all Boston-based employees.
(7)Represents (i) the Company's matching contributions under our 401(k) savings plan in the amount of $21,040, (ii) the Company paid portion of supplemental long-term disability insurance premiums and (iii) commuter benefits under a program available to all Boston-based employees.
(8)Represents (i) the Company's matching contributions under our 401(k) savings plan in the amount of $14,452, and (ii) the Company paid portion of supplemental long-term disability insurance premiums.
(9)Represents (i) the Company's matching contributions under our 401(k) savings plan in the amount of $21,956, and (ii) the Company paid portion of supplemental long-term disability insurance premiums.
38     HAEMONETICS CORPORATION | 2026 Proxy Statement

GRANTS OF PLAN-BASED AWARDS DURING FISCAL 2026
The following table summarizes all plan-based award grants to each of our Named Executive Officers during fiscal 2026.

Name	Grant Date	Estimated Future Payouts Under Non-Equity incentive Plan Awards(1)						Estimated Future Payouts Under Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock or Units(5) (#)	All Other Option Awards: Number of Securities Underlying Options(6) (#)	Exercise or Base Price of Option Awards(6) ($/Sh)	Grant Date Fair Value of Stock Awards and Option Awards(7) ($)
		Threshold ($)		Target ($)		Maximum ($)		Threshold (#)		Target (#)		Maximum (#)
Christopher A. Simon		$687,500		$1,375,000		$2,750,000
	5/16/2025							24,081	(3)	48,161	(3)	96,322	(3)				$4,928,315
	5/16/2025							8,027	(4)	16,053	(4)	32,106	(4)	21,405	46,342	$70.31	$4,138,640
James C. D'Arecca		$243,200		$486,400		$972,800
	5/16/2025							5,334	(3)	10,667	(3)	21,334	(3)				$1,091,554
	5/16/2025							1,778	(4)	3,555	(4)	7,110	(4)	7,111	15,396	$70.31	$1,249,916
Michelle L. Basil		$224,800		$449,600		$899,200
	5/16/2025							5,067	(3)	10,133	(3)	20,266	(3)				$1,036,910
	5/16/2025							1,689	(4)	3,377	(4)	6,754	(4)	6,755	14,626	$70.31	$1,187,364
Frank W. Chan		$215,165	(2)	$430,330	(2)	$860,660	(2)
	5/16/2025							4,267	(3)	8,533	(3)	17,066	(3)				$873,182
	5/16/2025							1,422	(4)	2,844	(4)	5,688	(4)	5,689	12,317	$70.31	$999,953
Roy Galvin		$220,000		$440,000		$880,000
	5/16/2025							4,267	(3)	8,533	(3)	17,066	(3)				$873,182
	5/16/2025							1,422	(4)	2,844	(4)	5,688	(4)	5,689	12,317	$70.31	$999,953
(1)Represents the threshold, target and maximum annual cash incentive awards under our 2026 Bonus Plan. The threshold amount for each Named Executive Officer is 50% of target, as the minimum amount payable (subject to individual performance) if threshold performance is achieved. If the threshold is not achieved, the payment to the Named Executive Officers would be zero. The target amount is based upon achievement within the target ranges for the performance measures listed in “2026 Bonus Plan Performance Targets and Funding” in the CD&A beginning on page 30. The maximum amount represents 200% of target. The actual amounts earned by each Named Executive Officer are set forth under "2026 Bonus Plan Awards and Results" in the CD&A beginning on page 30.
(2)Prorated as Mr. Chan joined the Company shortly after the beginning of fiscal 2026.
(3)Represents the threshold, target and maximum award amounts for PSU awards issued to our Named Executive Officers during fiscal 2026 and based on the Company’s three-year total shareholder return relative to the components of the S&P Health Care Equipment Select Industry Index. For more information see "Fiscal 2026 Long-Term Incentive Award Types" in the CD&A beginning on page 30.
(4)Represents the threshold, target and maximum award amounts for PSU awards issued to our Named Executive Officers during fiscal 2026 and based on the Company’s average annual organic revenue growth rate over a three-year period from March 30, 2025 through April 1, 2028 (i.e., the Company's fiscal years 2026, 2027 and 2028). For more information see "Fiscal 2026 Long-Term Incentive Awards" in the CD&A beginning on page 30.
(5)Represents RSUs that vest in annual increments of one-third beginning on the first anniversary of the date of grant.
(6)Represents option awards that vest in annual increments of 25% beginning on the first anniversary of the date of grant. The exercise price of options awards equals the closing price of the Company’s common stock on the grant date.
(7)Represents the aggregate grant date fair value for, in the case of Stock Awards, time-based RSUs and performance-based PSUs, and in the case of Option Awards, stock options, in each case calculated in accordance with FASB ASC Topic 718, Compensation-Stock Compensation. For a detailed description of the assumptions used to calculate the grant date fair value of our Stock Awards and Option Awards, see Note 16 "Capital Stock" to the Company’s consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 28, 2026.
HAEMONETICS CORPORATION | 2026 Proxy Statement     39

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The table below reflects all outstanding equity awards made to each of the Named Executive Officers that were outstanding at the end of fiscal 2026. Market or payout values are based upon the closing price of $54.04, which was the closing price on the NYSE of our common stock on March 27, 2026 (the "Closing Price"), the last trading day of our common stock in fiscal 2026.

	Option Awards(1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Christopher A. Simon	48,971	—	(5)	$98.03	5/14/2026
	49,105	—	(6)	$103.37	5/18/2027
	71,733	—	(7)	$56.57	5/18/2028
	45,668	15,223	(9)	$57.60	5/16/2029
	20,588	20,589	(11)	$89.16	5/15/2030
	8,035	24,105	(12)	$95.73	5/17/2031
	—	46,342	(13)	$70.31	5/16/2032
						6,511	(9)(14)	$351,854
						6,075	(11)(15)	$328,293
						9,750	(12)(15)	$526,890
						21,405	(13)(15)	$1,156,726
									36,451	(3)(11)	$1,969,812	(3)
									43,873	(3)(12)	$2,370,897	(3)
									64,214	(4)(13)	$3,470,125	(4)
James C. D'Arecca	10,371	3,457	(8)	$50.83	5/2/2029
	8,372	2,791	(9)	$57.60	5/16/2029
	4,751	4,751	(11)	$89.16	5/15/2030
	2,439	7,317	(12)	$95.73	5/17/2031
	—	15,396	(13)	$70.31	5/16/2032
						1,476	(8)(14)	$79,763
						1,194	(9)(14)	$64,524
						1,402	(11)(15)	$75,764
						2,960	(12)(15)	$159,958
						7,111	(13)(15)	$384,278
									8,411	(3)(11)	$454,530	(3)
									8,879	(3)(12)	$479,821	(3)
									14,222	(4)(13)	$768,557	(4)
Michelle L. Basil	9,794	—	(5)	$98.03	5/14/2026
	9,821	—	(6)	$103.37	5/18/2027
	12,553	—	(7)	$56.57	5/18/2028
	10,656	3,552	(9)	$57.60	5/16/2029
	4,751	4,751	(11)	$89.16	5/15/2030
	2,295	6,888	(12)	$95.73	5/17/2031
	—	14,626	(13)	$70.31	5/16/2032
						1,519	(9)(14)	$82,087
						1,402	(11)(15)	$75,764
						2,786	(12)(15)	$150,555
						6,755	(13)(15)	$365,040
									8,411	(3)(11)	$454,530	(3)
									8,356	(3)(12)	$451,558	(3)
									13,510	(4)(13)	$730,080	(4)
Frank W. Chan	—	12,317	(13)	$70.31	5/16/2032
						5,689	(13)(15)	$307,434
									11,377	(4)(13)	$614,813	(4)
40     HAEMONETICS CORPORATION | 2026 Proxy Statement

	Option Awards(1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Roy Galvin	3,947	1,316	(10)	$83.96	11/1/2029
	2,534	2,534	(11)	$89.16	5/15/2030
	1,578	4,735	(12)	$95.73	5/17/2031
	—	12,317	(13)	$70.31	5/16/2032
						596	(10)(14)	$32,208
						748	(11)(15)	$40,422
						1,915	(12)(15)	$103,487
						5,689	(13)(15)	$307,434
									4,486	(3)(11)	$242,423	(3)
									5,745	(3)(12)	$310,460	(3)
									11,377	(4)(13)	$614,813	(4)
(1)All stock option awards vest in annual increments of 25% beginning on the first anniversary of the date of grant.
(2)Represents unvested RSUs, the market value for which was determined by multiplying the Closing Price by the number of RSUs.
(3)Represents unvested PSUs granted in May 2023 and May 2024, the market value for which was determined by multiplying the Closing Price by the number of PSUs assuming 100% achievement of target performance goals. The PSU award amounts will be determined based on the Company's total shareholder return during a three-year performance period relative to a comparison group and vest, if at all, on the last day of the performance period. The last day of the performance period for grants made in May 2023 is May 14, 2026 and for grants made in May 2024 is May 16, 2027. The actual number of shares awarded under a PSU may range from 0% to a maximum of 200% of the target award depending upon the Company’s relative total shareholder return.
(4)Represents unvested PSUs granted in May 2025, the market value for which was determined by multiplying the Closing Price by the number of PSUs assuming 100% achievement of target performance goals. The PSU award amounts will be determined based 75% on the Company's total shareholder return during a three-year performance period relative to a comparison group and 25% on the Company's three-year average annual organic revenue growth rate, or AAGR, and vest, if at all, on the last day of the performance period. The last day of the performance period for grants made in May 2025 is May 15, 2028. The actual number of shares awarded under the PSUs may range from 0% to a maximum of 200% of the target award depending upon the Company’s relative total shareholder return and AAGR performance under the awards.
(5)Date of grant is May 14, 2019.
(6)Date of grant is May 18, 2020.
(7)Date of grant is May 18, 2021.
(8)Date of grant is May 2, 2022.
(9)Date of grant is May 16, 2022.
(10)Date of grant is November 1, 2022.
(11)Date of grant is May 15, 2023.
(12)Date of grant is May 17, 2024.
(13)Date of grant is May 16, 2025.
(14)Each RSU vests in annual increments of 25% beginning on the first anniversary of the date of grant.
(15)Each RSU vests in annual increments of one-third beginning on the first anniversary of the date of grant.
HAEMONETICS CORPORATION | 2026 Proxy Statement     41

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2026

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Christopher A. Simon	—	$—	90,754	$6,313,265
James C. D'Arecca	—	$—	17,770	$1,227,211
Michelle L. Basil	—	$—	21,414	$1,489,849
Frank W. Chan	—	$—	—	$—
Roy Galvin	—	$—	2,300	$148,939
(1)Amounts reflect the difference between the exercise price of the option and the price of the Company’s common stock on the New York Stock Exchange at the time of exercise.
(2)Amounts reflect the closing price of the Company’s common stock on the NYSE on the vesting date for awards under our 2019 Plan.
42     HAEMONETICS CORPORATION | 2026 Proxy Statement

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The following table describes the potential payments upon termination or a change in control for our Named Executive Officers. The material terms of our employment, change of control and severance agreements with our Named Executive Officers and the termination and change in control benefits under our equity awards are discussed above in the CD&A under the sub-heading “Employment, Change in Control and Severance Arrangements” beginning on page 33.

Name	Cash Severance Payment	Continuation of Benefits	In-the-Money Value of Unvested Equity(1)	Other Benefits(2)	Total
Christopher A. Simon
Termination By the Company for Cause	$—	$—	$—	$—	$—
Voluntary Termination or Qualifying Retirement(3)	$—	$—	$4,363,520	$—	$4,363,520
Death of Executive(4)	$—	$—	$6,727,283	$—	$6,727,283
Disability of Executive(5)	$—	$—	$6,727,283	$—	$6,727,283
Involuntary Termination Without Cause or Constructive Termination by Executive (6)	$2,200,000	$—	$—	$15,000	$2,215,000
Involuntary Termination Without Cause or Termination by Executive for Good Reason following a Change in Control(7)	$7,400,250	$72,368	$10,174,597	$15,000	$17,662,215
James C. D'Arecca
Termination By the Company for Cause	$—	$—	$—	$—	$—
Voluntary Termination or Qualifying Retirement(3)	$—	$—	$—	$—	$—
Death of Executive(4)	$—	$—	$1,731,125	$—	$1,731,125
Disability of Executive(5)	$—	$—	$1,731,125	$—	$1,731,125
Involuntary Termination Without Cause or Constructive Termination by Executive (6)	$608,000	$24,736	$—	$15,000	$647,736
Involuntary Termination Without Cause or Termination by Executive for Good Reason following a Change in Control(7)	$2,188,800	$67,076	$2,478,293	$15,000	$4,749,169
Michelle L. Basil
Termination By the Company for Cause	$—	$—	$—	$—	$—
Voluntary Termination or Qualifying Retirement(3)	$—	$—	$—	$—	$—
Death of Executive(4)	$—	$—	$1,600,481	$—	$1,600,481
Disability of Executive(5)	$—	$—	$1,600,481	$—	$1,600,481
Involuntary Termination Without Cause or Constructive Termination by Executive (6)	$562,000	$14,998	$—	$15,000	$591,998
Involuntary Termination Without Cause or Termination by Executive for Good Reason following a Change in Control(7)	$2,023,200	$44,041	$2,309,616	$15,000	$4,391,857
Frank W. Chan
Termination By the Company for Cause	$—	$—	$—	$—	$—
Voluntary Termination or Qualifying Retirement(3)	$—	$—	$—	$—	$—
Death of Executive(4)	$—	$—	$485,258	$—	$485,258
Disability of Executive(5)	$—	$—	$485,258	$—	$485,258
Involuntary Termination Without Cause or Constructive Termination by Executive (6)	$550,000	$24,736	$—	$15,000	$589,736
Involuntary Termination Without Cause or Termination by Executive for Good Reason following a Change in Control(7)	$1,960,659	$66,622	$922,247	$15,000	$2,964,528
Roy Galvin
Termination By the Company for Cause	$—	$—	$—	$—	$—
Voluntary Termination or Qualifying Retirement(3)	$—	$—	$—	$—	$—
Death of Executive(4)	$—	$—	$1,086,483	$—	$1,086,483
Disability of Executive(5)	$—	$—	$1,086,483	$—	$1,086,483
Involuntary Termination Without Cause or Constructive Termination by Executive (6)	$550,000	$14,998	$—	$15,000	$579,998
Involuntary Termination Without Cause or Termination by Executive for Good Reason following a Change in Control(7)	$1,980,000	$46,992	$1,651,246	$15,000	$3,693,238
HAEMONETICS CORPORATION | 2026 Proxy Statement     43

(1)Based upon the price of $54.04, which was the closing price on the NYSE of our common stock on March 27, 2026, the last trading day of our common stock in fiscal 2026.
(2)Represents estimated payments for outplacement services pursuant to our executives' change in control and severance agreements.
(3)Employees that voluntarily retire from the Company after age 55 that have completed five consecutive years of service with the Company remain eligible to receive a pro-rata portion of the target award amount under their PSU awards at the end of the performance period based on the period of time elapsed during the performance period and achievement of the relevant performance metrics. As of March 28, 2026, Mr. Simon was the only Named Executive Officer that was retirement eligible under this provision. None of our other NEOs were retirement eligible as of March 28, 2026 and accordingly would forfeit their PSUs upon termination.
(4)Payments and benefits are calculated assuming the death of the Named Executive Officer on March 28, 2026. In-the-Money-Value of Unvested Equity includes the value of (a) unvested option awards and RSU awards that accelerate upon the executive’s death plus (b) the pro rata value of the target award amount under outstanding PSU awards based on the time elapsed during the performance period through March 28, 2026 assuming the PSU award vests at target award amounts based on the relevant performance metrics. The actual amount payable under these PSU awards can be determined and paid, if at all, only at the end of the performance period and may be more or less than the target performance levels based on the terms of the applicable PSU.
(5)Payments and benefits are calculated assuming the Named Executive Officer’s employment was terminated for a disability as defined under his or her respective equity award agreements. In-the-Money-Value of Unvested Equity includes the value of (a) unvested option awards and RSU awards that will continue to vest according to their original vesting schedule, and (b) the pro rata value of the target award amount under outstanding PSU awards based on the time elapsed during the performance period through March 28, 2026, assuming the PSU award vests at target award amounts based on the relevant performance metrics. The actual amount payable under these PSU awards can be determined and paid, if at all, only at the end of the performance period and may be more or less than the target performance levels based on the terms of the applicable PSU.
(6)Payments and benefits are calculated assuming the Named Executive Officer’s employment was terminated by the Company without cause or, solely in the case of Mr. Simon, upon Mr. Simon’s resignation due to constructive termination (as defined in Mr. Simon’s severance agreement), on March 28, 2026 and payable as a lump sum.
(7)Payments and benefits are calculated assuming the Named Executive Officer’s employment was terminated by the Company without cause or by the Named Executive Officer for good reason on March 28, 2026 following a change in control and payable as a lump sum. Additionally, In-the-Money-Value of Unvested Equity assumes that PSU awards would vest at target award amounts. The actual amount payable under these awards can be determined only at the time of the change in control and may be more or less than the target performance levels based on the terms of the applicable PSU.
44     HAEMONETICS CORPORATION | 2026 Proxy Statement

CEO Pay Ratio
As required by Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO, Mr. Simon. Our CEO pay ratio is a reasonable estimate calculated in a manner consistent with the SEC’s requirements. For fiscal 2026, our median employee annual total compensation was $55,645. Our CEO’s annual total compensation was $12,044,701. Accordingly, the ratio of our CEO’s annual total compensation to the median employee’s annual total compensation for our fiscal 2026 was 216 to 1.
To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO, we used the following methodology, material assumptions, adjustments and estimates:
•We determined that, as of March 29, 2025 (the date chosen for identifying our median employee), our employee population consisted of 3,051 employees worldwide. This date was chosen to facilitate ease of calculation as it aligns with the last day of our fiscal 2025.
•We used a consistently applied compensation measure to identify our median employee by comparing the base salary and hourly wages actually paid in fiscal 2026 as reflected in our payroll records. To make them comparable, base salaries and wages for newly hired employees who had worked less than a year were annualized.
•We used all of our worldwide employees, excluding Mr. Simon, in our analysis, and used the currency exchange rate in effect on March 28, 2026 to convert all currencies to U.S. dollars for the comparison. We did not make any cost-of-living adjustments in identifying the median employee.
•Using the same median employee identified in the Company's CEO pay ratio disclosure for last year's proxy statement, we combined all of the elements of such employee’s compensation for the Company’s fiscal year ended March 28, 2026 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. We do not believe that any changes to our employee population or employee compensation during fiscal 2026 would result in a significant change to our pay ratio.
•With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our fiscal 2026 Summary Compensation Table included in this Proxy Statement.
Because the SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies in our peer group may not be comparable to the pay ratio reported above, as these other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
HAEMONETICS CORPORATION | 2026 Proxy Statement     45

Pay Versus Performance
As described in greater detail in our Compensation Discussion and Analysis beginning on page 22, our executive compensation program reflects a variable pay-for-performance philosophy. The following table and related disclosures provide further “pay versus performance” disclosure with respect to our Chief Executive Officer, also referred to as our principal executive officer ("PEO"), and our other named executive officers, or NEOs, as contemplated by Item 402(v) of Regulation S-K.
PAY VERSUS PERFORMANCE TABLE

					Value of Initial Fixed $100 Investment Based On:
Fiscal Year(1)	Summary Compensation Table Total For CEO/PEO ($)	Compensation Actually Paid to CEO/PEO ($)(2)(3)	Average Summary Compensation Table for Non-PEO Named Executive Officers ($)	Average Compensation Actually Paid to Non-PEO Named Executive Officers ($)(2)(4)	Total Shareholder Return ($)(5)	Peer Group Total Shareholder Return ($)(5)	Net Income ($ in thousands)(6)	Adjusted Revenue ($ in thousands)(7)
2026	$12,044,701	$8,116,821	$3,352,132	$2,537,317	$48.23	$65.36	$97,308	$1,317,100
2025	$10,722,488	$1,345,794	$2,475,289	$702,179	$62.60	$120.90	$167,679	$1,363,800
2024	$11,545,113	$10,182,199	$2,797,222	$2,583,973	$84.55	$129.18	$117,558	$1,305,300
2023	$10,686,395	$18,084,134	$2,395,331	$2,834,733	$81.97	$137.09	$115,401	$1,189,500
2022	$8,702,220	$(2,352,047)	$2,871,874	$1,276,390	$63.25	$167.29	$43,375	$989,900
(1)The CEO/PEO and non-PEO NEOs included in the above compensation columns reflect the following:

Fiscal Year	CEO/PEO	Non-PEO NEOs
2026	Christopher A. Simon	James C. D'Arecca, Michelle L. Basil, Frank W. Chan and Roy Galvin
2025	Christopher A. Simon	James C. D'Arecca, Michelle L. Basil, Roy Galvin and Stewart W. Strong
2024	Christopher A. Simon	James C. D'Arecca, Michelle L. Basil, Anila Lingamneni and Josep L. Llorens
2023	Christopher A. Simon	James C. D'Arecca, Michelle L. Basil, Anila Lingamneni, Josep L. Llorens and William P. Burke
2022	Christopher A. Simon	William P. Burke, Michelle L. Basil, Josep L. Llorens and Stewart W. Strong
(2)The dollar amounts reflected in these columns represent the "Compensation Actually Paid" ("CAP") to the CEO/PEO and the average amount of CAP to the non-PEO NEOs as a group, respectively, in the applicable fiscal year, as computed in accordance with Item 402(v) of Regulation S-K. “Compensation Actually Paid” does not correlate to the total amount of cash or equity compensation realized during each fiscal year. Instead, it is a nuanced calculation that includes the increase or decrease in value of certain elements of compensation over each fiscal year, including compensation granted in a prior year, in accordance with Item 402(v) of Regulation S-K. The amount of compensation ultimately received may, in fact, be different from the amounts disclosed in these columns.
46     HAEMONETICS CORPORATION | 2026 Proxy Statement

(3)In accordance with Item 402(v) of Regulation S-K, the following adjustments were made to the compensation for the CEO/PEO for each fiscal year to determine the “Compensation Actually Paid”:

Adjustments to Determine Compensation “Actually Paid” for CEO/PEO	Fiscal 2026 ($)	Fiscal 2025 ($)	Fiscal 2024 ($)	Fiscal 2023 ($)	Fiscal 2022 ($)
Summary Compensation Table Total Compensation	$12,044,701	$10,722,488	$11,545,113	$10,686,395	$8,702,220
Less the aggregate change in the actuarial present value of pension benefits	$—	$—	$—	$—	$—
Plus the actuarial present value of pension benefits attributable to the service during the covered fiscal year and prior service cost	$—	$—	$—	$—	$—
Less the grant date fair value of any equity awards granted during the year	$(9,066,955)	$(8,426,642)	$(7,945,882)	$(7,424,913)	$(6,819,232)
Plus the fair value as of fiscal year-end of any equity awards granted during the covered year that are unvested at the end of the year	$6,457,335	$3,701,118	$6,313,249	$11,727,337	$8,268,477
Plus the change, measured from the end of the prior fiscal year to the end of the most recently completed fiscal year, in the fair value of any equity awards granted in prior years that are unvested as of the end of the covered year	$(2,224,006)	$(7,354,952)	$1,198,186	$3,234,630	$(7,412,245)
Plus for awards that are granted and vest in the same year, the fair value as of the vesting date	$—	$—	$—	$—	$—
Plus the change, measured from the end of the prior fiscal year to the vesting date, in fair value of equity awards granted in prior years that vested during the covered year	$905,746	$2,703,782	$(928,467)	$(139,315)	$(5,091,267)
Less the fair value as of the end of the prior fiscal year for any awards granted in any prior fiscal year that fail to meet the applicable vesting conditions during the covered year	$—	$—	$—	$—	$—
Plus the dollar value of any dividends or earnings paid on equity awards in the fiscal year prior to the vesting date that are not otherwise included in total compensation for the year	$—	$—	$—	$—	$—
Total Adjustments	$(3,927,880)	$(9,376,694)	$(1,362,914)	$7,397,739	$(11,054,267)
Compensation Actually Paid	$8,116,821	$1,345,794	$10,182,199	$18,084,134	$(2,352,047)
HAEMONETICS CORPORATION | 2026 Proxy Statement     47

(4)In accordance with Item 402(v) of Regulation S-K, the following adjustments were made to the compensation for the non-PEO NEOs as a group, for each fiscal year to determine the “Compensation Actually Paid”:

Adjustments to Determine Average Compensation “Actually Paid” for Non-PEO NEOs	Fiscal 2026 Average ($)	Fiscal 2025 Average ($)	Fiscal 2024 Average ($)	Fiscal 2023 Average ($)	Fiscal 2022 Average ($)
Summary Compensation Table Total Compensation	$3,352,132	$2,475,289	$2,797,222	$2,395,331	$2,871,874
Less the aggregate change in the actuarial present value of pension benefits	$—	$—	$—	$—	$—
Plus the actuarial present value of pension benefits attributable to the service during the covered fiscal year and prior service cost	$—	$—	$—	$—	$—
Less the grant date fair value of any equity awards granted during the year	$(2,078,004)	$(1,608,422)	$(1,619,590)	$(1,233,682)	$(2,041,847)
Plus the fair value as of fiscal year-end of any equity awards granted during the covered year that are unvested at the end of the year	$1,498,737	$757,748	$1,286,814	$1,958,299	$2,404,154
Plus the change, measured from the end of the prior fiscal year to the end of the most recently completed fiscal year, in the fair value of any equity awards granted in prior years that are unvested as of the end of the covered year	$(327,161)	$(1,197,961)	$200,228	$404,989	$(1,373,148)
Plus, for awards that are granted and vest in the same year, the fair value as of the vesting date	$—	$—	$—	$—	$—
Plus the change, measured from the end of the prior fiscal year to the vesting date, in fair value of equity awards granted in prior years that vested during the covered year	$91,613	$275,525	$(80,701)	$(40,369)	$(584,643)
Less the fair value as of the end of the prior fiscal year for any awards granted in any prior fiscal year that fail to meet the applicable vesting conditions during the covered year	$—	$—	$—	$(649,835)	$—
Plus the dollar value of any dividends or earnings paid on equity awards in the fiscal year prior to the vesting date that are not otherwise included in total compensation for the year	$—	$—	$—	$—	$—
Total Adjustments	$(814,815)	$(1,773,110)	$(213,249)	$439,402	$(1,595,484)
Compensation Actually Paid	$2,537,317	$702,179	$2,583,973	$2,834,733	$1,276,390
(5)For the relevant fiscal year, represents the cumulative total shareholder return on our common stock and on the S&P Health Care Equipment Select Industry Index based on an investment of $100 (with reinvestment of all dividends) in each of our common stock and the S&P Health Care Equipment Select Industry Index on April 5, 2021, the first trading day of our fiscal 2022.
(6)The dollar amounts reported represent the amount of net income reflected in our audited financial statements for the applicable fiscal year.
(7)Adjusted revenue is a non-GAAP number and represents the most important financial performance measure (that is not otherwise required to be disclosed in the table) used by the Company to link compensation actually paid to our NEOs, including our CEO, for the most recently completed fiscal year to the Company’s performance. For purposes of the 2026 Bonus Plan, adjusted revenue equals fiscal 2026 total Company revenue determined in accordance with GAAP, or $1,334.0 million, adjusted to exclude the impacts of currency as well as the Company's acquisition of Vivasure Medical Limited in January 2026, which acquisition occurred after the Compensation Committee set performance goals under the 2026 Bonus Plan during the first quarter of fiscal 2026.
ANALYSIS OF INFORMATION IN THE PAY VERSUS PERFORMANCE TABLE
As described in more detail in our Compensation Discussion and Analysis beginning on page 22, the Company’s executive compensation program reflects our pay-for-performance philosophy. We selected adjusted revenue as our Company Selected Measure for purposes of the Pay Versus Performance Table because it is a key performance metric within our 2026 Bonus Plan that aligns with the Company’s strategic objective to drive transformational revenue growth. While the Company utilizes several performance measures to align executive compensation with Company performance, not all of those Company measures are presented in the Pay Versus Performance Table above (for additional information on such performance measures, please refer to the Compensation Discussion and Analysis beginning on page 22). In accordance with Item 402(v) of Regulation S-K, we are providing the following graphic depictions of the relationships between information presented in the Pay Versus Performance Table.
CAP AND TSR
The graph below shows the relationship between (i) the five-year total shareholder return on our common stock and on the S&P Health Care Equipment Select Industry Index, in each case based on an investment of $100 (with reinvestment of all dividends) in each of Haemonetics and the S&P Health Care Equipment Select Industry Index on April 5, 2021, the first trading day of our fiscal 2022 and (ii) the CAP for our CEO/PEO and the average CAP for our non-PEO NEOs for each of fiscal 2022 through fiscal 2026.
48     HAEMONETICS CORPORATION | 2026 Proxy Statement

Relationship Between Compensation Actually Paid and Company/Peer Group Total Shareholder Return
CAP AND NET INCOME
The graph below shows the relationship between our net income and the CAP for our CEO/PEO and the average CAP for our non-PEO NEOs for each of fiscal 2022 through fiscal 2026.
Relationship Between Compensation Actually Paid and Net Income
CAP AND ADJUSTED REVENUE
The graph below shows the relationship between our Adjusted Revenue and the CAP for our CEO/PEO and the average CAP for our non-PEO NEOs for each of fiscal 2022 through fiscal 2026.
Relationship Between Compensation Actually Paid and Adjusted Revenue
HAEMONETICS CORPORATION | 2026 Proxy Statement     49

PAY VERSUS PERFORMANCE TABULAR LIST OF MOST IMPORTANT FINANCIAL PERFORMANCE MEASURES FOR ALL NAMED EXECUTIVE OFFICERS FOR FISCAL YEAR 2026
As described in greater detail in our Compensation Discussion and Analysis beginning on page 22, our compensation philosophy emphasizes a pay-for-performance culture focused on the long-term interests of our shareholders. We utilize metrics for our short- and long-term incentive compensation programs that are designed to drive short-term and long-term growth and profitability and link our Named Executive Officers' compensation pay outcomes to execution of business strategy and shareholder value creation.
Listed below are the financial performance measures which in our assessment represent the most important performance measures we used to link compensation actually paid to our NEOs, including our CEO, to Company performance for fiscal 2026.

Adjusted EPS*
Adjusted Free Cash Flow*
Adjusted Revenue*
Average Annual Organic Revenue Growth Rate*
Relative Total Shareholder Return
*    Adjusted EPS, adjusted free cash flow and adjusted revenue are non-GAAP financial measures under applicable SEC rules and regulations and represent the performance metrics for our Named Executive Officers under the 2026 Bonus Plan, as described in more detail in our Compensation Discussion and Analysis beginning on page 22. For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures, please refer to the Compensation Discussion and Analysis beginning on page 22 and to Appendix A of this Proxy Statement. Average annual organic revenue growth rate is a Non-GAAP financial measure under applicable SEC rules and regulations and is a financial metric that is linked to a portion of our fiscal 2026 PSU awards (for more in formation see "How We Establish PSU Awards Goals" on page 31).

Timing of Equity Awards
The Compensation Committee approves all long-term incentive compensation for our Named Executive Officers. The Committee meets in mid-May each year to approve annual equity award grants to our Named Executive Officers, with individual grant values generally allocated between PSUs, RSUs and option awards (see "Fiscal 2026 Long-Term Incentive Award Types" beginning on page 30). This meeting is scheduled each year to occur at least two business days following the public release of the Company’s earnings results for the prior fiscal year, at which time the Company generally expects all material nonpublic information to have been disclosed publicly and its regular trading window for its first fiscal quarter to have opened. The Committee also has authority to approve off-cycle grants for Named Executive Officers, which typically occur in connection with a new hire and are structured such that the grant date coincides with the first business day of the month following the Committee’s approval of such awards. To the extent applicable, the Committee will evaluate the potential impact of material nonpublic information when considering prospective equity awards to Named Executive Officers and does not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.
The Compensation Committee did not grant any equity awards to Named Executive Officers in fiscal 2026 during a period beginning four business days before, or one business day after (i) the filing of a periodic report on Form 10-Q or (ii) or the filing or furnishing of a current report on Form 8-K that discloses material non-public information. The Compensation Committee granted the following stock option awards to Named Executive Officers in fiscal 2026 during a period beginning four business days before, or one business day after the filing of a periodic report on Form 10-K, but subsequent to our earlier disclosure on May 8, 2025 of our fiscal 2025 earnings results on Form 8-K:

Name	Grant Date	Number of securities underlying the award	Exercise price of the award ($/Sh)	Grant date fair value of the award($)(1)
Percentage change in the closing market price of the
securities underlying the award between the trading
day ending immediately prior to the filing of the
Company’s Form 10-K for the fiscal year ended
March 29, 2025 and the trading day beginning
immediately following the filing of the Company’s
Form 10-K for the fiscal year ended March 29, 2025(2)

Christopher A. Simon	May 16, 2025	46,342	$70.31	$1,504,968	(2.89)%
James C. D'Arecca	May 16, 2025	15,396	$70.31	$499,989	(2.89)%
Michelle L. Basil	May 16, 2025	14,626	$70.31	$474,983	(2.89)%
Frank W. Chan	May 16, 2025	12,317	$70.31	$399,998	(2.89)%
Roy Galvin	May 16, 2025	12,317	$70.31	$399,998	(2.89)%
(1)Rounded to nearest whole dollar and represents the grant date fair value of stock option awards calculated in accordance with FASB ASC Topic 718, Compensation - Stock Compensation. For more information see footnote 3 to the Summary Compensation Table beginning on page 38.
(2)The Company filed its Annual Report on Form 10-K for the fiscal year ended March 29, 2025 before market open on May 21, 2025.
50     HAEMONETICS CORPORATION | 2026 Proxy Statement

Securities Trading Policy
We have also adopted a Securities Trading Policy that applies to our directors, officers and other employees. The Securities Trading Policy is designed to facilitate compliance with insider trading laws and NYSE listing standards and governs transactions in our common stock and related derivative securities. The policy designates certain regular periods each quarter in which we restrict trading in Haemonetics securities for directors, officers and other individuals presumed to hold information-sensitive positions in connection with our release of financial results (these individuals must also seek mandatory pre-clearance from our General Counsel in order to trade during permitted trading windows). The Chief Financial Officer and General Counsel may impose additional periods of trading restriction for directors, officers and other employees as warranted by business developments. It is our policy to comply with applicable insider trading laws, rules and regulations, and any exchange listing standards when engaging in transactions in our securities.

Hedging Policy
Our Securities Trading Policy further prohibits directors, officers and other employees from engaging in pledging, hedging or similarly speculative transactions with respect to Haemonetics securities, including, without limitation, same day or short-term trading (i.e., day trading), short sales, and buying, selling or writing puts, calls or other derivatives denominated in Haemonetics securities.
HAEMONETICS CORPORATION | 2026 Proxy Statement     51

ITEM 3—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm to audit the Company’s financial statements. The Audit Committee is appointing Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 3, 2027, and the Board is asking shareholders to ratify the selection of Ernst & Young LLP at the meeting. The members of the Audit Committee and the Board believe that the continued retention of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm is in the best interests of the Company’s shareholders.
Representatives of Ernst & Young LLP are expected to be present at the meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
The text of the resolution in respect of Item 3 is as follows:
RESOLVED, that the Company’s shareholders ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 3, 2027.

☑
The Board unanimously recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 3, 2027. Approval of this proposal requires the affirmative vote of a majority of shares present, in person or represented by proxy, and voting on this proposal at the meeting. Abstentions and broker "non-votes" will not have any effect on this proposal. Management proxy holders will vote all duly submitted proxies FOR ratification unless instructed otherwise.

52     HAEMONETICS CORPORATION | 2026 Proxy Statement

Audit Fees and Services
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES
The following is a summary of the fees billed to us by Ernst & Young LLP for professional services rendered for the fiscal years ended March 28, 2026 and March 29, 2025:

	Fiscal 2026	Fiscal 2025
Audit Fees(1)	$4,561,600	$4,514,600
Audit-Related Fees(2)	47,900	445,400
Tax Fees(3)	863,600	746,300
All Other Fees(4)	—	552,500
Total	$5,473,100	$6,258,800
(1)Fiscal 2026 and fiscal 2025 audit fees consisted principally of fees incurred for professional services rendered in connection with the audit of our consolidated financial statements respective to each fiscal year, the audit of the effectiveness of our internal control over financial reporting, reviews of the interim consolidated financial statements included in our quarterly reports, international statutory audits, regulatory filings and consents and other services related to SEC filings, and accounting consultations which relate to the audited financial statements and are necessary to comply with U.S. generally accepted accounting principles.
(2)Fiscal 2026 and fiscal 2025 audit-related fees consisted principally of fees related to pre-implementation procedures in connection with the upgrade of our enterprise resource planning system.
(3)Fiscal 2026 and fiscal 2025 tax fees included fees paid for assistance with transfer pricing, tax compliance, reporting and planning.
(4)Fiscal 2025 all other fees included aggregate fees billed for advisory services in connection with the Company's debt refinancing.
AUDIT COMMITTEE POLICY FOR PRE-APPROVAL OF SERVICES
The Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. All audit and non-audit services performed by our independent registered public accounting firm during the fiscal year ended March 28, 2026 were pre-approved in accordance with this policy.

Audit Committee Report
NATURE OF THE REPORT
The material in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
AUDIT COMMITTEE REPORT
The Audit Committee (the “Committee”) is currently comprised of three directors, each of whom meets the applicable independence and experience requirements of the SEC and the NYSE, as determined by the Board. The Committee operates under a written charter adopted by the Board.
The primary responsibility of the Committee is to oversee the Company’s financial reporting process on behalf of the Board and to report the results of their activities to the Board regularly. While the Committee has the responsibilities and powers set forth in its charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s consolidated financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the preparation, presentation and integrity of the Company’s consolidated financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent registered public accounting firm is responsible for auditing the Company’s consolidated financial statements and for reviewing the Company’s unaudited interim consolidated financial statements. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, the independent registered public accounting firm, internal auditors and management of the Company. The Committee is also directly responsible for the appointment, termination and compensation of the independent registered public accounting firm.
HAEMONETICS CORPORATION | 2026 Proxy Statement     53

The Committee met 10 times during fiscal 2026. The meetings were designed, among other things, to facilitate and encourage communication among the Committee, management, the internal audit function and Ernst & Young LLP. The Committee discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, the overall scope and plans for its audits and the Committee regularly met with Ernst & Young LLP without the presence of management. Ernst & Young LLP has unrestricted access to the Committee.
The Committee reviewed and discussed with management and Ernst & Young LLP the Company’s audited financial statements for the fiscal year ended March 28, 2026. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. Discussions about the Company’s audited consolidated financial statements included the independent registered public accounting firm’s judgments about the overall quality of the statements, not just their technical compliance. The Committee focused on the accounting principles used, the reasonableness of significant judgments, management’s evaluation of the effectiveness of the Company’s internal controls and the clarity of disclosures in the Company’s financial statements. The Committee also discussed with Ernst & Young LLP the matters required to be discussed with audit committees by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. Ernst & Young LLP provided the Committee with written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board, “Independence Discussions with Audit Committees,” as currently in effect, and the Committee discussed with Ernst & Young LLP its independence from our Company.
When considering Ernst & Young LLP’s independence, the Committee considered whether its provision of services to our Company beyond those rendered in connection with its audit of our consolidated financial statements and review of our condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q was compatible with Ernst & Young LLP maintaining their independence.
Based on the Committee’s review and discussion with management and Ernst & Young LLP and the Committee’s review of the representations of management and the report of Ernst & Young LLP to the Committee, the Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 28, 2026.
AUDIT COMMITTEE
Lloyd E. Johnson, Chair
Michael J. Coyle
Charles J. Dockendorff
54     HAEMONETICS CORPORATION | 2026 Proxy Statement

ITEM 4—APPROVAL OF HAEMONETICS CORPORATION AMENDED AND RESTATED 2019 LONG-TERM INCENTIVE COMPENSATION PLAN

Overview and Background
The Company is seeking shareholder approval of an amendment and restatement of the Haemonetics Corporation Amended and Restated 2019 Long-Term Incentive Compensation Plan (as amended and restated, the “Amended Plan”). On June 9, 2026, our Board, based on the recommendation of the Compensation Committee and subject to shareholder approval, unanimously approved and adopted the Amended Plan, which increases the number of shares available under the Haemonetics Corporation Amended and Restated 2019 Long-Term Incentive Compensation Plan currently in place (the “Current Plan”) by 4,680,000 additional shares, and makes the following additional changes:
•Extends the term of the Current Plan through 2036 under the Amended Plan; and
•Makes certain other technical, immaterial and conforming changes.
If approved by shareholders at the 2026 Annual Meeting of Shareholders, the Amended Plan will be effective upon such approval (the “Effective Date”). Awards granted under the Current Plan prior to the Effective Date will continue to be governed by the terms of the Current Plan prior to the further amendment and restatement. If the Amended Plan is not approved by the Company's shareholders, the Current Plan will remain in effect as it existed immediately prior to the 2026 Annual Meeting, and awards may continue to be made thereunder until the Current Plan terminates or is superseded.
The Amended Plan is a long-term incentive plan designed to encourage our employees (including our executive officers), non-employee directors, and certain consultants and advisors who provide services to the Company and its subsidiaries with the opportunity to own Company common stock and incentivize these individuals to promote the Company’s success. We believe that participation in the Amended Plan will encourage eligible participants to contribute to the success and growth of the Company, thereby benefiting the Company’s shareholders and aligning the economic interests of participants, including our executive officers, with those of our shareholders.
PURPOSE OF THIS PROPOSAL
Equity compensation is a vital component of our executive compensation philosophy and plays a pivotal role in our ability to continue to attract, retain and motivate executive officers, employees, non-employee directors, and key consultants and advisors who are critical to our success. If our shareholders do not approve the Amended Plan pursuant to this Item 4, the proposed additional shares will not become available for issuance, and we believe we may be at a disadvantage against our competitors and industry peers for recruiting, retaining and motivating those individuals who are critical to our success. We also could be forced to increase cash compensation, thus reducing resources available to meet our business needs.
NYSE rules require the Company to submit the Amended Plan for shareholder approval. Additionally, we are asking shareholders to approve the material terms of the Amended Plan as a matter of good corporate governance.
DETERMINATION OF SHARE RESERVE UNDER THE AMENDED PLAN
We are asking shareholders to approve 4,680,000 new shares authorized for issuance under the Amended Plan. The Amended Plan increases the number of shares available under the Current Plan by this 4,680,000 additional shares, plus any shares available under the Current Plan as of immediately prior to the Effective Date, as adjusted as described below under “Summary of the Amended Plan—Shares Available.”
Our Board considered a number of factors in determining the number of new shares authorized for issuance under the Amended Plan, including the number of shares remaining available under the Current Plan, our past grant rates, our estimate of the number of shares needed for future awards, a dilution analysis, competitive data from relevant peer companies, and the current and anticipated future accounting expense associated with our equity award practices.
Based on this analysis, as well as insight and assistance from the Compensation Committee’s independent compensation consultant, Pearl Meyer, the Board approved 4,680,000 new shares available for issuance under the Amended Plan. Subject to adjustment as described below, the total number of shares that will be available for future grant under the Amended Plan will be 4,928,258 shares, inclusive of the 248,258 shares that remained available for future grant under the Current Plan as of May 22, 2026.
HAEMONETICS CORPORATION | 2026 Proxy Statement     55

Approval of the Amended Plan will ensure that we have an adequate number of shares available for future awards, enabling us to continue to align the interests of our executive officers, employees, non-employee directors, and key consultants and advisors with those of our shareholders. As of May 22, 2026, only 248,258 shares remained available for future grants under the Current Plan. We believe this remaining capacity is insufficient to fund our ongoing and projected equity needs beyond the very near term and would materially constrain our ability to continue delivering a significant portion of compensation in the form of long-term equity.
In approving this additional share request, the Board targeted a pool that is expected to support our anticipated equity grant needs for only a limited period. We believe that the share reserve under the Amended Plan will allow us to grant equity awards for approximately two to four years from the Effective Date. This forecast includes several assumptions and there are many factors that could impact our future share usage and the duration of the share reserve. Among the factors that will impact our share usage are changes in market grant values, changes in the number of recipients, changes in our stock price, payout levels of performance-based awards, changes in the structure of our long-term incentive programs and forfeitures of outstanding awards.
CURRENT OVERVIEW OF OUTSTANDING EQUITY AWARDS
The below table shows the number of (i) shares subject to outstanding stock options, (ii) shares subject to outstanding and unvested restricted stock units, or RSUs, (iii) shares subject to outstanding and unvested performance share units, or PSUs, and (iv) shares available for future awards under the Current Plan as of May 22, 2026. The total number of shares of our common stock outstanding as of May 22, 2026 was 45,445,983.

Plan Category(1)	Shares Subject to Outstanding Stock Options(2)	Shares Subject to Outstanding Full-Value Awards(3)	Shares Remaining Available for Future Grant
Current Plan	913,996	1,981,205	248,258
(1)As of May 22, 2026, there were no shares (i) subject to outstanding stock options, (ii) subject to outstanding and unvested RSUs (iii) subject to outstanding and unvested PSUs, or (iv) remaining available for future awards under the Company’s 2005 Long-Term Incentive Compensation Plan.
(2)Outstanding stock options have a weighted average exercise price of $76.57, a term of seven years, and a weighted average remaining term of 3.7 years.
(3)Consists of (i) 641,605 RSU awards and (ii) 1,339,600 PSU awards, assuming a maximum level of performance under such PSUs.
Based on our shares of common stock outstanding as of May 22, 2026, the 3,143,459 shares subject to outstanding grants or available for future grants under the Current Plan represent, in the aggregate, an “overhang” of approximately 6.47% of shares. If shareholders approve the Amended Plan, the additional 4,680,000 shares available for issuance would increase the overhang to approximately 14.69%. We calculate “overhang” as:

shares underlying outstanding awards + shares available for issuance under future awards	÷	total shares outstanding + shares underlying outstanding awards + shares available for issuance under future awards
We recognize that equity awards dilute existing shareholders and are committed to using equity incentive awards prudently and within reasonable limits. Accordingly, we closely monitor our stock award burn rate each year. Our annual burn rate is determined by dividing the number of shares of our common stock subject to stock-based awards granted in a fiscal year by the weighted average number of shares of our common stock outstanding for that fiscal year, as shown in the following table.

Fiscal Year	Stock Options Granted	Full Value Awards Granted(1)	Weighted Average # of Shares of Common Stock Outstanding	Burn Rate
2026	227,425	446,087	47,179,187	1.43%
2025	159,318	373,326	50,329,961	1.06%
2024	179,696	195,589	50,705,728	0.74%
(1)PSU awards included in this column are reflected assuming a target level of performance.
56     HAEMONETICS CORPORATION | 2026 Proxy Statement

While approval of the Amended Plan would increase our overhang to approximately 14.69%, we believe this level of potential dilution is measured and appropriate in light of our historically conservative burn rate, which has averaged approximately 1.1% over the last three fiscal years, and our commitment to continuing to use equity prudently to align pay outcomes with long-term shareholder value.

Alignment with Best Practices
Our Board believes that the Amended Plan incorporates and promotes best practices by reinforcing the alignment between equity compensation arrangements for eligible participants and shareholders’ interests. The good corporate governance features of the Current Plan designed to protect shareholder interests and reflect our compensation principles will remain in the Amended Plan, including the following key features:
•Administration. The Compensation Committee, which is composed entirely of independent, non-employee directors, administers the Current Plan.
•No Liberal Share Recycling. The following shares may not be added back to the pool of shares available for issuance under the Current Plan: (i) any shares used in payment upon exercise of stock options or stock-settled stock appreciation rights (“SARs”); (ii) any shares withheld or surrendered for the payment of taxes relating to any award; and (iii) shares purchased on the open market with proceeds from the exercise of stock options. If any outstanding awards are settled in cash, the shares underlying such awards will again become available for issuance under the Current Plan.
•Annual Limits on Awards, Including Awards to Non-Employee Directors. The maximum aggregate grant date fair value of all awards made to a non-employee director in any calendar year, together with any cash payments to the non-employee director for director services during such fiscal year, cannot exceed $750,000 in total value. The Current Plan also limits the maximum number of shares that may be granted during any one fiscal year to any employee or key advisor to 750,000 shares, or two times that amount in the case of a newly hired employee.
•Explicit “No Repricing” Provisions. Subject to certain adjustment provisions, the Current Plan expressly provides that the terms of stock options or SARs may not be amended or replaced, without shareholder approval, to (i) reduce the exercise or base price of outstanding options or SARs, (ii) cancel outstanding options or SARs in exchange for options or SARs with a lowered exercise or base price, or (iii) replace outstanding options or SARs in exchange for other awards or cash at a time when the exercise price of such options or SARs is higher than the fair market value of a share of common stock.
•Clawback/Recoupment Provision. The Current Plan includes a “clawback” or recoupment provision, which provides that awards will be subject to cancellation or forfeiture pursuant to any clawback, recoupment or similar policy required by law or otherwise adopted by the Board. Our Principles of Corporate Governance grant the Board the right to recover an executive officer’s annual incentive bonus and any long-term equity awards if, as a result of such executive officer’s misconduct, the Company is required to make an accounting restatement due to a material non-compliance with any financial reporting requirement, or if such executive officer violates our Code of Conduct.
•No Discounted Stock Options or SARs. The Current Plan requires that stock options and SARs must have an exercise price equal to at least the fair market value of our common stock on the date the award is granted.
•No Liberal Change of Control Definition. The Current Plan defines change of control based, in part, on the consummation of the transaction rather than the announcement or shareholder approval of the transaction. The Current Plan also provides for double-trigger vesting following a change of control (as described in more detail under "Change of Control Provisions" below).
•For All Awards, No Dividend Payments Unless Awards Vest or Are Earned. The Current Plan prohibits paying dividends on stock options or SARs, and expressly provides that no dividends or dividend equivalents will be paid on restricted shares and restricted share units (including performance-based awards) unless and until the applicable vesting and/or performance requirements have been satisfied or achieved.
•No Tax Gross-Ups. The Current Plan does not provide for any tax gross-ups.

Summary of the Amended Plan
The following summary of the principal features of the Amended Plan is qualified in its entirety by reference to the complete text of the Amended Plan, a copy of which is attached as Appendix B to this Proxy Statement.
Purpose. The purpose of the Amended Plan is to provide employees, non-employee directors, and certain consultants and advisors of the Company and its subsidiaries with the opportunity to receive grants of incentive stock options (“ISOs”), non-qualified stock options (“NSOs”), SARs, restricted stock, RSUs (including performance-based RSUs) and other awards. The Company believes that the Amended Plan will encourage these participants to contribute to our success and growth, which benefits our shareholders. We also believe that the Amended Plan will encourage ownership of our common stock by our executive officers,
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employees, non-employee directors, and key consultants and advisors, which aligns these participants’ interests with those of our shareholders.
Administration. Generally, the Compensation Committee has full power and authority to administer and interpret the Amended Plan, including the authority to determine (i) who is eligible to receive awards under the Amended Plan and (ii) the terms and provisions of such awards and of the applicable award agreements. Pursuant to the terms of the Amended Plan, the Compensation Committee may delegate to our CEO the authority to grant awards to certain participants (excluding executive officers and non-employee directors who are subject to the reporting requirements of Section 16 of the Exchange Act).
Eligibility. All employees (including our executive officers) and non-employee directors of the Company and its subsidiaries are eligible to participate in the Amended Plan. Certain consultants and advisors of the Company and its subsidiaries (“Key Advisors”) also are eligible to participate in the Amended Plan, subject to the prescriptions and requirements set forth in the Amended Plan. As of May 22, 2026, approximately 3,117 employees (including our six executive officers) and eight non-employee directors would be eligible to participate in the Amended Plan, and no Key Advisors would have been designated by the Compensation Committee to participate in the Amended Plan. As of May 22, 2026, approximately 515 current and former employees (including our six current executive officers), eight current non-employee directors, and no Key Advisors held outstanding equity awards under the Current Plan.
Because our executive officers and non-employee directors are eligible to receive awards under the Amended Plan, they may be deemed to have a personal interest in the approval of this Item 4.
Shares Available. Subject to adjustment as described below under “Adjustment Provisions,” the maximum number of shares of common stock authorized for issuance under the Amended Plan after the Effective Date is 4,680,000 shares of common stock, plus the number of shares of common stock reserved for issuance under the Current Plan that remain available for grant under the Current Plan as of immediately prior to the Effective Date, and plus the number of shares of common stock reserved for issuance with respect to outstanding grants under the Current Plan as of the Effective Date. Subject to adjustment and the share counting provisions as provided in the Amended Plan, shares of common stock subject to grants under the Amended Plan that terminate, expire or are cancelled, forfeited, exchanged or surrendered without having been exercised, vested or paid will again be available to be granted under the Amended Plan. Shares issued under the Amended Plan may be newly-issued shares or shares that have been reacquired by the Company.
Share Counting Provisions. For purposes of calculating the number of shares of common stock issued under the Amended Plan, and subject to the adjustment provisions set forth in the Amended Plan:
•Any shares that are subject to an award of stock options or SARs will be counted against the authorized share reserve as one share.
•Any shares that are subject to awards other than options, SARs or cash awards will be counted against the authorized share reserve as 2.76 shares (the "Fungible Ratio").
•Shares (i) withheld by the Company or tendered by the participant in payment of the exercise price or withholding taxes relating to a stock option or SAR or (ii) withheld or surrendered for the payment of taxes with respect to any award will not be added back to the share pool.
•Upon the exercise of any stock-settled SAR, the share reserve will be reduced by the gross number of shares as to which such right is exercised.
•Shares purchased on the open market with the cash proceeds from the exercise of stock options will not be added back to the share pool.
•To the extent that an award expires or is cancelled, forfeited, exchanged or surrendered without having been exercised, terminated or settled in cash, then the undelivered shares will again be available for awards to be granted under the Amended Plan.
LIMITATIONS ON AWARDS
General Limitations. Subject to adjustment as provided in the Amended Plan:
•No more than 750,000 shares of common stock subject to awards may be granted during any one fiscal year to any employee or key advisor, without regard to, and prior to any application of, the Fungible Ratio; in the case of a newly hired employee, this limit is two times the stated amount; and
•The number of shares of stock that may be issued pursuant to ISOs, in the aggregate, cannot exceed 4,680,000 shares.
Limitation on Non-Employee Director Awards. The maximum aggregate grant date fair value (measured as of the grant date in accordance with applicable financial accounting rules) of all awards made to a non-employee director in any calendar year, together with any cash payments (including the annual retainer and any other compensation) paid or payable to the non-employee director for director services during the calendar year, cannot exceed $750,000 in total value.
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AWARD TYPES
The Compensation Committee (or its proper delegate) may grant the following types of awards under the Amended Plan: stock options, SARs, restricted stock, RSUs, other stock-based awards, and cash incentive awards. Any restricted stock, RSU, and other stock-based awards granted under the Amended Plan may be conditioned upon the achievement of specified performance goals established by the Compensation Committee.
Stock Options. Stock options entitle a participant to purchase shares of common stock during the option term at a fixed “exercise” price. Stock options either may be ISOs, which may qualify for favorable tax treatment for the option holder, or NSOs, which do not. ISOs may be granted only to participants who meet the definition of “employees” under Section 3401 of the Code. The exercise price for all stock options (other than substitute awards, which are described below) must be at least the fair market value of the Company’s common stock on the grant date.
The maximum term of a stock option is seven years, subject to earlier termination upon termination of service. The exercise price is payable in one or more of the following forms as determined by the Compensation Committee: (i) cash or by check; (ii) net exercise or broker-assisted cashless exercise; (iii) delivery of other shares of common stock, or withholding shares of common stock, in each case having a fair market value on the exercise date equal to the exercise price of the shares to be purchased; or (iv) such other form or forms as the Compensation Committee may approve.
Restricted Stock Awards. A restricted stock award is an award of common stock subject to conditions or contingencies, which may be time- or performance-based. Until such conditions or contingencies are satisfied or lapse, the award is subject to forfeiture. Unless the Compensation Committee determines otherwise, during the applicable restriction period, the grantee will have the right to vote shares of restricted stock and to be credited any dividends or other distributions paid on such shares, subject to any restrictions deemed appropriate by the Compensation Committee, including the achievement of specific performance goals. Dividends will vest only if and to the extent that the underlying restricted stock vests.
Restricted Stock Unit Awards. An RSU entitles the recipient to a payment equal to the value of the underlying common stock following vesting. RSUs may be settled in cash, shares of common stock or a combination of both, as determined by the Compensation Committee. RSUs generally are subject to time- and/or performance-based vesting restrictions. During the applicable restriction period, the grantee will not have the right to vote the underlying shares or to receive dividends; provided that the grantee may be eligible to receive dividend equivalents if and to the extent the RSUs vest.
Stock Appreciation Rights. SARs entitle the participant to receive, on exercise, a payment having a value equal to the excess of the fair market value of the underlying shares on the exercise date over the SAR base price. SARs may be granted either alone or in combination with a stock option. The term during which each SAR may be exercised will be determined by the Compensation Committee, but no SAR may be exercised on or after the seventh anniversary of the date of grant. Payment may be in cash, shares of common stock or a combination of both, as determined by the Compensation Committee. SARs granted in tandem with a stock option will be exercisable only to the same extent and subject to the same conditions as the related option.
Other Stock-Based Awards. The Compensation Committee may grant other stock-based awards that are based on or measured by Company common stock on such terms and conditions as determined by the Compensation Committee. Other stock-based awards may be conditioned upon the achievement of performance goals or other criteria or conditions, and may be payable in cash, shares of common stock, or a combination of both.
Cash Awards. The Compensation Committee may grant cash awards to executive officers and other key employees of the Company based upon any terms and conditions, including criteria for the vesting and payment, as determined by the Compensation Committee.
Substitute Awards. Substitute awards consist of shares issued or transferred under awards made pursuant to an assumption, substitution or exchange for previously granted awards of a company that is acquired by the Company in a transaction. Shares covered by substitute awards will not reduce the number of shares otherwise available for awards under the Amended Plan.
Dividend Equivalents. The Compensation Committee may grant dividend equivalents in connection with RSUs or other stock-based awards. Subject to the provisions of the Amended Plan, dividend equivalents may be paid currently or accrued as contingent cash obligations and may be payable in cash or shares, upon such terms and conditions as the Compensation Committee determines. However, dividend equivalents will vest and be paid only if and to the extent the underlying RSU or other stock-based award vests and is paid. No dividends or dividend equivalents will be granted in connection with stock options or SARs under the Amended Plan.
PERFORMANCE GOALS
Performance goals applicable to an award granted under the Amended Plan will be determined by the Compensation Committee and include, but are not limited to, one or more of the following criteria: revenue; earnings per share; operating income; net income (before or after taxes); cash flow (including, but not limited to, operating cash flow and free cash flow); gross profit; growth in any of the preceding measures; gross profit return on investment; gross margin return on investment; working capital; gross margins; EBIT; EBITDA; return on equity; return on assets; return on capital; revenue growth; total shareholder return; economic value added; customer satisfaction; technology leadership; number of new patents; employee retention; market share; market segment share; product release schedules; new product innovation; cost reduction through advanced technology; brand recognition/acceptance; product ship targets; corporate value measures that may be objectively determined, including, without limitation, with
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respect to product quality, human capital management and environment, health and safety; stock value; and other similar criteria consistent with the foregoing. The Compensation Committee also may grant performance-based awards that are based on criteria other than those set forth above.
Performance goals may be measured in terms of any period, including calendar year, fiscal year, or any longer or shorter period as determined by the Compensation Committee. Performance goals may be established on an absolute or relative basis, on a GAAP or non-GAAP basis, and may be established on a corporate-wide basis, or on objectives that are related to the performance of an individual participant, or with respect to one or more business units, departments, divisions, subsidiaries or business segments. Relative performance may be measured against a group of peer companies, a financial market index or other objective and quantifiable indices.
OTHER PROVISIONS
Change of Control Provisions. In the event of a change of control (as such term is defined in the Amended Plan), one or more of the following actions may occur with respect to outstanding awards:
•The award may be assumed or replaced by the successor entity.
•Unless the award agreement provides otherwise, if a participant’s employment is terminated without cause (as such term is defined in the Amended Plan) upon or within 12 months following a change of control, the participant’s outstanding awards will become fully vested as of the date of such termination; provided that if the vesting of any such awards is based, in whole or in part, on the achievement of performance goals, such awards will vest only based on the greater of (i) actual performance as of the date of the change of control, or (ii) target performance, pro-rated based on the period elapsed between the beginning of the applicable performance period and the date of termination.
•If the award is not assumed or replaced by awards with comparable terms by the successor entity, the Compensation Committee may (i) determine that outstanding stock options and SARs will automatically accelerate and become fully exercisable and the restrictions and conditions on outstanding restricted stock, RSUs, cash awards, and dividend equivalents will immediately lapse; (ii) determine that participants will receive a payment in settlement of outstanding RSUs, cash awards, or dividend equivalents, in such amount and form as may be determined by the Compensation Committee; (iii) require that participants surrender their outstanding stock options and SARs in exchange for a payment by the Company (in cash or shares of Company stock, as determined by the Compensation Committee), in an amount equal to the amount, if any, by which the then fair market value of the shares of Company stock subject to the participant’s unexercised stock options and SARs exceeds the stock option exercise price or SAR base amount; and (iv) after giving participants an opportunity to exercise all of their outstanding stock options and SARs, terminate any or all unexercised stock options and SARs.
Tax Application/Changes for Certain Awards. The Compensation Committee may permit participants to elect to defer, for federal income tax purposes, the compensation associated with awards granted under the Amended Plan. Such deferrals must comply with all applicable requirements of Section 409A of the Code.
Withholding. All awards under the Amended Plan are subject to applicable United States federal (including FICA), state and local, foreign country or other tax withholding requirements. Participants may be required to pay amounts sufficient to satisfy such tax withholding requirements, or the applicable employer may deduct the amount of any withholding taxes due from other wages and compensation. The Compensation Committee may permit or require procedures whereby shares are withheld, up to an amount that does not exceed the participant’s applicable withholding tax rate for United States federal (including FICA), state and local tax liabilities. The Compensation Committee also may, in its discretion, allow participants to elect to have such share withholding applied to all or a portion of the tax withholding obligation arising in connection with any particular award. Unless the Compensation Committee determines otherwise, share withholding for taxes may not exceed the participant’s minimum applicable tax withholding amount (any determination to exceed the minimum applicable tax withholding amount will be in accordance with permissible accounting rules then in effect).
Transferability of Awards. Generally, only a participant may exercise rights with respect to any award granted under the Amended Plan during the participant’s lifetime. A participant cannot transfer those rights except (i) by will or by the laws of descent and distribution or (ii) with respect to awards other than ISOs, pursuant to a domestic relations order. When a participant dies, the personal representative or other person entitled to succeed to the rights of the participant may exercise such rights. The Amended Plan does permit the Compensation Committee to provide, in an award agreement, that a participant may transfer NSOs to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with applicable law and the terms of the Amended Plan.
Term, Amendment and Termination. The Amended Plan will become effective as of the Effective Date. If the shareholder vote on the Amended Plan at the 2026 Annual Meeting of Shareholders is postponed, the Amended Plan will be effective on such date on which a shareholders’ meeting to vote to approve the Amended Plan occurs. Until such time, the Current Plan will continue in effect, in accordance with its terms, and awards will continue to be granted under the Current Plan until its termination, subject to previously authorized share limits.
The Board may amend or terminate the Amended Plan at any time, except that no amendment may make any change for which shareholder approval is required by law or the rules of any relevant stock exchange absent such appropriate shareholder approval, including any changes to the Amended Plan’s prohibition on repricing.
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The Amended Plan will terminate on the day immediately preceding the tenth anniversary of its Effective Date, unless it is terminated earlier by the Board or is extended by the Board, with appropriate shareholder approval.
Adjustment Provisions. In connection with certain corporate transactions, including extraordinary dividends, stock dividends, stock splits, stock combinations, recapitalizations, exchange of shares, spin-offs, and other similar changes in the Company’s capital structure, the Compensation Committee will equitably adjust the number of shares of common stock available under the Amended Plan and the shares of common stock and purchase price covered by any outstanding award to prevent any dilution or enlargement of benefits, so that the recipient of the award is treated in the same manner as holders of the underlying common stock.
Valuation. The fair market value per share of our common stock under the Amended Plan on any relevant date generally is deemed to be equal to the closing selling price per share on that date as determined by the NYSE (or if there was no sale on that date, on the last preceding date on which a sale was reported). As of May 22, 2026, the fair market value of our common stock determined on such basis was $65.49 per share.
Federal Income Tax Consequences of Awards
The following is a summary of the United States federal income tax treatment applicable to the Company and the participants with respect to awards under the Amended Plan.
Restricted Stock, Stock Unit Awards, Stock-Based Awards and SARs. Awards in cash and common stock are generally taxable as compensation to the participant at the time of payment. Awards of restricted stock do not constitute taxable income to the participant until the restrictions lapse, unless the participant elects to realize taxable ordinary income in the year of award in an amount equal to the fair market value of the restricted stock award, determined without regard to the restrictions. Awards of SARs and stock unit awards do not constitute taxable income until such time as the participant receives cash or common stock under the terms of the awards. The amount of taxable income to the participant generally is equal to the total amount of the cash and/or fair market value of the shares of common stock received. Any interest and dividend equivalents earned on awards also will be taxed as compensation to the participant. Amounts taxable as compensation are subject to withholding and employment taxes.
Incentive Stock Options. Except with respect to participants who may have to pay alternative minimum tax in connection with the exercise of an ISO, there are no federal income tax consequences to a participant upon grant or exercise of an ISO. If the participant holds shares of common stock purchased upon exercise of an ISO for at least two years after the grant date and at least one year after the exercise date (the “Holding Periods”), the subsequent sale of common stock will give rise to a long-term capital gain or loss to the participant. If the participant does not satisfy the Holding Periods by selling the shares of common stock before the later of two years after the grant date or one year after the exercise date, the participant will recognize ordinary income equal to the difference between the (i) lower of the fair market value at the exercise or sale date and (ii) option exercise price; any additional gain or loss will be a capital gain or loss.
Nonqualified Stock Options. Generally, there are no federal income tax consequences to the participant upon grant of an NSO. Upon the exercise of a NSO, the participant will recognize ordinary income equal to the amount, if any, by which the fair market value of the common stock acquired upon the exercise of the option exceeds the exercise price. A sale of common stock so acquired will give rise to a capital gain or loss equal to the difference between the fair market value of the common stock on the exercise and sale dates.
Company Deduction. Except in the case of an ISO that satisfies the Holding Periods, the Company generally may deduct any compensation or ordinary income recognized by the recipient of an award under the Amended Plan when such compensation or income is recognized, subject to the limits of Section 162(m) of the Code. While deductibility of executive compensation for federal income tax purposes is among the factors the Compensation Committee considers when structuring our executive compensation, it is not the sole or primary factor considered. Our Board and the Compensation Committee retain the flexibility to authorize compensation that may not be deductible if they believe it is in our best interests.
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New Plan Benefits
No awards have been granted under the Amended Plan. Future awards under the Amended Plan will be made at the discretion of the Compensation Committee. Therefore, the benefits and amounts that will be received or allocated under the Amended Plan in the future are not determinable at this time. The 2026 annual equity grant of RSUs expected to be granted to each non-employee director on the date of the 2026 Annual Meeting of Shareholders (as described under “Directors' Compensation—Process for Determining Director Compensation" on page 17) will be granted under the Current Plan, regardless of whether the shareholders approve the Amended Plan.
The table below sets forth summary information concerning the number of shares of stock options and awards granted to certain persons under the Current Plan during fiscal year 2026, valued as of the applicable grant date. Please note that the fiscal 2026 awards set forth below for our Named Executive Officers are also included in the Summary Compensation Table beginning on page 38 and in the Grants of Plan-Based Awards During Fiscal 2026 table on page 39 and do not represent additional awards:

Name	Title	Options Awards (#)(1)	Stock Awards (#)(2)	Grant Date Fair Value(3)
Christopher A. Simon	President and Chief Executive Officer	46,342	85,619	$9,066,955
James C. D'Arecca	Executive Vice President, Chief Financial Officer	15,396	21,333	$2,341,470
Michelle L. Basil	Executive Vice President, General Counsel	14,626	20,265	$2,224,274
Frank W. Chan	Executive Vice President, Chief Technology Officer	12,317	17,066	$1,873,135
Roy Galvin	Executive Vice President, Global Manufacturing and Supply Chain	12,317	17,066	$1,873,135
All current executive officers as a group (6)		116,392	192,264	$20,272,481
All current directors who are not executive officers as a group (8)		—	21,544	$1,599,857
All employees, including current officers who are not executive officers, as a group		227,425	389,100	$37,883,978
(1)Represents the number of shares underlying stock options granted in fiscal 2026. Please see the Grants of Plan-Based Awards During Fiscal 2026 table on page 39 for details of the options granted to our Named Executive Officers.
(2)Represents the number of RSUs and PSUs (at target) granted to employees in fiscal 2026 and RSUs granted to non-employee directors in fiscal 2026. Please see the Grants of Plan-Based Awards During Fiscal 2026 table on page 39 for details of the RSUs and PSUs granted to our Named Executive Officers in fiscal 2026. Please see "Director Compensation Table for Fiscal Year Ended March 28, 2026" on page 17 for details of the RSUs granted to the non-employee directors.
(3)Represents the aggregate grant date fair value for, in the case of Stock Awards, time-based RSUs and performance-based PSUs, and in the case of Option Awards, stock options, in each case calculated in accordance with FASB ASC Topic 718, Compensation-Stock Compensation. For a detailed description of the assumptions used to calculate the grant date fair value of our Stock Awards and Option Awards, see Note 16 "Capital Stock" to the Company’s consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 28, 2026.

☑	The Board unanimously recommends that you vote FOR the amendment and restatement of the Haemonetics Corporation Amended and Restated 2019 Long-Term Incentive Compensation Plan.
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ITEM 5—APPROVAL OF HAEMONETICS CORPORATION AMENDED AND RESTATED 2007 EMPLOYEE STOCK PURCHASE PLAN
On May 15, 2026, the Board approved, subject to approval by Haemonetics shareholders, an amendment and restatement of the Haemonetics Corporation Amended and Restated 2007 Employee Stock Purchase Plan (the “Plan”) to (i) to extend the term of the Plan to December 31, 2036; and (ii) to make certain administrative changes to the Plan. The Plan provides eligible employees with the opportunity to become Haemonetics shareholders and participate in the Company’s success, which aligns the interests of participating employees with those of shareholders.
The Plan, as proposed to be amended and restated, will enable the Company to continue to grant purchase rights to its employees at levels determined appropriate by the Compensation Committee. If this Plan, as proposed to be amended and restated, is not approved by shareholders, the Plan will expire by its terms this year.
Since its authorization in 2007, we have issued 2,153,466 shares under the Plan, or approximately 120,000 shares per year. At the completion of the most recent purchase period in April 2026, approximately 1.0 million shares remained available for issuance under the Plan. We believe that these shares will allow continued employee participation for approximately 9 more years. If we ultimately issue all of the 1.0 million shares currently available for issuance under the Plan, our total shares outstanding will increase by approximately 2.3%. The market value of these 1.0 million shares was approximately $58.9 million as of May 15, 2026.
The following is a summary of the material terms and conditions of the Plan, as proposed to be amended and restated. This summary does not purport to be complete and is qualified in its entirety by reference to the terms of the Plan (as proposed to be amended and restated), a copy of which is attached to this proxy statement as Appendix C and incorporated herein by reference.

☑	The Board unanimously recommends that you vote FOR the amendment and restatement of the Haemonetics Corporation Amended and Restated 2007 Employee Stock Purchase Plan.

Summary of the Plan
Purpose. The Plan is intended to provide our employees with additional incentives by permitting them to acquire Common Stock at a reduced price through payroll withholding.
Effective Date. The Plan was originally approved by the Board on June 12, 2007 and by shareholders on August 1, 2007. The proposed amendment and restatement of the Plan was approved by the Board on May 15, 2026, subject to the approval of our shareholders at this Annual Meeting.
Term. The Plan, as amended and restated, shall become effective on the Effective Date, provided that it has been approved by the shareholders of the Company. The Plan shall continue in effect through December 31, 2036, provided that it shall terminate when all of the shares of Common Stock reserved for the purposes of the Plan have been purchased and that the Plan can also be terminated by our Board at any time. On any termination of the Plan, all payroll deductions not previously used to purchase Common Stock will be refunded to the participating employees without interest.
Eligible Employees. "Eligible Employees" shall mean all persons employed by (i) the Company or (ii) any subsidiary corporation of the Company (as defined in Section 424(f) of the Internal Revenue Code) that has been designated by the Board of Directors, or a Stock Purchase Plan Committee (the "Committee") if one has been appointed, from time to time as eligible to be a participating subsidiary under the Plan. The Plan provides that employees (including officers and employee directors) who are employed before the first day of the applicable Purchase, are eligible to participate. However, the following employees are not eligible to participate in the Plan: (i) any employee whose customary employment is not for more than 20 hours per week or five months or less per year; and (ii) persons who are deemed for purposes of Section 423(b)(3) of the Internal Revenue Code to own stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company, its parent or a subsidiary. Based on the current employee population, there are approximately 2,800 eligible participants.
Securities Offered and Terms of Participation. The maximum number of shares of Common Stock which may be purchased by all employees under the Plan is currently 3,200,000 subject to adjustments for stock splits, stock dividends and similar transactions. Such shares may be authorized but unissued shares of Common Stock or shares of Common Stock reacquired by us, including shares of Common Stock purchased in the open market.
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Eligible Employees who elect to participate in the Plan must complete a "Stock Purchase Agreement" form at least 10 days (or such shorter period as the Board of Directors or the Committee may specify in writing) prior to the first day of the Purchase Period for which the election is made to withhold a portion of their pay during the following six-month period (periods run from November 1 to April 30 and from May 1 to October 31 and each is referred to as a “Purchase Period”). In addition, the Board of Directors or the Committee may, in its sole and absolute discretion, provide for additional Purchase Periods, or separate Purchase Periods for eligible employees of participating subsidiaries, provided that such Purchase Periods shall not exceed 27 months or any other limitation imposed by Section 423 of the Code.
We grant to each Participant on the first day of the Purchase Period, an option to purchase on the last day of the Purchase Period, at the option exercise price, that number of shares of Common Stock that the Participant’s accumulated payroll deductions on the last day of the Purchase Period will pay for at such price. The option is automatically deemed to be exercised if the employee is still a participant on the last day of the Purchase Period. Participation ends automatically upon termination of employment.
A participating employee may authorize a payroll deduction of not less than 2% nor more than 15% of the employee’s base pay (including qualifying commissions, if applicable, but excluding overtime, bonuses and expense reimbursement) in effect on each Purchase commencement date. Under the Plan, the number of shares purchased at the end of any Purchase Period may not be more than 1,600 shares per option, subject to adjustment. Further, no employee shall be granted an option which permits the right to purchase shares under the Plan and under all other Code Section 423(b) employee stock purchase plans of the Company or any parent or subsidiary corporation to accrue at a rate which exceeds in any one calendar year $25,000 of the fair market value of the Common Stock as of the date the option to purchase is granted.
The Purchase Price is determined by the lower of (i) 85% of the fair market value of a share of Common Stock for the first business day of the relevant Purchase Period, or (ii) 85% of such value on the relevant Exercise Date. If the shares of the Common Stock are listed on any national securities exchange, the fair market value per share of Common Stock on a particular day shall be the closing price.
Corporate Transactions. In the event of a proposed corporate transaction (defined under the Plan as the acquisition of 35% or more of the Common Stock by a person or group (together with their affiliates) who previously owned less than 35% of the Common Stock, the closing of a sale of all or substantially all of the assets of the Company, or the consummation of any merger, reorganization, consolidation or share exchange unless the persons who were the beneficial owners of the outstanding shares of Common Stock immediately before the consummation of such transaction beneficially own more than 50% of the outstanding shares of the common stock of the successor or survivor entity in such transaction immediately following the consummation of such transaction), each option under the Plan will be assumed by the successor corporation or a parent or subsidiary of such successor corporation, unless the Board of Directors or the Committee determines to terminate the Plan as of the end of the Purchase Period immediately preceding the effective date of the corporate transaction or shorten the Purchase Period then in progress by setting a new exercise date.
Transferability. The right to purchase shares of Common Stock under the Plan is exercisable only by the participant during the participant’s lifetime and is not transferable. A participant who attempts to transfer the right to purchase shares under the Plan will be deemed to have requested withdrawal from the Plan.
Sub-plans. The Board of Directors or the Committee may adopt sub-plans applicable to particular participating subsidiaries of the Company or locations, which sub-plans may be designed to be out of the scope of Section 423 of the Code.
Administration. The Plan is administered by the Board of Directors or a Stock Purchase Plan Committee appointed from time to time by the Board of Directors, and may be amended by our Board from time to time in any respect; provided, however, that no amendment shall adversely affect outstanding options nor shall any amendment be effective without shareholder approval if the amendment would materially increase the number of shares of Common Stock which may be issued under the Plan or change the class of corporations whose employees may be eligible to receive options under the Plan.
64     HAEMONETICS CORPORATION | 2026 Proxy Statement

United States Federal Tax Consequences
The Plan is intended to qualify as an “employee stock purchase plan” under Code Section 423. As noted above, each participating employee is granted an option on the first day of the Purchase Period, which is automatically exercised if the employee is still a participant on the last day of the Purchase Period. An employee will not recognize income on the grant or exercise of an option under the Plan. In addition, we will not have a deductible compensation expense as a result of such grant or exercise, unless there is a premature disposition of the Common Stock received upon exercise (as described in the next paragraph).
If shares of Common Stock purchased under the Plan are sold by a participant more than two years after the option is granted and more than one year after the option is exercised, then the participant may realize ordinary income in the year of disposition in an amount equal to 15% of the fair market value of the Common Stock on the first day of the Purchase Period, or, if less, the excess of the sale proceeds realized on disposition of the Common Stock over the Purchase Price. If shares purchased under the Plan are sold by a participant prior to the expiration of the above holding periods, the participant will recognize ordinary income at the time of sale to the extent that the fair market value of the shares at purchase exceeds the Purchase Price, regardless of whether any gain is recognized on the sale of the shares. If a participant does recognize ordinary income as a result of a premature disposition, a compensation deduction is allowed to us in an equal amount. Any additional gain, or any loss, recognized by the participant in connection with the disposition will be taxable as capital gain or loss, long-term or short-term depending on the participant’s holding period in the shares.
The final Treasury Regulations under Code Section 409A provide that the grant of an option under an employee stock purchase plan (described in Code Section 423) does not constitute a deferral of compensation. Accordingly, the interest and penalty provisions of Code Section 409A should not apply to the Plan, so long as the Plan satisfies the requirements of Code Section 423.
Unlike a “qualified plan” under Code Section 401(a), payroll deductions to purchase Common Stock under the Plan are not excluded from an employee’s gross income. Rather, the employee is taxed on the amount of the payroll deduction when it is earned.
The foregoing summary of the effect of federal income taxation upon the participant and us with respect to the purchase of shares under the Plan does not purport to be complete, and reference should be made to the applicable provisions of the Code. In addition, this summary does not discuss the provisions of the income tax laws of any municipality, state, or foreign country in which the participant may reside. The applicable tax rules are complex and may change, and income tax consequences may vary depending on a participating employee’s particular circumstance.

New Plan Benefits
The benefits to be received by our executive officers and employees under the Plan are not determinable because, under the terms of the Plan, the amounts of future stock purchases are based upon elections made by eligible employees subject to the terms and limits of the Plan. Directors who are not employees do not qualify as eligible employees and thus cannot participate in the Plan. Future purchase prices are not determinable because they will be based upon the closing market price per share of the Common Stock, as reported by New York Stock Exchange on either the first business day of the applicable Purchase Period or the last business day of the applicable Purchase Period, depending on which closing market price is lower. Our executive officers have a financial interest in this proposal because, if adopted, the Plan would be extended through December 31, 2026 and would thereby allow continued participation under the Plan by our executive officers and other employees that are eligible participants thereunder.
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SHARE OWNERSHIP INFORMATION

Equity Compensation Plans
The following table sets forth information as of March 28, 2026 with respect to the shares of common stock that may be issued under our three existing equity compensation plans: the 2005 Long-Term Incentive Compensation Plan, or 2005 Plan; the 2019 Long-Term Incentive Compensation Plan, as amended and restated, or the 2019 Plan; and the 2007 Employee Stock Purchase Plan, or ESPP.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Available for Future Issuance (Excluding Securities Reflected in Column (a) (c)
Equity Compensation Plans approved by security holders(1)	1,705,344	$78.74	(2)	4,228,044	(3)
Equity compensation plans not approved by security holders	—	—		—
Total	1,705,344	$78.74		4,228,044
(1)Amount in column (a) includes 329,818 shares issuable upon the vesting of RSUs, 357,631 shares issuable upon the vesting of PSUs and 1,017,895 options to purchase shares of the Company’s common stock. PSUs have been included at their target value. Amounts in columns (a) and (b) include outstanding awards under both our 2005 Plan and the 2019 Plan. On July 25, 2019 (the "2019 Plan Approval Date"), the Company’s shareholders approved the 2019 Plan, the successor to the 2005 Plan. Upon the 2019 Plan Approval Date, no further awards were granted under the 2005 Plan; however, each outstanding award under the 2005 Plan will remain outstanding under that plan and continue to be governed under its terms and any applicable award agreement. On August 4, 2023, our shareholders approved an amendment and restatement of the 2019 Plan that increased the number of shares available for issuance under the Plan by 2,966,231 additional shares, from 1,975,970 shares to 4,942,201 shares of common stock, subject to adjustment as provided by the terms of the 2019 Plan, as amended and restated.
(2)Represents the weighted average exercise price per share of the Company’s non-qualified stock options outstanding at March 28, 2026. The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding RSUs and PSUs, which have no exercise price.
(3)Represents 3,108,477 shares available for future issuance under the 2019 Plan and 1,119,567 shares available for purchase under the ESPP as of March 28, 2026. Issuance of RSUs and PSUs reduce the number of shares available for issuance at a ratio of 2.76 shares to 1 under the 2019 Plan and shares subject to an option reduce the number of shares available at a ratio of 1 to 1 under the 2019 Plan. Additionally, shares of common stock subject to outstanding RSU, PSU and option grants under the 2005 Plan as of the 2019 Plan Approval Date that terminate, expire or are canceled, forfeited, exchanged or surrendered on or after the 2019 Plan Approval Date, without having been exercised, vested or paid under the 2005 Plan are added to the share reserve under the 2019 Plan at the rates described in the preceding sentence. RSUs and PSUs have reduced the number of securities available for future issuance based on their maximum issuance value by 910,297 and 1,974,123, respectively. During the purchase period ended April 30, 2026, 73,033 shares of common stock of the Company were subject to purchase pursuant to the ESPP.
For a detailed description of the Company’s equity compensation plans and the assumptions used to calculate the number of unvested PSUs see Note 16 “Capital Stock” to the Company’s consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 28, 2026.
66     HAEMONETICS CORPORATION | 2026 Proxy Statement

Security Ownership of Certain Beneficial Owners, Directors and Management
The following table sets forth certain information with respect to beneficial ownership of the Company’s common stock by: (i) each person known by the Company to own beneficially more than five percent of the Company’s common stock; (ii) each of the Company’s directors; (iii) each of the executive officers named in the Summary Compensation Table in this Proxy Statement; and (iv) all directors and executive officers as a group. The information is presented as of May 28, 2026.

Name of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Greater than 5% Beneficial Owners
BlackRock, Inc.(3) 50 Hudson Yards New York, New York 10001	Common Stock	6,056,881	13.33%
Neuberger Berman Group LLC(4) Neuberger Berman Investment Advisers LLC 1290 Avenue of the Americas New York, NY 10104	Common Stock	3,531,181	7.77%
AQR Capital Management LLC(5) One Greenwich Plaza, Suite 130 Greenwich, CT 06830	Common Stock	3,163,104	6.96%
Vanguard Portfolio Management LLC(6) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	Common Stock	2,600,145	5.72%
Vanguard Capital Management LLC(7) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	Common Stock	2,445,817	5.38%
Named Executive Officers
Christopher A. Simon(8)	Common Stock	587,481	1.29%
James C. D'Arecca(8)	Common Stock	59,755	*
Michelle L. Basil(8)	Common Stock	86,463	*
Frank W. Chan(8)	Common Stock	4,687	*
Roy Galvin(8)	Common Stock	20,983	*
Non-Employee Directors
Robert E. Abernathy(8)	Common Stock	24,981	*
Diane M. Bryant(8)	Common Stock	7,126	*
Michael J. Coyle(8)	Common Stock	15,394	*
Charles J. Dockendorff(8)(9)	Common Stock	25,041	*
Lloyd E. Johnson(8)	Common Stock	12,933	*
Mark W. Kroll(8)	Common Stock	23,357	*
Claire Pomeroy(8)	Common Stock	16,872	*
Ellen M. Zane(8)	Common Stock	19,373	*
All executive officers and directors as a group (14 persons)(10)	Common Stock	945,176	2.07%
*     Less than 1%
(1)The persons named in the table have, to our knowledge, sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted in the footnotes below.
(2)Applicable percentage ownership as of May 28, 2026 is based upon 45,445,983 shares of our common stock outstanding as of the record date. Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting and investment power with respect to shares. Shares of our common stock subject to options currently exercisable or exercisable within 60 days after May 28, 2026 and RSUs and PSUs that vest within 60 days after May 28, 2026 are deemed outstanding for computing the percentage ownership of the person holding such options, RSUs and PSUs, but are not deemed outstanding for computing the percentage ownership of any other person.
(3)Amount and nature of ownership listed is based solely upon information contained in a Schedule 13G/A filed with the SEC by BlackRock, Inc. on January 23, 2024. The Schedule 13G/A indicates that, as of December 31, 2023, BlackRock, Inc. had sole voting power over 5,971,841 shares, sole dispositive power over 6,056,881 shares and shared voting and dispositive power over 0 shares.
HAEMONETICS CORPORATION | 2026 Proxy Statement     67

(4)Amount and nature of ownership listed is based solely upon information contained in a Schedule 13G/A filed with the SEC by Neuberger Berman Group LLC and Neuberger Berman Investment Advisers LLC on February 13, 2024. The Schedule 13G/A indicates that, as of December 31, 2023, each reporting person had sole voting power and sole dispositive power over 0 shares, that Neuberger Berman Group LLC had shared voting power over 3,390,861 shares and shared dispositive power over 3,531,181 shares, and that Neuberger Berman Investment Advisers LLC had shared voting power over 3,368,180 shares and shared dispositive power over 3,497,296 shares.
(5)Amount and nature of ownership listed is based solely upon information contained in a Schedule 13G filed with the SEC by AQR Capital Management, LLC and AQR Capital Management Holdings, LLC on February 13, 2026. The Schedule 13G indicates that, as of December 31, 2025, each reporting person had sole voting power and sole dispositive power over 0 shares, that AQR Capital Management, LLC and AQR Capital Management Holdings, LLC each had shared voting power over 3,163,104 shares and shared dispositive power over 3,163,104 shares.
(6)Amount and nature of ownership listed is based solely upon information contained in a Schedule 13G filed with the SEC by Vanguard Portfolio Management LLC on April 29, 2026. The Schedule 13G indicates that, as of March 31, 2026, Vanguard Portfolio Management LLC had sole voting power over 40,829 shares, shared voting power over 0 shares, sole dispositive power over 2,600,145 shares and shared dispositive power over 0 shares.
(7)Amount and nature of ownership listed is based solely upon information contained in a Schedule 13G filed with the SEC by Vanguard Capital Management LLC on April 30, 2026. The Schedule 13G indicates that, as of March 31, 2026, Vanguard Capital Management LLC had sole voting power over 355,428 shares, shared voting power over 0 shares, sole dispositive power over 2,445,817 shares and shared dispositive power over 0 shares.
(8)Includes shares that may be acquired upon the exercise of options exercisable within 60 days of May 28, 2026, unvested RSUs vesting within 60 days of May 28, 2026 and, in the case of our Named Executive Officers, unvested PSUs vesting within 60 days of May 28, 2026 as follows:

Name of Beneficial Owner	Stock Options Exercisable Within 60 Days of May 28, 2026	Unvested RSUs Exercisable Within 60 Days of May 28, 2026	Unvested PSUs Exercisable Within 60 Days of May 28, 2026
Christopher A. Simon	240,266	—	—
James C. D'Arecca	40,844	—	—
Michelle L. Basil	51,955	—	—
Frank W. Chan	3,079	—	—
Roy Galvin	13,983	—	—
Robert E. Abernathy	—	2,693	N/A
Diane M. Bryant	—	2,693	N/A
Michael J. Coyle	—	2,693	N/A
Charles J. Dockendorff	—	2,693	N/A
Lloyd E. Johnson	—	2,693	N/A
Mark W. Kroll	—	2,693	N/A
Claire Pomeroy	—	2,693	N/A
Ellen M. Zane	—	2,693	N/A
(9)Includes 17,915 shares of common stock held in a revocable trust for which Mr. Dockendorff is a joint trustee.
(10)Includes for one Executive Officer not specifically named in the table an aggregate of 40,730 shares beneficially owned, including 17,714 shares of common stock issuable upon the exercise of options presently exercisable or exercisable within 60 days of May 28, 2026 and 1,065 RSUs vesting within 60 days of May 28, 2026.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires the Company’s directors, officers and persons who own more than 10% of the Company’s common stock to file with the SEC reports concerning their ownership of the Company’s common stock and changes in such ownership. To our knowledge, based upon a review of copies of reports filed with the SEC with respect to the fiscal year ended March 28, 2026 and written representations by our directors and officers that no other reports were required with respect to their transactions, during the fiscal year ended March 28, 2026, all reports required to be filed under Section 16(a) by our directors and officers and persons who were beneficial owners of more than 10% of our common stock were timely filed, with the exception of a late Form 4 filed by the Company on behalf of Laurie Miller, our Senior Vice President, Chief Human Resources Officer, to report shares withheld by the Company for tax obligations in connection with the vesting of certain RSUs previously reported in Ms. Miller's Form 4 filings.
68     HAEMONETICS CORPORATION | 2026 Proxy Statement

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

Why am I receiving these materials?
The Company is making this Proxy Statement, the Company’s 2026 Annual Report to Shareholders and other meeting materials available to you on the Internet or, upon your request, sending printed or electronic versions to you (by mail or email, respectively) because the Board is soliciting your proxy to vote at the 2026 Annual Meeting of Shareholders to be held on July 24, 2026 at 8:00 A.M., Eastern Time, at the Company’s headquarters located at 125 Summer Street, Boston, Massachusetts 02110, and at any adjournment(s) or postponements thereof. You are invited to attend the meeting and are requested to vote on the proposals described in this Proxy Statement.
Under rules adopted by the SEC, we are furnishing proxy materials to our shareholders primarily via the Internet, instead of mailing printed copies of those materials to each shareholder. On or about June 10, 2026, we will mail to our shareholders of record (other than those who previously requested electronic or paper delivery on an ongoing basis) a Shareholder Meeting Notice and Important Notice Regarding the Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy materials, including our Proxy Statement and 2026 Annual Report to Shareholders. All shareholders will have the ability to access our proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access our proxy materials on the Internet or to request printed versions are provided in the Notice. The Notice also instructs you on how to access your proxy card to vote through the Internet or by telephone. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via email until you elect otherwise.

What is the purpose of the meeting?
At the 2026 Annual Meeting of Shareholders, shareholders will vote upon matters that are summarized in the formal meeting notice. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters before the meeting. Please read this Proxy Statement, the 2026 Annual Report to Shareholders and the other meeting materials carefully.

Who can vote?
Our Board has fixed the close of business on May 22, 2026 as the record date. Accordingly, only holders of record of our common stock, $0.01 par value per share, as of the close of business on the record date will be entitled to notice of, and to vote at, the 2026 Annual Meeting of Shareholders or any adjournment(s) or postponement(s) thereof. As of the record date, an aggregate of 45,445,983 shares of our common stock were issued and outstanding, held by 94 holders of record. The holders of our common stock are entitled to one vote per share on any proposal presented at the meeting.

What items am I voting on?
Shareholders will vote on the following items at the meeting:
1.To elect the eight director nominees named in this Proxy Statement to one-year terms expiring in 2027 (Item 1);
2.To approve, on an advisory basis, the compensation of our named executive officers (Item 2);
3.To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 3, 2027 (Item 3);
4.To approve an amendment and restatement of the Haemonetics Corporation Amended and Restated 2019 Long-Term Incentive Compensation Plan (Item 4);
5.To approve an amendment and restatement of the Haemonetics Corporation Amended and Restated 2007 Employee Stock Purchase Plan (Item 5); and
6.To transact such other business as may properly come before the meeting.
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What are the recommendations of the Board?
Our Board recommends that you vote your shares:
•FOR each of the nominees for director (Item 1);
•FOR the approval of the advisory vote to approve the compensation of our named executive officers (Item 2);
•FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 3, 2027 (Item 3);
•FOR the approval of an amendment and restatement of the Haemonetics Corporation Amended and Restated 2019 Long-Term Incentive Compensation Plan (Item 4); and
•FOR the approval of an amendment and restatement of the Haemonetics Corporation Amended and Restated 2007 Employee Stock Purchase Plan (Item 5).

How do I vote my shares?
You may vote in person or by proxy at the 2026 Annual Meeting of Shareholders. Your execution of a proxy will not in any way affect your right to attend the meeting and vote in person.
If you are a shareholder of record (i.e., if you hold shares that are directly registered in your own name), there are four ways to vote:
•Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Notice.
•By Telephone. If you requested printed copies of proxy materials by mail, you may vote by proxy via telephone by calling the toll free number found on the proxy card.
•By Mail. If you requested printed copies of proxy materials by mail, you may vote by proxy via mail by filling out the proxy card (you must be sure to complete, sign and date the proxy card) and returning it in the envelope provided.
•In Person. You may vote in person at the 2026 Annual Meeting of Shareholders. We will provide you with a ballot when you arrive. Shareholders who plan to attend the meeting must present valid photo identification. Shareholders of record will be verified against an official list available at the registration area. We reserve the right to deny admittance to anyone who cannot show valid identification or sufficient proof of share ownership as of the record date.
If your shares are held in the name of a bank, broker or other holder of record, which is known as being held in “street name,” you will receive separate voting instructions with your proxy materials. If you hold your shares in street name, your ability to vote by Internet or by telephone depends on the voting process of the bank, broker or other holder of record that holds your shares. Although most banks, brokers and other holders of record also offer Internet and telephone voting, availability and specific procedures will depend on their voting arrangements. Please follow their directions carefully. If you want to vote shares that you hold in street name at the meeting, you must request a legal proxy from the bank, broker or other holder of record that holds your shares and present that proxy, along with valid photo identification and sufficient proof of share ownership as of the record date, at the meeting. We reserve the right to deny admittance to anyone who cannot show valid identification or sufficient proof of share ownership as of the record date.
Even if you plan to attend the 2026 Annual Meeting of Shareholders, we encourage you to vote in advance using one of the voting methods described above so that your vote will be counted if you later decide not to attend the meeting. Directions to the meeting may be obtained by contacting Investor Relations at (781) 848-7100. You may also contact us in writing at the following address: Haemonetics Corporation, 125 Summer Street, Boston, Massachusetts 02110, Attention: Investor Relations.

Can I change my vote after I have voted?
You may revoke your proxy and change your vote at any time before the final vote at the 2026 Annual Meeting of Shareholders by: (1) filing with our Corporate Secretary a written notice of revocation, (2) executing a later dated proxy relating to the same shares and delivering it to our Corporate Secretary or (3) attending the meeting and voting in person (although attendance at the meeting will not in and of itself constitute a revocation of a proxy). If your shares are held in street name, you should contact your bank, broker or other nominee to revoke your proxy or, if you have obtained a legal proxy from your bank, broker or other nominee giving you the right to vote your shares at the meeting, you may change your vote by attending the meeting and voting in person. Any written notice of revocation or subsequent proxy should be sent to the attention of our Corporate Secretary, Haemonetics Corporation, 125 Summer Street, Boston, Massachusetts 02110 at or before the final vote at the meeting.
70     HAEMONETICS CORPORATION | 2026 Proxy Statement

What vote is required to approve each proposal and how are votes counted?
Election of directors (Item 1) will be determined by a plurality of the votes cast by shareholders entitled to vote at the meeting. Abstentions and broker non-votes will not have any effect on this proposal. Accordingly, the nominees receiving the highest number of “for” votes at the meeting will be elected as directors. However, under a policy adopted by the Board, in an uncontested election, any nominee for director who does not receive the favorable vote of at least a majority of the votes cast with respect to such director is required to tender his or her resignation to the Board, which will consider whether to accept the resignation. This is an uncontested election of directors because the number of nominees for director does not exceed the number of directors to be elected. Accordingly, if a nominee fails to receive the favorable vote of at least a majority of the votes cast with respect to such nominee, then within 90 days after the certification of the election results, the remaining members of our Board shall, through a process managed by the Governance and Compliance Committee and excluding the director nominee in question, determine whether to accept such nominee’s resignation. The determination of the Board will be publicly disclosed by the filing of appropriate disclosure with the SEC.
Approval of Items 2 through 5 require the affirmative vote of a majority of shares present, in person or represented by proxy, and voting on each such matter at the meeting. Abstentions and broker “non-votes” are included in the number of shares present or represented for purposes of a quorum but are disregarded for purposes of determining whether any of the proposals have been approved.
Banks, brokers or other holders of record may vote shares held for a customer in street name on matters that are considered to be “routine” even if they have not received instructions from their customer. A broker “non-vote” occurs when a bank, broker, or other holder of record has not received voting instructions from a customer and cannot vote the customer’s shares because the matter is not considered routine.
One of the proposals before the meeting this year is deemed a "routine" matter, namely the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 3, 2027 (Item 3), which means that if your shares are held in street name your bank, broker, or other nominee can vote your shares on that proposal if you do not provide timely instructions for voting your shares. The election of directors (Item 1), the non-binding advisory vote to approve the compensation of our named executive officers (Item 2), the approval of the amendment and restatement of the Haemonetics Corporation Amended and Restated 2019 Long-Term Incentive Compensation Plan (Item 4) and the approval of the amendment and restatement of the Haemonetics Corporation Amended and Restated 2007 Employee Stock Purchase Plan (Item 5) are not considered “routine” matters. As a result, if you do not instruct your bank, broker or nominee how to vote with respect to those matters, your bank, broker or nominee may not vote on those proposals and a broker "non-vote" will occur.

Where can I find the results of the meeting?
The preliminary voting results will be announced at the 2026 Annual Meeting of Shareholders. The final voting results will be tallied by the inspector of election and published in a Current Report on Form 8-K, which we are required to file with the SEC within four business days following the meeting.

How do I request to receive proxy materials electronically or in hard copy?
The Notice will provide you with instructions regarding the method of delivery for future proxy materials. Choosing to access our proxy materials via the Internet or to receive future proxy materials by email will reduce the impact of our meetings on the environment as well as decrease the cost of printing and mailing documents to you. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it. If you hold your stock through a bank, broker or other holder of record and you would like to receive future proxy materials electronically, please refer to the information provided by that entity for instructions on how to elect this option.
If you prefer to receive paper copies of the proxy materials, you can still do so. You may request a paper copy by following the instructions provided in the Notice. The Notice also provides you with instructions on how to request paper copies of the proxy materials on an ongoing basis. There is no charge to receive the materials by mail. You may request printed copies of the materials until one year after the date of the meeting. If you have previously elected to receive printed proxy materials, you will continue to receive these materials in paper format until you elect otherwise.
HAEMONETICS CORPORATION | 2026 Proxy Statement     71

ADDITIONAL INFORMATION

Solicitation of Proxies
The Company will bear the costs of soliciting proxies, including the reimbursement to record holders of their expenses in forwarding proxy materials to beneficial owners. Directors, officers and regular employees of the Company, without extra compensation, may solicit proxies personally or by mail, telephone or email.
The Company has engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies and to provide related advice and informational support, for a services fee, plus customary disbursements, which are not expected to exceed $20,500 in total. The Company will bear these costs.

Shareholder Proposals for Next Year’s Annual Meeting
Pursuant to Rule 14a-8 promulgated under the Exchange Act, some shareholder proposals may be eligible for inclusion in the proxy statement for the Company’s 2027 Annual Meeting of Shareholders. In order for a shareholder proposal to be considered timely for inclusion in the Company’s proxy statement for the 2027 Annual Meeting of Shareholders, the written proposal must be received by the Corporate Secretary at the Company’s office, Haemonetics Corporation, 125 Summer Street, Boston, Massachusetts 02110, no later than February 10, 2027.
Under our By-Laws, if a shareholder wishes to present a proposal or wants to nominate candidates for election as directors at our 2027 Annual Meeting of Shareholders, such shareholder must give written notice to the Corporate Secretary of the Company at the address noted above. The Corporate Secretary must receive such notice not earlier than 120 days prior to the one-year anniversary of the date of the 2026 Annual Meeting of Shareholders and not less than 90 days prior to the one-year anniversary of the date of the 2026 Annual Meeting of Shareholders; provided, however, that in the event that the 2027 Annual Meeting of Shareholders is called for a date that is advanced by more than 30 days or delayed by more than 60 days after such anniversary date, notice must be received by the Corporate Secretary not earlier than 120 days prior to the 2027 Annual Meeting and not later than the later of 90 days prior to such meeting or the 10th day following the day on which public announcement of the 2027 Annual Meeting was made. Our By-Laws also specify requirements as to the form and content of a shareholder’s notice. The Company will not entertain any proposals or nominations that do not meet those requirements. If the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such shareholder proposal. In addition to satisfying the foregoing requirements under our By-Laws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also comply with the additional requirements of Rule 14a-19 under the Exchange Act.

Other Matters
Management knows of no matters which may properly be and are likely to be brought before the meeting other than the matters discussed herein. However, if any other matters properly come before the meeting, the proxy holders named in the enclosed proxy card will vote in accordance with their best judgment.

Incorporation by Reference
To the extent that this proxy statement has been or will be specifically incorporated by reference into any filing made by us under the Securities Act of 1933, as amended, or the Exchange Act, the sections of the proxy statement entitled “Compensation Committee Report” and “Audit Committee Report” shall not be deemed to be so incorporated, unless specifically provided in any such filing.

Financial Matters and Form 10-K
WE WILL PROVIDE EACH BENEFICIAL OWNER OF OUR SECURITIES WITH A COPY OF OUR ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR OUR MOST RECENT FISCAL YEAR, WITHOUT CHARGE, UPON RECEIPT OF A WRITTEN REQUEST FROM SUCH PERSON. SUCH REQUEST SHOULD BE SENT TO INVESTOR RELATIONS, HAEMONETICS CORPORATION, 125 SUMMER STREET, BOSTON, MASSACHUSETTS 02110. ALTERNATIVELY, A BENEFICIAL OWNER MAY ACCESS THE COMPANY’s ANNUAL REPORT ON FORM 10-K ON THE INVESTOR RELATIONS PAGE ON THE COMPANY’s WEBSITE: WWW.HAEMONETICS.COM.
72     HAEMONETICS CORPORATION | 2026 Proxy Statement

Delivery of Documents to Shareholders Sharing an Address
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” the Notice and, if applicable, hardcopies of the proxy materials. This means that only one copy of the Notice or hardcopy proxy materials may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of the Notice or hardcopy proxy materials to you upon request if you call or write to Investor Relations, Haemonetics Corporation, 125 Summer Street, Boston, Massachusetts 02110, (781) 848-7100. If you want to receive separate copies of our proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.
By Order of the Board of Directors,
Michelle L. Basil
Corporate Secretary
Boston, Massachusetts
June 10, 2026

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JULY 24, 2026: This Proxy Statement and the Company's 2026 Annual Report to Shareholders are available at www.envisionreports.com/HAE.

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APPENDIX A

Non-GAAP Financial Reconciliations
The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). This Proxy Statement contains financial measures that are considered “non-GAAP” financial measures under applicable SEC rules and regulations. Management uses non-GAAP measures to monitor the financial performance of the business, make informed business decisions, establish budgets and forecast future results. Performance targets for management are also based on certain non-GAAP financial measures. These non-GAAP financial measures should be considered supplemental to, and not a substitute for, our reported financial results prepared in accordance with U.S. GAAP. In this Proxy Statement, supplemental non-GAAP measures have been provided to assist shareholders in evaluating the performance of the Company’s core operations and provide a baseline for analyzing trends in our underlying businesses. We strongly encourage shareholders to review our financial statements and publicly filed reports in their entirety and not rely on any single financial measure.
When used in this Proxy Statement, organic revenue growth excludes the impact of currency fluctuation, the divestiture of the Whole Blood product line as of its completion in January 2025 and the exit of certain liquid solution products. Organic ex-CSL revenue growth further excludes the impact of fiscal 2025 disposable sales to CSL Plasma under its transitional U.S. supply agreement with the Company. Adjusted operating income, adjusted interest and other income/expense, adjusted provision for income taxes, adjusted net income and adjusted earnings per diluted share exclude restructuring costs, restructuring related costs, a provision for pre-acquisition inventory and inventory purchase commitments transferred from the Attune Medical acquisition that was deemed not recoverable, digital transformation costs, amortization of acquired intangible assets, asset impairments and write downs, amortization of fair value inventory step-up, costs related to compliance with the European Union Medical Device Regulation ("MDR") and In Vitro Diagnostic Regulation ("IVDR"), acquisition, integration and divestiture related costs, net gains on the repurchase of convertible notes, gains on sales of property, plant and equipment, certain tax settlements, unusual or infrequent and material litigation-related charges, and remeasurement of contingent consideration. Adjusted net income and adjusted earnings per diluted share also exclude the tax impact of these items. The adjustments to provision for income taxes are calculated based on the jurisdictions in which pre-tax adjustments occurred. Adjusted operating margin equals (i) adjusted operating income divided by (ii) revenue determined in accordance with GAAP. Free cash flow is defined as cash provided by operating activities less capital expenditures and additions to Haemonetics equipment, net of the proceeds from the sale of property, plant and equipment. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures to similarly titled measures used by other companies.
For additional details regarding the reconciliation of the GAAP and non-GAAP financial measures below, see the Company’s Current Report on Form 8-K filed with the SEC on May 7, 2026. This information is also available on the Investor Relations page on the Company’s website at www.haemonetics.com.
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RECONCILIATION OF REPORTED REVENUE GROWTH TO ORGANIC REVENUE GROWTH
FOR FISCAL 2026 (UNAUDITED)

	Year Ended
	3/28/2026	3/29/2025	Reported Growth	Currency Impact	Acquisitions & Divestitures(1)	Organic Growth(1)	2025 CSL U.S. Disposable Revenue (2)	Organic growth, ex-CSL
	(Dollars in Thousands)
Revenues by business unit
Plasma	$524,456	$535,431	(2.0)%	0.7%	—%	(2.7)%	(22.3)%	19.6%

Apheresis	220,861	213,134	3.6%	1.4%	(2.3)%	4.5%	—%	4.5%
Whole Blood	406	47,990	(99.2)%	(0.1)%	(99.1)%	—%	—%	—%
Blood Center	221,267	261,124	(15.3)%	1.2%	(21.0)%	4.5%	—%	4.5%

Interventional Technologies(3)	234,007	255,019	(8.2)%	0.5%	—%	(8.7)%	—%	(8.7)%
Blood Management Technologies(4)	354,297	309,250	14.6%	1.1%	—%	13.5%	—%	13.5%
Hospital	588,304	564,269	4.3%	0.8%	—%	3.5%	—%	3.5%

Total net revenues	$1,334,027	$1,360,824	(2.0)%	0.8%	(3.9)%	1.1%	(8.4)%	9.5%
(1)Reflects the impact in Blood Center of the divestiture of the Whole Blood product line as of its completion in January 2025 and the impact of the exit of certain liquid solution products. The Company's acquisition of Vivasure in January 2026 had no impact on total Company or business unit organic revenue growth rates and is not separately quantified.
(2)Reflects the impact in Plasma of fiscal 2025 disposable sales to CSL Plasma under its transitional U.S. supply agreement with the Company.
(3)Interventional Technologies includes Vascular Closure, Sensor Guided Technologies and Esophageal Protection product lines of the Hospital business unit.
(4)Blood Management Technologies includes Hemostasis Management, Cell Salvage and Transfusion Management product lines of the Hospital business unit.
RECONCILIATION OF FREE CASH FLOW FOR FISCAL 2026 AND FISCAL 2025 (UNAUDITED)

	Year Ended
	3/28/2026	3/29/2025
	(Dollars in Thousands)
Free Cash Flow Reconciliation:
Cash provided by operating activities	$293,221	$181,725
Capital expenditures	(32,780)	(39,278)
Additions to Haemonetics equipment	(51,891)	(21,112)
Proceeds from sale of property, plant and equipment	1,375	23,253
Free cash flow	$209,925	$144,588
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RECONCILIATION OF ADJUSTED MEASURES FOR FISCAL 2026 AND FISCAL 2025 (UNAUDITED)

Year Ended March 28, 2026:	Operating income (loss)	Interest and other (expense) Income	Provision (benefit) for income taxes	Net income (loss)	Earnings (loss) per diluted share
(Dollars in Thousands, Except Per Share Data)
Reported	$156,734	$(28,704)	$30,722	$97,308	$2.05
Amortization of acquired intangible assets	43,998	—	10,801	33,197	0.70
Amortization of Inventory Step-up	5,814	—	1,427	4,387	0.09
Acquisition, Integration and divestiture related costs	14,155	2,316	3,952	12,519	0.26
Restructuring costs	3,114	—	827	2,287	0.05
Restructuring related costs	104	—	26	78	—
Digital transformation costs	21,526	—	5,208	16,318	0.34
Write down of assets	1,006	—	288	718	0.02
Litigation-related charges	(31)	—	(8)	(23)	—
Impairment of intangible assets	86,546	—	21,253	65,293	1.38
Remeasurement of contingent consideration	(1,879)	—	(898)	(981)	(0.02)
Provision for pre-acquisition inventory and inventory purchase commitments	7,419	—	1,884	5,535	0.12
Discrete tax items	—	—	1,933	(1,933)	(0.03)
Adjusted	$338,506	$(26,388)	$77,415	$234,703	$4.96
Adjusted, as a percentage of net revenues	25.4%			17.6%

Year Ended March 29, 2025:	Operating income (loss)	Interest and other expense	Provision (benefit) for income taxes	Net income (loss)	Earnings (loss) per diluted share
(Dollars in Thousands, Except Per Share Data)
Reported	$221,817	$(9,746)	$44,392	$167,679	$3.31
Amortization of acquired intangible assets	48,261	—	11,986	36,275	0.72
Amortization of fair value inventory step-up	14,956	—	3,646	11,310	0.22
Acquisition, integration and divestiture related costs	22,904	(2,484)	2,415	18,005	0.35
Restructuring costs	13,913	—	3,477	10,436	0.21
Restructuring related costs	7,245	—	1,690	5,555	0.11
Digital transformation costs	20,273	—	4,818	15,455	0.30
Write downs of certain assets	4,000	—	971	3,029	0.06
MDR and IVDR costs (1)	4,823	—	1,144	3,679	0.07
Litigation-related charges	2,877	—	699	2,178	0.04
Gain on repurchase of convertible notes, net	—	(12,600)	(3,059)	(9,541)	(0.19)
Gain on sale of property, plant and equipment	(14,134)	—	(3,432)	(10,702)	(0.21)
Impairment of intangible assets	2,391	—	581	1,810	0.04
Remeasurement of contingent consideration	(23,022)	—	(70)	(22,952)	(0.45)
Discrete tax items	—	—	707	(707)	(0.01)
Adjusted	$326,304	$(24,830)	$69,965	$231,509	$4.57
Adjusted, as a percentage of net revenues	24.0%			17.0%
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APPENDIX B

Haemonetics Corporation Amended and Restated 2019 Long-Term Incentive Compensation Plan
HAEMONETICS CORPORATION
AMENDED AND RESTATED 2019 LONG-TERM INCENTIVE COMPENSATION PLAN
Effective as of the Effective Date (as defined below), the Haemonetics Corporation 2019 Long-Term Incentive Compensation Plan, as previously amended and restated, is hereby amended and restated (as further amended and restated, the “Plan”).
The purpose of the Plan is to provide employees of Haemonetics Corporation, a Massachusetts corporation (the “Company”), and its subsidiaries, certain consultants and advisors who perform services for the Company and its subsidiaries, and non-employee members of the Board of Directors of the Company and its subsidiaries, with the opportunity to receive grants of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, other stock-based awards, and/or cash awards.
The Company believes that the Plan will encourage the participants to contribute to the success and/or growth of the Company, thereby benefiting the Company’s stockholders, and will align the economic interests of the participants with those of the stockholders.
Section 1.Definitions
Capitalized terms used in the Plan and not defined elsewhere in the Plan shall have the meaning set forth in this Section below:
(a)“Award” shall mean an Option, SAR, Restricted Stock, Restricted Stock Unit, Other Stock-Based Award, or Cash Award granted under the Plan.
(b)“Award Agreement” shall mean the written agreement that sets forth the terms and conditions of an Award, including all amendments thereto.
(c)“Board” shall mean the Board of Directors of the Company.
(d)“Cash Award” shall mean a cash incentive payment awarded under this Plan as described under Section 11.
(e)“Cause” shall have the meaning given to that term in any written employment agreement, change-of-control agreement, offer letter or severance agreement between the Employer and the Participant, or if no such agreement exists or if such term is not defined therein, and unless otherwise defined in the Award Agreement, Cause shall mean that the Participant:
(i)has materially breached his or her employment or service contract with the Employer, which breach has not been remedied by the Participant after written notice has been provided to the Participant of such breach;
(ii)has engaged in disloyalty to the Employer, including without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty, any of which results in economic loss, damage, or injury to the Employer;
(iii)has disclosed trade secrets or confidential information of the Employer to persons not entitled to receive such information;
(iv)has breached any written non-competition, non-solicitation or other restrictive covenant agreement between the Participant and the Employer; or
(v)has engaged in gross misconduct or a willful and material violation of the Company’s policies and procedures that is injurious to the Company.

For the avoidance of doubt, the occurrence of any of the actions set forth in clauses (i) through (v) immediately above shall be determined by the Committee in good faith.
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(f)“CEO” shall mean the Chief Executive Officer of the Company.
(g)Unless otherwise set forth in an Award Agreement, a “Change of Control” shall be deemed to have occurred if:
(i)a person, or any two or more persons acting as a group, and all affiliates of such person or persons, who prior to such time owned less than fifty percent (50%) of the Company’s then outstanding shares of Company Stock, shall acquire such additional shares of Company Stock in one or more transactions, or series of transactions, such that following such transaction or transactions such person or group and affiliates beneficially own fifty percent (50%) or more of the Company Stock outstanding;
(ii)closing of the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity;
(iii)individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Company’s Board (for this purpose, “Incumbent Board” means at any time those persons who are then members of the Company’s Board of Directors and who are either (y) members of the Company’s Board of Directors on the Effective Date, or (z) have been elected, or have been nominated for election by the Company’s stockholders, by the affirmative vote of at least two-thirds of the directors comprising the Incumbent Board at the time of such election or nomination (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination); or
(iv)the consummation of any merger, reorganization, consolidation or share exchange unless the persons who were the beneficial owners of the Company’s outstanding shares of Company Stock immediately before the consummation of such transaction beneficially own more than 50% of the outstanding shares of the common stock of the successor or survivor entity in such transaction immediately following the consummation of such transaction. For purposes of this definition, the percentage of the beneficially owned shares of the successor or survivor entity described above shall be determined exclusively by reference to the shares of the successor or survivor entity which result from the beneficial ownership of Company Stock by the persons described above immediately before the consummation of such transaction.
Notwithstanding the foregoing, solely with respect to an Award the Committee determines is subject to the provisions of section 409A of the Code (and not exempted therefrom), and a Change of Control is a distribution event for purposes of an Award, the foregoing definition of Change of Control shall be interpreted, administered, limited and construed in a manner necessary to ensure that the occurrence of any such event shall result in a Change of Control only if such event qualifies as a “change in control event,” within the meaning of Treasury Regulation Section 1.409A-3(i)(5).
(h)“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
(i)“Committee” shall mean the Compensation Committee of the Board or another committee appointed by the Board to administer the Plan. The Committee shall also consist of directors who are “non-employee directors” as defined under Rule 16b-3 promulgated under the Exchange Act and “independent directors,” as determined in accordance with the independence standards established by the stock exchange on which the Company Stock is at the time primarily traded.
(j)“Company Stock” shall mean common stock of the Company.
(k)“Disability” or “Disabled” shall mean, unless otherwise defined in an employment agreement between the Participant and the Company, a condition whereby the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) is determined to be totally disabled by the Social Security Administration, provided that each qualifies as a disability within the meaning of Code Section 409A.
(l)“Dividend Equivalent” shall mean an amount determined by multiplying the number of shares of Company Stock subject to a Restricted Stock Unit or Other Stock-Based Award by the per-share cash dividend paid by the Company on its outstanding Company Stock, or the per-share Fair Market Value of any dividend paid on its outstanding Company Stock in consideration other than cash. If interest is credited on accumulated divided equivalents, the term “Dividend Equivalent” shall include the accrued interest.
(m)“Effective Date” shall mean the date on which the Plan is approved by the Company’s stockholders.
(n)“Employee” shall mean an employee of the Employer (including an officer or director who is also an employee) but excluding any person who is classified by the Employer as a “contractor” or “consultant,” no matter how characterized by the Internal Revenue Service, other governmental agency or a court. Any change of characterization of an
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individual by the Internal Revenue Service or any court or government agency shall have no effect upon the classification of an individual as an Employee for purposes of this Plan unless the Committee determines otherwise.
(o)“Employed by, or providing service to, the Employer” shall mean employment or service as an Employee, Key Advisor, member of the Board or a member of a board of directors of a subsidiary of the Company (so that, for purposes of exercising Options and SARs and satisfying conditions with respect to Restricted Stock, Restricted Stock Units, Other Stock-Based Awards, and Cash Awards, a Participant shall not be considered to have terminated employment or service until the Participant ceases to be an Employee, Key Advisor, member of the Board, or member of the board of a subsidiary of the Company), unless the Committee determines otherwise. If a Participant’s relationship is with a subsidiary of the Company and that entity ceases to be a subsidiary of the Company, the Participant will be deemed to cease employment or service when the entity ceases to be a subsidiary of the Company, unless the Participant transfers employment or service to an Employer.
(p)“Employer” shall mean the Company and its subsidiaries.
(q)“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
(r)“Exercise Price” shall mean the per share price at which shares of Company Stock may be purchased under an Option, as designated by the Committee.
(s)“Fair Market Value” shall mean:
(i)If the Company Stock is publicly traded, the Fair Market Value per share shall be determined as follows: (A) if the principal trading market for the Company Stock is a national securities exchange, the closing sales price per share of Company Stock, as reported by such exchange, during regular trading hours on the relevant date or, if there were no trades on that date, the latest preceding date upon which a sale was reported, or (B) if the Company Stock is not principally traded on any such exchange, the last reported sale price of a share of Company Stock during regular trading hours on the relevant date, as reported by the OTC Bulletin Board.
(ii)If the Company Stock is not publicly traded or, if publicly traded, is not subject to reported transactions as set forth above, the Fair Market Value per share shall be determined by the Committee through any reasonable valuation method and, if required, that is authorized under the Code.
(t)“Incentive Stock Option” shall mean an Option that is intended to meet the requirements of an incentive stock option under section 422 of the Code.
(u)“Key Advisor” shall mean a consultant or advisor of the Employer.
(v)“Non-Employee Director” shall mean a member of the Board who is not an Employee.
(w)“Non-qualified Stock Option” shall mean an Option that is not intended to be taxed as an incentive stock option under section 422 of the Code.
(x)“Option” shall mean an option to purchase shares of Company Stock, as described in Section 6.
(y)“Other Stock-Based Award” shall mean any Award based on, measured by or payable in Company Stock (other than an Option, Restricted Stock Unit, Restricted Stock, or SAR), as described in Section 10.
(z)“Participant” shall mean an Employee, Key Advisor or Non-Employee Director designated by the Committee to participate in the Plan.
(aa)“Performance Goals” shall mean performance goals based on, but are not limited to, one or more of the following criteria: revenue; earnings per share; operating income; net income (before or after taxes); cash flow (including, but not limited to, operating cash flow and free cash flow); gross profit; growth in any of the preceding measures; gross profit return on investment; gross margin return on investment; working capital; gross margins; EBIT; EBITDA; return on equity; return on assets; return on capital; revenue growth; total shareholder return; economic value added; customer satisfaction; technology leadership; number of new patents; employee retention; market share; market segment share; product release schedules; new product innovation; cost reduction through advanced technology; brand recognition/acceptance; product ship targets; corporate values measures that may be objectively determined, including, without limitation, with respect to product quality, human capital management and environment, health and safety; and stock value; and other similar criteria consistent with the foregoing. Performance goals applicable to an Award shall be determined by the Committee, and may be measured in terms of any period, including calendar year, fiscal year, or any longer or shorter period as determined by the Committee. Performance goals may be established on an absolute or relative basis, on a GAAP or non-GAAP basis, and may be established on a corporate-wide basis, or on objectives that are related to the performance of an individual Participant, or with respect to one or more business units,
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departments, divisions, subsidiaries or business segments. Relative performance may be measured against a group of peer companies, a financial market index or other objective and quantifiable indices.
(bb)“Restricted Stock” shall mean an award of Company Stock, as described in Section 7.
(cc)“Restricted Stock Unit” shall mean an award of a phantom unit representing a share of Company Stock, as described in Section 8.
(dd)“Restriction Period” shall have the meaning given that term in Section 7(a).
(ee)“SAR” shall mean a stock appreciation right, as described in Section 9.
(ff)“Substitute Awards” shall have the meaning given that term in Section 4(c).
Section 2.Administration
(a)Committee. The Plan shall be administered and interpreted by the Committee. The Committee may delegate authority to one or more subcommittees, as it deems appropriate. Subject to compliance with applicable law and the applicable stock exchange rules, the Board, in its discretion, may perform any action of the Committee hereunder. To the extent that the Board, the Committee, a subcommittee or the CEO, as described below administers the Plan, references in the Plan to the “Committee” shall be deemed to refer to the Board, the Committee or such subcommittee or the CEO.
(b)Delegation to CEO. Subject to compliance with applicable law and applicable stock exchange requirements, the Committee may delegate all or part of its authority and power to the CEO, as it deems appropriate, with respect to Awards to Employees or Key Advisors who are not officers or directors under section 16 of the Exchange Act.
(c)Committee Authority. The Committee shall have the sole authority to (i) determine the individuals to whom Awards shall be made under the Plan, (ii) determine the type, size, terms and conditions of the Awards to be made to each such individual, (iii) determine the time when the Awards will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms of any previously issued Award, subject to the provisions of Section 18 below, (v) determine and adopt terms, guidelines, and provisions, not inconsistent with the Plan and applicable law, that apply to individuals residing outside the United States who receive Awards under the Plan, and (vi) deal with any other matters arising under the Plan.
(d)Committee Determinations. The Committee shall have full power and express discretionary authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be final, conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.
Section 3.Awards
(a)General. Awards under the Plan may consist of Options as described in Section 6, Restricted Stock as described in Section 7, Restricted Stock Units as described in Section 8, SARs as described in Section 9, Other Stock-Based Awards as described in Section 10, and Cash Awards as described in Section 11. All Awards shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with this Plan as the Committee deems appropriate and as are specified in writing by the Committee to the individual in the Award Agreement. All Awards shall be made conditional upon the Participant’s acknowledgement, in writing or by acceptance of the Award, that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under such Award. Awards under a particular Section of the Plan need not be uniform as among the Participants.
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Section 4.Shares Subject to the Plan
(a)Shares Authorized. Subject to adjustment as described in Sections 4(b) and 4(e) below, the aggregate number of shares of Company Stock, or share reserve, that may be issued or transferred under the Plan after the Effective Date shall be (i) 4,680,000 shares, plus (ii) the number of shares of Company Stock previously reserved for issuance under the Plan that remain available for grant under the Plan as of immediately prior to the Effective Date, and plus (iii) the number of shares of Company Stock reserved for issuance with respect to outstanding grants under the Plan as of the Effective Date. Subject to adjustment as described in Sections 4(b) and 4(e) below, shares of Company Stock subject to outstanding grants under the Plan that terminate, expire or are cancelled, forfeited, exchanged or surrendered on or after the Effective Date without having been exercised, vested or paid under the Plan shall again be available to be granted under the Plan (the “Returned Shares”). The aggregate number of shares of Company Stock that may be issued or transferred under the Plan pursuant to Incentive Stock Options shall not exceed 4,680,000 shares of Company Stock.

(b)Source of Shares; Share Counting. Shares issued or transferred under the Plan may be authorized but unissued shares of Company Stock or reacquired shares of Company Stock, including shares purchased by the Company on the open market for purposes of the Plan. Any shares that are subject to an Award of Options or SARs shall be counted against the share reserve authorized in Section 4(a) as one (1) share; and any shares that are subject to Awards other than Options, SARs, or Cash Awards, shall be counted against the share reserve authorized in Section 4(a) as 2.76 shares (the “Fungible Ratio”). Any shares that become available for reissuance pursuant to the terms of the Plan, including any Returned Shares, will be returned to the share reserve at the rates described in the preceding sentences of this Section 4(b). If and to the extent Options or SARs granted under the Plan terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised, or if any Restricted Stock, Restricted Stock Units or Other Stock-Based Awards are forfeited or terminated, the shares subject to such Awards shall again be available for purposes of the Plan. Shares surrendered or withheld in payment of the Exercise Price of an Option (including an option granted under the Plan that is exercised on or after the Effective Date) or SAR shall not be available for reissuance under the Plan. Shares of Company Stock withheld or surrendered for payment of taxes with respect to Awards (including options granted under the Plan) shall not be available for reissuance under the Plan. If SARs are granted, the full number of shares subject to the SARs shall be considered issued under the Plan, without regard to the number of shares issued upon exercise of the SARs. To the extent any Awards are paid in cash, and not in shares of Company Stock, any shares previously subject to such Awards shall again be available for issuance or transfer under the Plan. For the avoidance of doubt, if shares are repurchased by the Company on the open market with the proceeds of the Exercise Price of Options (including options granted under the Plan prior to the Effective Date), such shares may not again be made available for issuance under the Plan.
(c)Substitute Awards. Shares issued or transferred under Awards made pursuant to an assumption, substitution or exchange for previously granted awards of a company acquired by the Company in a transaction (“Substitute Awards”) shall not reduce the number of shares of Company Stock available under the Plan, and available shares under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Awards under the Plan and shall not reduce the Plan’s share reserve (subject to applicable stock exchange listing and Code requirements).
(d)Individual Limits. Subject to adjustment as described below in Section 4(e), the following Award limitations shall apply:
(i)For Options, SARs, Restricted Stock, Restricted Stock Units and Other Stock-Based Awards (whether payable in Company Stock, cash or a combination of the two), the maximum number of shares of Company Stock for which such Awards may be made to any Employee or Key Advisor in any fiscal year shall not exceed 750,000 shares of Company Stock in the aggregate, without regard to, and prior to any application of, the Fungible Ratio.
(ii)The maximum aggregate grant date value of shares of Company Stock subject to Awards granted to any Non-Employee Director during any calendar year for services rendered as a Non-Employee Director, taken together with any cash fees earned by such Non-Employee Director for services rendered as a Non-Employee Director during the fiscal year, shall not exceed $750,000 in total value. For purposes of this limit, the value of such Awards shall be calculated based on the grant date fair value of such Awards for financial reporting purposes.
(iii)Notwithstanding the foregoing, the individual limit described in subsection (i) shall be increased to two times the otherwise applicable limit with respect to Awards that are made on or around the date of hire to a newly hired Employee.
(e)Adjustments. If there is any change in the number or kind of shares of Company Stock outstanding by reason of (i) a stock dividend, spinoff, recapitalization, stock split, reverse stock split, or combination or exchange of shares, (ii) a merger, reorganization or consolidation, (iii) a reclassification or change in par value, or (iv) any other extraordinary or unusual event affecting the outstanding Company Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Company Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the maximum number and kind of shares of Company Stock available for issuance under the Plan, the maximum number and kind of shares of Company Stock for which any individual may receive Awards in any year, the number and kind of shares covered by outstanding Awards, the number and kind of shares issued and to be issued under the Plan,
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and the price per share or the applicable market value of such Awards shall be equitably adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of Company Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding Awards; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. In addition, in the event of a Change of Control, the provisions of Section 13 of the Plan shall apply. Any adjustments to outstanding Awards shall be consistent with section 409A or 424 of the Code, to the extent applicable. Notwithstanding the foregoing, for each Option or SAR with an Exercise Price or base amount, as the case may be, greater than the consideration offered in connection with any transaction or event described herein, the Committee may, in its sole discretion, elect to cancel such Option or SAR without any payment to the person holding such Option or SAR. Subject to Section 18(b) below, the adjustments of Awards under this Section 4(e) shall include adjustment of shares, Exercise Price of Options, base amount of SARs, Performance Goals or other terms and conditions, as the Committee deems appropriate. The Committee shall have the sole discretion and authority to determine what appropriate adjustments shall be made and any adjustments determined by the Committee shall be final, binding and conclusive.
Section 5.Eligibility for Participation
(a)Eligible Persons. All Employees and Non-Employee Directors shall be eligible to participate in the Plan. Key Advisors shall be eligible to participate in the Plan if the Key Advisors render bona fide services to the Employer, the services are not in connection with the offer and sale of securities in a capital-raising transaction and the Key Advisors do not directly or indirectly promote or maintain a market for the Company’s securities.
(b)Selection of Participants. The Committee shall select the Employees, Non-Employee Directors and Key Advisors to receive Awards and shall determine the number of shares of Company Stock subject to a particular Award in such manner as the Committee determines.
Section 6.Options
The Committee may grant Options to an Employee, Non-Employee Director or Key Advisor upon such terms as the Committee deems appropriate. The following provisions are applicable to Options:
(a)Number of Shares. The Committee shall determine the number of shares of Company Stock that will be subject to each Award of Options to Employees, Non-Employee Directors and Key Advisors.
(b)Type of Option and Exercise Price.
(i)The Committee may grant Incentive Stock Options or Non-qualified Stock Options or any combination of the two, all in accordance with the terms and conditions set forth herein. Notwithstanding such designations, to the extent that an Option designated as an Incentive Stock Option does not qualify as an Incentive Stock Option, it shall be treated as a Non-qualified Stock Option. Incentive Stock Options may be granted only to employees of the Company or its subsidiary corporations, as defined in section 424 of the Code. Non-qualified Stock Options may be granted to Employees, Non-Employee Directors and Key Advisors.
(ii)The Exercise Price of Company Stock subject to an Option shall be determined by the Committee and shall be equal to or greater than the Fair Market Value of a share of Company Stock on the date the Option is granted. However, an Incentive Stock Option may not be granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, or any parent or subsidiary corporation of the Company, as defined in section 424 of the Code, unless the Exercise Price per share is not less than 110% of the Fair Market Value of a share of Company Stock on the date of grant.
(c)Option Term. The Committee shall determine the term of each Option. The term of any Option shall not exceed seven years from the date of grant. However, an Incentive Stock Option that is granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, or any parent or subsidiary corporation of the Company, as defined in section 424 of the Code, may not have a term that exceeds five years from the date of grant. Notwithstanding the foregoing, in the event that on the last business day of the term of an Option (other than an Incentive Stock Option), the exercise of the Option is prohibited by applicable law, including a prohibition on purchases or sales of Company Stock under the Company’s insider trading policy, the term of the Option shall be extended for a period of 30 days following the end of the legal prohibition, unless the Committee determines otherwise.
(d)Exercisability of Options. Options shall become exercisable in accordance with such terms and conditions, consistent with the Plan, as may be determined by the Committee and specified in the Award Agreement. Subject to the limitations set forth in Section 13, the Committee may accelerate the exercisability of any or all outstanding Options at any time for any reason.
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(e)Awards to Non-exempt Employees. Notwithstanding the foregoing, Options granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such Options may become exercisable, as determined by the Committee, upon the Participant’s death, Disability or retirement, or upon a Change of Control or other circumstances permitted by applicable regulations).
(f)Termination of Employment or Service. Except as provided in the Award Agreement, an Option may only be exercised while the Participant is employed by, or providing services to, the Employer. The Committee shall determine in the Award Agreement under what circumstances and during what time periods a Participant may exercise an Option after termination of employment or service.
(g)Exercise of Options. A Participant may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company. The Participant shall pay the Exercise Price for an Option in the method(s) specified by the Committee, which may, if permitted by the Committee, include, without limitation, one or more of the following: (i) in cash, or by check, (ii) by delivering shares of Company Stock owned by the Participant and having a Fair Market Value on the date of exercise at least equal to the Exercise Price or by attestation (on a form prescribed by the Committee) to ownership of shares of Company Stock having a Fair Market Value on the date of exercise at least equal to the Exercise Price, (iii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, (iv) by withholding shares of Company Stock subject to the exercisable Option, which have a Fair Market Value on the date of exercise equal to the Exercise Price, or (v) by such other method as the Committee may approve. Shares of Company Stock used to exercise an Option shall have been held by the Participant for the requisite period of time necessary to avoid adverse accounting consequences to the Company with respect to the Option. Payment for the shares to be issued or transferred pursuant to the Option, and any required tax withholdings, must be received by the Company by the time specified by the Committee depending on the type of payment being made, but in all cases prior to the issuance or transfer of such shares. Notwithstanding the foregoing, the Committee may provide, subject to any conditions it establishes in connection therewith, that if, on the last day of the Option term, the Fair Market Value of a share of Company Stock exceeds the exercise price by a specified amount, the Participant has not exercised the Option and the Option has not expired, the Option shall be deemed to have been exercised by the Participant on such day with payment made by withholding shares otherwise issuable in connection with the exercise of the Option. In such event, the Company shall deliver to the Participant the number of shares for which the Option was deemed exercised, less the number of shares required to be withheld for the payment of the total purchase price and required tax withholdings.
(h)Limits on Incentive Stock Options. Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value of the Company Stock on the date of the grant with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year, under the Plan or any other stock option plan of the Company or a parent or subsidiary, exceeds $100,000, then the Option, as to the excess, shall be treated as a Non-qualified Stock Option.
Section 7.Restricted Stock
The Committee may issue or transfer shares of Company Stock to an Employee, Non-Employee Director or Key Advisor under an award of Restricted Stock, upon such terms as the Committee deems appropriate. The following provisions are applicable to Restricted Stock:
(a)General Requirements. Shares of Company Stock issued or transferred pursuant to Restricted Stock may be issued or transferred for consideration or for no consideration, and subject to restrictions or no restrictions, as determined by the Committee. The Committee may, but shall not be required to, establish conditions under which restrictions on Restricted Stock shall lapse over a period of time or according to such other criteria as the Committee deems appropriate, including, without limitation, restrictions based upon the achievement of specific Performance Goals. The period of time during which the Restricted Stock will remain subject to restrictions will be designated in the Award Agreement as the “Restriction Period.”
(b)Number of Shares. The Committee shall determine the number of shares of Company Stock to be issued or transferred pursuant to an award of Restricted Stock and the restrictions applicable to such shares.
(c)Requirement of Employment or Service. If the Participant ceases to be employed by, or provide service to, the Employer during a period designated in the Award Agreement as the Restriction Period, or if other specified conditions are not met, the Restricted Stock shall terminate as to all shares covered by the Award as to which the restrictions have not lapsed, and those shares of Company Stock must be immediately returned to the Company. Subject to the limitations set forth in Section 13, the Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.
(d)Restrictions on Transfer and Legend on Stock Certificate. During the Restriction Period, a Participant may not sell, assign, transfer, pledge or otherwise dispose of the shares of Restricted Stock except under Section 16 below. Unless otherwise determined by the Committee, the Company will retain possession of certificates for shares of Restricted Stock until all restrictions on such shares have lapsed. Each certificate for Restricted Stock, unless held by the Company, shall contain a legend giving appropriate notice of the restrictions in the Award. The Participant shall be entitled to have the legend removed from the stock certificate covering the shares subject to restrictions when all restrictions on such shares have lapsed. The Committee may determine that the Company will not issue certificates for Restricted Stock until all restrictions on such shares have lapsed.
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(e)Right to Vote and to Receive Dividends. Unless the Committee determines otherwise, during the Restriction Period, the Participant shall have the right to vote shares of Restricted Stock and to be credited any dividends or other distributions paid on such shares, subject to any restrictions deemed appropriate by the Committee, including, without limitation, the achievement of specific Performance Goals. Dividends shall vest and become payable only if and to the extent that the underlying Restricted Stock vests, as determined by the Committee.
(f)Lapse of Restrictions. All restrictions imposed on Restricted Stock shall lapse upon the expiration of the applicable Restriction Period and the satisfaction of all conditions, if any, imposed by the Committee. The Committee may determine, as to any or all Restricted Stock, that the restrictions shall lapse without regard to any Restriction Period.
Section 8.Restricted Stock Units
The Committee may grant Restricted Stock Units, each of which shall represent one hypothetical share of Company Stock, to an Employee, Non-Employee Director or Key Advisor upon such terms and conditions as the Committee deems appropriate. The following provisions are applicable to Restricted Stock Units:
(a)Crediting of Units. Each Restricted Stock Unit shall represent the right of the Participant to receive a share of Company Stock or an amount of cash based on the value of a share of Company Stock, if and when specified conditions are met. All Restricted Stock Units shall be credited to bookkeeping accounts established on the Company’s records for purposes of the Plan.
(b)Terms of Restricted Stock Units. The Committee may grant Restricted Stock Units that vest and are payable if specified Performance Goals or other conditions are met, or under other circumstances. Restricted Stock Units may be paid at the end of a specified performance period or other period, or payment may be deferred to a date authorized by the Committee. Subject to the limitations set forth in Section 13, the Committee may accelerate vesting or payment, as to any or all Restricted Stock Units at any time for any reason, provided such acceleration complies with section 409A of the Code, to the extent applicable. The Committee shall determine the number of Restricted Stock Units to be granted and the requirements applicable to such Restricted Stock Units.
(c)Requirement of Employment or Service. If the Participant ceases to be employed by, or provide service to, the Employer prior to the vesting of Restricted Stock Units, or if other conditions established by the Committee are not met, the Participant’s Restricted Stock Units shall be forfeited. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.
(d)Payment With Respect to Restricted Stock Units. Payments with respect to Restricted Stock Units shall be made in cash, Company Stock or any combination of the foregoing, as the Committee shall determine.
Section 9.Stock Appreciation Rights
The Committee may grant SARs to an Employee, Non-Employee Director or Key Advisor separately or in tandem with any Option. The following provisions are applicable to SARs:
(a)General Requirements. The Committee may grant SARs to an Employee, Non-Employee Director or Key Advisor separately or in tandem with any Option (for all or a portion of the applicable Option). Tandem SARs may be granted either at the time the Option is granted or at any time thereafter while the Option remains outstanding; provided, however, that, in the case of an Incentive Stock Option, SARs may be granted only at the time of the grant of the Incentive Stock Option. The Committee shall establish the base amount of the SAR at the time the SAR is granted. The base amount of each SAR shall be equal to or greater than the Fair Market Value of a share of Company Stock as of the date of grant of the SAR. The term of any SAR shall not exceed seven years from the date of grant. Notwithstanding the foregoing, in the event that on the last business day of the term of a SAR, the exercise of the SAR is prohibited by applicable law, including a prohibition on purchases or sales of Company Stock under the Company’s insider trading policy, the term shall be extended for a period of 30 days following the end of the legal prohibition, unless the Committee determines otherwise.
(b)Tandem SARs. In the case of tandem SARs, the number of SARs granted to a Participant that shall be exercisable during a specified period shall not exceed the number of shares of Company Stock that the Participant may purchase upon the exercise of the related Option during such period. Upon the exercise of an Option, the SARs relating to the Company Stock covered by such Option shall terminate. Upon the exercise of SARs, the related Option shall terminate to the extent of an equal number of shares of Company Stock.
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(c)Exercisability. A SAR shall be exercisable during the period specified by the Committee in the Award Agreement and shall be subject to such vesting and other restrictions as may be specified in the Award Agreement. Subject to the limitations set forth in Section 13, the Committee may accelerate the exercisability of any or all outstanding SARs at any time for any reason. SARs may only be exercised while the Participant is employed by, or providing service to, the Employer or during the applicable period after termination of employment or service as specified by the Committee. A tandem SAR shall be exercisable only during the period when the Option to which it is related is also exercisable.
(d)Awards to Nonexempt Employees. Notwithstanding the foregoing, SARs granted to persons who are nonexempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such SARs may become exercisable, as determined by the Committee, upon the Participant’s death, Disability or retirement, or upon a Change of Control or other circumstances permitted by applicable regulations).
(e)Value of SARs. When a Participant exercises SARs, the Participant shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised. The stock appreciation for a SAR is the amount by which the Fair Market Value of the underlying Company Stock on the date of exercise of the SAR exceeds the base amount of the SAR as described in subsection (a).
(f)Form of Payment. The appreciation in a SAR shall be paid in shares of Company Stock, cash or any combination of the foregoing, as the Committee shall determine. For purposes of calculating the number of shares of Company Stock to be received, shares of Company Stock shall be valued at their Fair Market Value on the date of exercise of the SAR.
Section 10.Other Stock-Based Awards
The Committee may grant Other Stock-Based Awards, which are awards (other than those described in Sections 6, 7, 8 and 9 of the Plan) that are based on or measured by Company Stock, to any Employee, Non-Employee Director or Key Advisor, on such terms and conditions as the Committee shall determine. Other Stock-Based Awards may be awarded subject to the achievement of Performance Goals or other criteria or other conditions and may be payable in cash, Company Stock or any combination of the foregoing, as the Committee shall determine.
Section 11.Cash Awards
The Committee may grant Cash Awards to Employees who are executive officers and other key employees of the Company. The Committee shall determine the terms and conditions applicable to Cash Awards, including the criteria for the vesting and payment of Cash Awards. Cash Awards shall be based on such measures as the Committee deems appropriate and need not relate to the value of shares of Company Stock.
Section 12.Dividend Equivalents
The Committee may grant Dividend Equivalents in connection with Restricted Stock Units or Other Stock-Based Awards. Dividend Equivalents may be paid currently or accrued as contingent cash obligations and may be payable in cash or shares of Company Stock, and upon such terms and conditions as the Committee shall determine. Dividend Equivalents with respect to Restricted Stock Units or Other Stock-Based Awards shall vest and be paid only if and to the extent the underlying Restricted Stock Units or Other Stock-Based Awards vest and are paid, as determined by the Committee. For the avoidance of doubt, no dividends or Dividend Equivalents will be granted in connection with Stock Options or SARs.
Section 13.Consequences of a Change of Control
(a)Assumption of Outstanding Awards. Upon a Change of Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding Awards that are not exercised or paid at the time of the Change of Control shall be assumed by, or replaced with grants that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation). After a Change of Control, references to the “Company” as they relate to employment matters shall include the successor employer in the transaction, subject to applicable law.
(b)Vesting Upon Certain Terminations of Employment. Unless the Award Agreement provides otherwise, if a Participant’s employment is terminated by the Employer without Cause upon or within 12 months following a Change of Control, the Participant’s outstanding Awards shall become fully vested as of the date of such termination; provided that if the vesting of any such Awards is based, in whole or in part, on performance, such Awards shall vest only based on the greater of (i) actual performance as of the date of the Change of Control, or (ii) target performance, prorated based on the period elapsed between the beginning of the applicable performance period and the date of termination.
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(c)Other Alternatives. In the event of a Change of Control, if any outstanding Awards are not assumed by, or replaced with grants that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation), the Committee may take any of the following actions with respect to any or all outstanding Awards, without the consent of any Participant: (i) the Committee may determine that outstanding Stock Options and SARs shall automatically accelerate and become fully exercisable and the restrictions and conditions on outstanding Restricted Stock, Restricted Stock Units, Cash Awards, and Dividend Equivalents shall immediately lapse; (ii) the Committee may determine that Participants shall receive a payment in settlement of outstanding Restricted Stock Units, Cash Awards, or Dividend Equivalents, in such amount and form as may be determined by the Committee; (iii) the Committee may require that Participants surrender their outstanding Stock Options and SARs in exchange for a payment by the Company, in cash or Company Stock as determined by the Committee, in an amount equal to the amount, if any, by which the then Fair Market Value of the shares of Company Stock subject to the Participant’s unexercised Stock Options and SARs exceeds the Stock Option Exercise Price or SAR base amount, and (iv) after giving Participants an opportunity to exercise all of their outstanding Stock Options and SARs, the Committee may terminate any or all unexercised Stock Options and SARs at such time as the Committee deems appropriate. Such surrender, termination or payment shall take place as of the date of the Change of Control or such other date as the Committee may specify. Without limiting the foregoing, if the per share Fair Market Value of the Company Stock does not exceed the per share Stock Option Exercise Price or SAR base amount, as applicable, the Company shall not be required to make any payment to the Participant upon surrender of the Stock Option or SAR.
Section 14.Tax Application/Changes for Certain Awards
The Committee may permit or require a Participant to defer receipt of the payment of cash or the delivery of shares that would otherwise be due to such Participant in connection with any Award. If any such deferral election is permitted or required, the Committee shall establish rules and procedures for such deferrals and may provide for interest or other earnings to be paid on such deferrals. The rules and procedures for any such deferrals shall be consistent with applicable requirements of section 409A of the Code.
Section 15.Withholding of Taxes
(a)Required Withholding. All Awards under the Plan shall be subject to applicable United States federal (including FICA), state and local, foreign country or other tax withholding requirements. The Employer may require that the Participant or other person receiving Awards or exercising Awards pay to the Employer an amount sufficient to satisfy such tax withholding requirements with respect to such Awards, or the Employer may deduct from other wages and compensation paid by the Employer the amount of any withholding taxes due with respect to such Awards.
(b)Share Withholding. The Committee may permit or require the Employer’s tax withholding obligation with respect to Awards paid in Company Stock to be satisfied by having shares withheld up to an amount that does not exceed the Participant’s applicable withholding tax rate for United States federal (including FICA), state and local tax liabilities. The Committee may, in its discretion, and subject to such rules as the Committee may adopt, allow Participants to elect to have such share withholding applied to all or a portion of the tax withholding obligation arising in connection with any particular Award. Unless the Committee determines otherwise, share withholding for taxes shall not exceed the Participant’s minimum applicable tax withholding amount (any determination to exceed the minimum applicable tax withholding amount shall be in accordance with permissible accounting rules then in effect).
Section 16.Transferability of Awards
(a)Non-transferability of Awards. Except as described in subsection (b) below, only the Participant may exercise rights under an Award during the Participant’s lifetime. A Participant may not transfer those rights except (i) by will or by the laws of descent and distribution or (ii) with respect to Awards other than Incentive Stock Options, pursuant to a domestic relations order. When a Participant dies, the personal representative or other person entitled to succeed to the rights of the Participant may exercise such rights. Any such successor must furnish proof satisfactory to the Company of his or her right to receive the Award under the Participant’s will or under the applicable laws of descent and distribution.
(b)Transfer of Non-qualified Stock Options. Notwithstanding the foregoing, the Committee may provide, in an Award Agreement, that a Participant may transfer Non-qualified Stock Options to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with the applicable securities laws, according to such terms as the Committee may determine; provided that the Participant receives no consideration for the transfer of an Option and the transferred Option shall continue to be subject to the same terms and conditions as were applicable to the Option immediately before the transfer.
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Section 17.Requirements for Issuance or Transfer of Shares
No Company Stock shall be issued or transferred in connection with any Award hereunder unless and until all legal requirements applicable to the issuance or transfer of such Company Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Award on the Participant’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of the shares of Company Stock as the Committee shall deem necessary or advisable, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Company Stock issued or transferred under the Plan may be subject to such stop-transfer orders and other restrictions as the Committee deems appropriate to comply with applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.
Section 18.Amendment and Termination of the Plan
(a)Amendment. The Board may amend or terminate the Plan at any time; provided, however, that the Board shall not amend the Plan without stockholder approval if such approval is required in order to comply with the Code or other applicable law, or to comply with applicable stock exchange requirements.
(b)No Repricing of Options or SARs. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, Company Stock, other securities or property), stock split, extraordinary cash dividend, recapitalization, change of control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of Company Stock or other securities, or similar transactions), the Company may not, without obtaining stockholder approval, (i) amend the terms of outstanding Stock Options or SARs to reduce the Exercise Price of such outstanding Stock Options or base price of such SARs, (ii) cancel outstanding Stock Options or SARs in exchange for Stock Options or SARs with an Exercise Price or base price, as applicable, that is less than the Exercise Price or base price of the original Stock Options or SARs or (iii) cancel outstanding Stock Options or SARs with an Exercise Price or base price, as applicable, above the current stock price in exchange for cash or other securities.
(c)Termination of Plan. The Plan shall terminate on the day immediately preceding the tenth anniversary of its Effective Date, unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the stockholders.
(d)Termination and Amendment of Outstanding Awards. A termination or amendment of the Plan that occurs after an Award is made shall not materially impair the rights of a Participant unless the Participant consents or unless the Committee acts under Section 19(f) below. The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Award. Whether or not the Plan has terminated, an outstanding Award may be terminated or amended under Section 19(f) below or may be amended by agreement of the Company and the Participant consistent with the Plan, provided that the Participant’s consent is not required if any termination or amendment to the Participant’s outstanding Award does not materially impair the rights or materially increase the obligations of the Participant.
Section 19.Miscellaneous
(a)Awards in Connection with Corporate Transactions and Otherwise. Nothing contained in the Plan shall be construed to (i) limit the right of the Committee to make Awards under the Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Awards to employees thereof who become Employees, or (ii) limit the right of the Company to grant stock options or make other awards outside of the Plan. The Committee may make an Award to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company, in substitution for a stock option or stock award grant made by such corporation. Notwithstanding anything in the Plan to the contrary, the Committee may establish such terms and conditions of the new Awards as it deems appropriate, including setting the Exercise Price of Options or the base price of SARs at a price necessary to retain for the Participant the same economic value as the prior options or rights.
(b)Governing Document. The Plan shall be the controlling document. No other statements, representations, explanatory materials or examples, oral or written, may amend the Plan in any manner. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.
(c)Funding of the Plan. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Awards under the Plan. To the extent a Participant acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company.
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(d)Rights of Participants. Nothing in the Plan shall entitle any Employee, Non-Employee Director, Key Advisor or other person to any claim or right to receive an Award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employ of the Employer or any other employment rights.
(e)No Fractional Shares. No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan or any Award. Except as otherwise provided under the Plan, the Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.
(f)Compliance with Law.
(i)The Plan, the exercise of Options and SARs and the obligations of the Company to issue or transfer shares of Company Stock under Awards shall be subject to all applicable laws and regulations, and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In addition, it is the intent of the Company that Incentive Stock Options comply with the applicable provisions of section 422 of the Code, and that, to the extent applicable, Awards comply with the requirements of section 409A of the Code. To the extent that any legal requirement of section 16 of the Exchange Act or section 422 or 409A of the Code as set forth in the Plan ceases to be required under section 16 of the Exchange Act or section 422 or 409A of the Code, that Plan provision shall cease to apply. The Committee may revoke any Award if it is contrary to law or modify an Award to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to Participants. The Committee may, in its sole discretion, agree to limit its authority under this Section.
(ii)The Plan is intended to be exempt from or, to the extent applicable, comply with, the requirements of section 409A of the Code. Any reference in this Plan to section 409A of the Code also include any regulation promulgated thereunder or any other formal guidance issued by the Internal Revenue Service with respect to section 409A of the Code. Each Award shall be construed and administered such that the Award either (A) qualifies for an exemption from the requirements of section 409A of the Code or (B) satisfies the requirements of section 409A of the Code. If an Award is subject to section 409A of the Code, (I) distributions shall only be made in a manner and upon an event permitted under section 409A of the Code, (II) payments to be made upon a termination of employment or service shall only be made upon a “separation from service” under section 409A of the Code, (III) unless the Award specifies otherwise, each installment payment shall be treated as a separate payment for purposes of section 409A of the Code, and (IV) in no event shall a Participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with section 409A of the Code.
(iii)Any Award that is subject to section 409A of the Code and that is to be distributed to a Key Employee (as defined below) upon separation from service shall be administered so that any distribution with respect to such Award shall be postponed for six months following the date of the Participant’s separation from service, if required by section 409A of the Code. If a distribution is delayed pursuant to section 409A of the Code, the distribution shall be paid within 15 days after the end of the six-month period. If the Participant dies during such six-month period, any postponed amounts shall be paid within 90 days of the Participant’s death. The determination of “Key Employees,” including the number and identity of persons considered Key Employees and the identification date, shall be made by the Committee or its delegate each year in accordance with section 416(i) of the Code and the “specified employee” requirements of section 409A of the Code. For the avoidance of doubt, the determination of Key Employees shall not affect the group of key employees who may be granted cash awards under Section 11 of the Plan.
(iv)Notwithstanding anything in the Plan or any Award agreement to the contrary, each Participant shall be solely responsible for the tax consequences of Awards under the Plan, and in no event shall the Company or any subsidiary or affiliate of the Company have any responsibility or liability if an Award does not meet any applicable requirements of section 409A of the Code. Although the Company intends to administer the Plan to prevent taxation under section 409A of the Code, the Company does not represent or warrant that the Plan or any Award complies with any provision of federal, state, local or other tax law.
(g)Establishment of Subplans. The Committee shall have the discretionary authority to adopt and implement from time to time such addenda or subplans to the Plan as it may deem necessary in order to bring the Plan into compliance with applicable laws and regulations of any foreign jurisdictions in which Awards are to be made under the Plan and/or to obtain favorable tax treatment in those foreign jurisdictions for the individuals to whom the Awards are made.
(h)Claw-back Rights. Subject to the requirements of applicable law, the Committee may provide in any Award Agreement that, if a Participant breaches any non-competition, non-solicitation or other restrictive covenant agreement between the Participant and the Employer (which may be set forth or cross-referenced in any Award Agreement) or otherwise engages in activities that constitute Cause either while employed by, or providing service to, the Employer or within a specified period of time thereafter, all Awards held by the Participant shall terminate, and the Company may rescind any exercise of an Option or SAR and the vesting of any other Award and delivery of shares upon such exercise or vesting (including pursuant to
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dividends and Dividend Equivalents), as applicable on such terms as the Committee shall determine, including the right to require that in the event of any such rescission, (i) the Participant shall return to the Company the shares received upon the exercise of any Option or SAR and/or the vesting and payment of any other Award (including pursuant to dividends and Dividend Equivalents) or, (ii) if the Participant no longer owns the shares, the Participant shall pay to the Company the amount of any gain realized or payment received as a result of any sale or other disposition of the shares (or, in the event the Participant transfers the shares by gift or otherwise without consideration, the Fair Market Value of the shares on the date of the breach of the restrictive covenant agreement (including a Participant’s Award Agreement containing restrictive covenants) or activity constituting Cause), net of the price originally paid by the Participant for the shares. Payment by the Participant shall be made in such manner and on such terms and conditions as may be required by the Committee. The Employer shall be entitled to set off against the amount of any such payment any amounts otherwise owed to the Participant by the Employer. The Committee may also provide in any Award Agreement that if a Participant fails to timely execute or otherwise agrees to be bound by a non-competition, non-solicitation or other restrictive covenant agreement with the Employer, then the Awards subject to such Award Agreement shall terminate. In addition, all Awards under the Plan shall be subject to any applicable claw-back provisions or policies, recoupment provisions or policies, share trading policies and other policies that may be implemented by the Board from time to time, whether approved before or after the date of grant of an Award. In the event of a claw-back, recoupment or forfeiture event under an applicable claw-back policy (including without limitation a claw-back policy required to be implemented by an applicable stock exchange), the amount required to be clawed back, recouped or forfeited pursuant to such policy shall be deemed not to have been earned under the terms of the Plan, and the Company shall be entitled to recover from the Participant the amount specified under the policy to be clawed back, recouped or forfeited.
(i)Governing Law. The validity, construction, interpretation and effect of the Plan and Award Agreements issued under the Plan shall be governed and construed by and determined in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws provisions thereof.
Approvals:

2019 Long-Term Incentive Compensation Plan Adopted by the Board of Directors on:	May 14, 2019
2019 Long-Term Incentive Compensation Plan Adopted by the Stockholders on:	July 25, 2019
Amended and Restated 2019 Long-Term Incentive Compensation Plan Adopted by the Board of Directors on:	June 12, 2023
Amended and Restated 2019 Long-Term Incentive Compensation Plan Adopted by the Stockholders on:	August 4, 2023
Amended and Restated 2019 Long-Term Incentive Compensation Plan Adopted by the Board of Directors on:	June 9, 2026
Amended and Restated 2019 Long-Term Incentive Compensation Plan Adopted by the Stockholders on:
HAEMONETICS CORPORATION | 2026 Proxy Statement     89

APPENDIX C

Haemonetics Corporation Amended and Restated 2007 Employee Stock Purchase Plan
HAEMONETICS CORPORATION
AMENDED AND RESTATED 2007 EMPLOYEE STOCK PURCHASE PLAN
On May 15, 2026 (the “Effective Date”), the Board of Directors adopted this Amended and Restated 2007 Employee Stock Purchase Plan (as amended from time to time, the “Plan”), which shall govern all grants of options under the Plan made after the Effective Date. For the terms and conditions of the Plan applicable to an Option granted before the Effective Date, refer to the version of the Plan in effect as of the date such option was granted.
1.Purpose
It is the purpose of this Plan to provide a means whereby eligible employees may purchase Common Stock of Haemonetics Corporation (the “Company”) through payroll deductions. It is intended to provide a further incentive for employees to promote the best interests of the Company and to encourage stock ownership by employees in order that they may participate in the Company's economic growth.
It is the intention of the Company that the Plan qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code and the provisions of this Plan shall be construed in a manner consistent with the Code.
2.Definitions
The following words or terms, when used herein, shall have the following respective meanings:
(a)“Plan” shall mean the 2007 Employee Stock Purchase Plan, as it may be amended from time to time.
(b)“Company” shall mean Haemonetics Corporation, a Massachusetts corporation.
(c)“Account” means the Employee Stock Purchase Account established for a Participant under Section 7 hereunder.
(d)“Basic Compensation” shall mean the regular rate of salary or wages in effect immediately prior to a Purchase Period, including sales commissions (to the extent not varying between payroll periods and constituting “regular wages”, as defined in the applicable Treasury Regulation adopted by the Internal Revenue Service and the Department of the Treasury), before any deductions or withholdings for any salary deferral contributions made by the Eligible Employee to any tax-qualified or nonqualified deferred compensation plan, including overtime, vacation pay, holiday pay, jury duty pay and funeral leave pay, but excluding education or tuition reimbursements, imputed income arising under any group insurance or benefit program, travel expenses, business and relocation expenses, and other amounts not constituting “regular wages”.
(e)“Board of Directors” shall mean the Board of Directors of Haemonetics Corporation.
(f)“Code” shall mean the Internal Revenue Code of 1986, as amended.
(g)“Committee” shall mean the Compensation Committee of the Board of Directors or such other Stock Purchase Plan Committee appointed by the Board from time to time and acting in accordance with the terms of the Plan.
(h)“Common Stock” shall mean shares of the Company's common stock with a par value of $0.01 per share.
(i)“Effective Date” shall have the meaning set forth in the preamble.
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(j)“Eligible Employees” shall mean all persons employed by (i) the Company or (ii) any subsidiary corporation of the Company (as defined in Section 424(f) of the Code) that has been designated by the Board of Directors, or the Committee if one has been appointed, from time to time as eligible to be a participating subsidiary under the Plan, but excluding: (i) Persons whose customary employment is less than twenty hours per week or five months or less per year; and (ii) Persons who are deemed for purposes of Section 423(b)(3) of the Code to own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company, its parent or a subsidiary. For purposes of the Plan, employment will be treated as continuing intact while a Participant is on military leave, sick leave, or other bona fide leave of absence, for up to 90 days or so long as the Participant's right to re-employment is guaranteed either by statute or by contract, if longer than 90 days.
(k)“Exercise Date” shall mean the last day of a Purchase Period; provided, however, that if such date is not a business day, “Exercise Date” shall mean the immediately preceding business day.
(l)“Participant” shall mean an Eligible Employee who elects to participate in the Plan under Section 6 hereunder.
(m)Except as provided below, there shall be two “Purchase Periods” in each full calendar year during which the Plan is in effect, one commencing on November 1st of each calendar year and continuing through April 30 of such calendar year, and the second commencing on May 1st of each calendar year and continuing through October 31st of such calendar year. The last Purchase Period shall end on October 31, 2036.
(n)“Purchase Price” shall mean the lower (i) 85% of the fair market value of a share of Common Stock for the first business day of the relevant Purchase Period, or (ii) 85% of such value on the relevant Exercise Date. If the shares of the Common Stock are listed on any national securities exchange, the fair market value per share of Common Stock on a particular day shall be the closing price, if any, on the largest such exchange. If there are no sales of the shares of Common Stock on such particular day, the fair market value of a share of Common Stock shall be determined by the fair market value of a share of Common Stock on the nearest date prior to the Exercise Date. If the fair market value cannot be determined under the preceding sentences, it shall be determined in good faith by the Committee.
3.Grant of Option to Purchase Shares
Each Eligible Employee shall be granted an option effective on the first day of each Purchase Period to purchase shares of Common Stock. The term of the option shall be the length of the Purchase Period. The number of shares subject to each option shall be the quotient of the aggregate payroll deductions in the Purchase Period authorized by each Participant in accordance with Section 6 divided by the Purchase Price, but in no event greater than 1,600 shares per option. Notwithstanding the foregoing, (i) no employee shall be granted an option which permits the right to purchase shares under the Plan and under all other Code Section 423(b) employee stock purchase plans of the Company or any parent or subsidiary corporation to accrue at a rate which exceeds in any one calendar year $25,000 of the fair market value of the Common Stock as of the date the option to purchase is granted.
4.Shares
There shall be 3,200,000 shares of Common Stock reserved for issuance to and purchase by Participants under the Plan, subject to adjustment as herein provided. The shares of Common Stock subject to the Plan shall be shares of authorized but unissued Common Stock. Shares of Common Stock not purchased under an option terminated pursuant to the provisions of the Plan may again be subject to options granted under the Plan.
The aggregate number of shares of Common Stock which may be purchased pursuant to options granted hereunder, the number of shares of Common Stock covered by each outstanding option, the maximum number of shares that may be granted in any Purchase Period and the purchase price for each such option shall by appropriately adjusted for any increase or decrease in the number of outstanding shares of Common Stock resulting from a stock split or other subdivision or consolidation of shares of Common Stock or for other capital adjustments or payments of stock dividends or distributions or other increases or decreases in the outstanding shares of Common Stock effected without receipt of consideration by the Company.
If the Board of Directors or the Committee determines that on a given Exercise Date the number of shares with respect to which options are to be exercised may exceed: (a) the number of shares then available for sale under the Plan; or (b) the number of shares available for sale under the Plan on the first day of one or more of the Purchase Periods in which such Exercise Date is to occur (each, an “Offering Date”), the Board of Directors or the Committee may make a pro rata allocation of the shares remaining available for purchase on such Offering Date or Exercise Date, as applicable, and will either continue the Purchase Period then in effect or terminate any one or more Purchase Periods then in effect pursuant to Section 17, below. Such allocation method will be “bottom up,” with the result that all option exercises for one (1) share will be satisfied first, followed by all exercises for two (2) shares, and so on, until all available shares have been exhausted. Any amount remaining in a Participant’s payroll account following such allocation will be returned to the Participant and will not be carried over to any future Purchase Period.
HAEMONETICS CORPORATION | 2026 Proxy Statement     91

5.Administration
The Plan shall be administered by the Board of Directors or a Stock Purchase Plan Committee appointed from time to time by the Board of Directors. All members of the Committee shall serve at the discretion of the Board. The Board of Directors or the Committee, if one has been appointed, is vested with full discretionary authority and control to administer the Plan, including determining eligibility, construing the terms of the Plan, remedying any ambiguities or inconsistencies, supplying any omissions, and making, administering and interpreting such equitable rules and regulations regarding the Plan as it may deem advisable, including, without limitation, adopting sub-plans applicable to particular participating subsidiaries of the Company or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code. The Board of Directors’, or the Committee’s, if one has been appointed, determinations as to the interpretation and operation of the Plan shall be final and conclusive. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under the Plan. The Board of Directors or the Committee may designate separate Purchase Periods under the Plan (the terms of which need not be identical) in which Eligible Employees of one or more participating subsidiaries will participate, even if the dates of the applicable Purchase Periods of each such offering are identical. The Board of Directors or the Committee may delegate, to the maximum extent permitted under applicable law or legal requirements, any or all of its authority under this Plan to such officer(s) or other employees of the Company as the Board of Directors or the Committee may designate. Notwithstanding any such delegation of authority, the Board of Directors or the Committee may itself take any action under the Plan in its discretion at any time.
6.Election to Participate
An Eligible Employee may elect to become a Participant in the Plan for a Purchase Period by completing a “Stock Purchase Agreement” form at least ten (10) days (or such shorter period as the Board of Directors or the Committee may specify in writing) prior to the first day of the Purchase Period for which the election is made. Such Stock Purchase Agreement shall be in such form as shall be determined by the Board of Directors or the Committee. The election to participate shall be effective for the Purchase Period for which it is made and shall continue to be in effect for subsequent Purchase Periods unless and until a Participant files a notice of cancellation under Section 9. There is no limit on the number of Purchase Periods for which an Eligible Employee may elect to become a Participant in the Plan. In the Stock Purchase Agreement, the Eligible Employee shall authorize regular payroll deductions of any full percentage of the Basic Compensation of the Eligible Employee, but in no event less than two percent (2%) nor more than fifteen percent (15%) of the Basic Compensation of the Eligible Employee. An Eligible Employee may not change this authorization except as otherwise provided in Section 9. Options granted to Eligible Employees who have failed to execute a Stock Purchase Agreement within the time periods prescribed by the Plan will automatically lapse.
Notwithstanding a Participant’s election in the applicable Stock Purchase Agreement, the Company may reduce a Participant’s payroll deductions to prevent a Participant from exceeding the limitations set forth in Section 3.
7.Employee Stock Purchase Account
An Employee Stock Purchase Account will be established for each Participant in the Plan for bookkeeping purposes, and payroll deductions made under Section 6 will be credited to such Accounts. However, prior to the purchase of shares in accordance with Section 8 or withdrawal from or termination of the Plan in accordance with the provisions hereof, the Company may use for any valid corporate purpose all amounts deducted from a Participant's wages under the Plan and credited for bookkeeping purposes to the Participant’s Account.
The Company shall be under no obligation to pay interest on funds credited to a Participant's Account, whether upon purchase of shares in accordance with Section 8 or upon distribution in the event of withdrawal from or termination of the Plan as herein provided.
8.Purchase of Shares
Each Eligible Employee who is a Participant in the Plan automatically and without any act on the part of the Eligible Employee will be deemed to have exercised the Eligible Employee’s option on each Exercise Date to the extent that the balance then in the Eligible Employee’s Account under the Plan is sufficient to purchase at the Purchase Price whole shares of the Common Stock subject to the Eligible Employee’s option. Any balance remaining in the Participant's Account which represents less than the Purchase Price of a whole share shall be carried forward and credited for use in the next Purchase Period. If the Employee chooses not to participate in the next Purchase Period, any balance will be refunded to the Employee in cash. Notwithstanding the foregoing, any balance remaining in a Participant's Account at the end of a Purchase Period as a result of aggregate payroll deductions having exceeded the limitations set forth in Section 3 shall be refunded to the Participant in cash without interest.
92     HAEMONETICS CORPORATION | 2026 Proxy Statement

9.Withdrawal
A Participant who has elected to authorize payroll deductions for the purchase of shares of Common Stock may cancel the Participant’s election by written notice of cancellation delivered to the office or person designated by the Company to receive Stock Purchase Agreements (“Cancellation”), but any such notice of Cancellation must be so delivered not later than ten (10) days before the relevant Exercise Date.
A Participant will receive in cash, as soon as practicable after delivery of the notice of Cancellation, the amount credited to the Participant’s Account. Any Participant who so withdraws from the Plan may again become a Participant at the start of the next Purchase Period in accordance with Section 6.
Upon dissolution or liquidation of the Company or a merger or consolidation in which the Company is not the surviving entity every option outstanding hereunder shall terminate, in which event each Participant shall be refunded the amount of cash then in the Participant’s Account.
10.Issuance of Stock Certificates
The shares of Common Stock purchased by a Participant shall, for all purposes, be deemed to have been issued and sold at the close of business on the Exercise Date. Prior to that date none of the rights or privileges of a stockholder of the Company, including the right to vote or receive dividends, shall exist with respect to such shares.
Within a reasonable time after the Exercise Date, the Company shall either, as the Board of Directors or the Committee may direct, issue and deliver a certificate for, or make an entry on the Company’s books and records evidencing the transfer of, the number of shares of Common Stock purchased by a Participant for the Purchase Period. Such certificate or book entry shall be registered either in the Participant's name, jointly in the names of the Participant and the Participant’s spouse, or in the name of the Participant or the Participant’s spouse as guardian for their children, as the Participant shall designate in the Participant’s Stock Purchase Agreement. Such designation may be changed at any time by filing notice thereof with the party designated by the Company to receive such notices. The Board of Directors or the Committee may, at its discretion, choose to deliver shares of Common Stock purchased by Participants for a Purchase Period to a broker designated by the Board of Directors or the Committee to hold shares for the benefit of the Participants.
11.Termination of Employment
(a)Upon a Participant's termination of employment for any reason, other than death, no payroll deduction may be made from any compensation due to the Participant, and the entire balance credited to the Participant’s Account shall be automatically refunded.
(b)Upon the death of a Participant, no payroll deduction shall be made from any compensation due to the Participant at time of death, and the entire balance in the deceased Participant's Account shall be paid in cash to the Participant's designated beneficiary, if any, under a group insurance plan of the Company covering such employee, or otherwise to the Participant’s estate.
12.Rights not Transferable
The right to purchase shares of Common Stock under this Plan is exercisable only by the Participant during the Participant’s lifetime and is not transferable by the Participant. If a Participant attempts to transfer the Participant’s right to purchase shares under the Plan, the Participant shall be deemed to have requested withdrawal from the Plan and the provisions of Section 9 hereof shall apply with respect to such Participant.
13.No Guarantee of Continued Employment
Granting of an option under this Plan shall imply no right of continued employment with the Company for any Eligible Employee.
14.Notice
Any notice which an Eligible Employee or Participant files pursuant to this Plan shall be in writing and shall be delivered personally or by mail addressed to Haemonetics Corporation, 125 Summer Street, Boston, Massachusetts 02110 Attn: General Counsel and Corporate Secretary. Any notice to a Participant or an Eligible Employee shall be conspicuously posted in the Company's principal office or shall be mailed addressed to the Participant or Eligible Employee at the address designated in the Stock Purchase Agreement or in a subsequent writing.
HAEMONETICS CORPORATION | 2026 Proxy Statement     93

15.Application of Funds
All funds deducted from a Participant's wages in payment for shares purchased or to be purchased under this Plan may be used for any valid corporate purpose provided that the Participant's Account shall be credited with the amount of all payroll deductions as provided in Section 7.
16.Government Approvals or Consents
This Plan and any offering and sales to Eligible Employees under it are subject to any governmental approvals or consents that may be or become applicable in connection therewith. Subject to the provisions of Section 17, the Board of Directors of the Company may make such changes in the Plan and include such terms in any offering under this Plan as may be necessary or desirable, in the opinion of counsel, to comply with the rules or regulations of any governmental authority, or to be eligible for tax benefits under the Code or the laws of any state.
17.Amendment of the Plan
The Board of Directors may, without the consent of the Participants, amend the Plan at any time, provided that no such action shall adversely affect options theretofore granted hereunder, and provided that no such action by the Board of Directors without approval of the Company's stockholders may: (a) increase the total number of shares of Common Stock which may be purchased by all Participants; or (b) change the class of corporations whose employees may be eligible to receive options under the Plan.
For purposes of this Section 17, administrative changes to the Plan’s administration, including changes to the length of the Purchase Period and the establishment or revisions of foreign currency exchange ratios, and termination of the Plan by the Board of Directors pursuant to Section 18, shall not be deemed to be an action which adversely affects options granted under the Plan.
18.Term of the Plan
The Plan, as amended, shall become effective on the Effective Date and continue in effect through December 31, 2036, provided, however, that the Board of Directors shall have the right to terminate the Plan at any time. In the event of the expiration of the Plan or its termination, all options then outstanding under the Plan shall automatically be cancelled and the entire amount credited to the Account of each Participant hereunder shall be refunded to each such Participant.
19.Withholding of Additional Income Taxes
By electing to participate in the Plan, each Participant acknowledges that the Company is required to withhold taxes with respect to the amounts deducted from the Participant's compensation and accumulated for the benefit of the Participant under the Plan and each Participant agrees that the Company may deduct additional amounts from the Participant's compensation, when amounts are added to the Participant's account, used to purchase Common Stock or refunded, in order to satisfy such withholding obligation. Each Participant further acknowledges that when Common Stock is purchased under the Plan, the Company may be required to withhold taxes with respect to all or a portion of the difference between the fair market value of the Common Stock purchased and its purchase price, and each Participant agrees that such taxes may be withheld from compensation otherwise payable to such Participant. It is intended that tax withholding will be accomplished in such a manner that the full amount of payroll deductions elected by the Participant under Section 6 will be used to purchase Common Stock. However, if amounts sufficient to satisfy applicable tax withholding obligations have not been withheld from compensation otherwise payable to any Participant, then, notwithstanding any other provisions of the Plan, the Company may withhold such taxes from the Participant's accumulated payroll deductions and apply the net amount to the purchase of Common Stock, unless the Participant pays to the Company, prior to the exercise date, an amount sufficient to satisfy such withholding obligations. Each Participant further acknowledges that the Company may be required to withhold taxes in connection with the disposition of stock acquired under the Plan and agrees that the Company may take whatever action it considers appropriate to satisfy such withholding requirements, including deducting from compensation otherwise payable to such Participant an amount sufficient to satisfy such withholding requirements or conditioning any disposition of Common Stock by the Participant upon the payment to the Company of an amount sufficient to satisfy such withholding requirements.
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20.Corporate Transactions
(a)In the event of a proposed Corporate Transaction (as defined below), each option under the Plan will be assumed by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board of Directors or the Committee, in the exercise of its sole discretion and in lieu of such assumption, determines to (x) terminate the Plan as of the end of the Purchase Period immediately preceding the effective date of the Corporate Transaction and promptly refund to Participants all payroll deductions accumulated through such effective date or (y) shorten the Purchase Period then in progress by setting a new Exercise Date (the “New Exercise Date”). If the Board of Directors or the Committee determines to shorten the Purchase Period then in progress, the Board of Directors or the Committee will notify each Participant in writing at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that either:
(i)the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Purchase Period as provided in Section 9; or
(ii)the Company will pay to the Participant on the New Exercise Date an amount in cash, cash equivalents, or property as determined by the Board of Directors or the Committee that is equal to the excess, if any, of (x) the fair market value of the shares subject to the option over (y) the Purchase Price due had the Participant’s option been exercised automatically under Subsection (a)(i) above. In addition, all remaining accumulated payroll deduction amounts will be returned to the Participant.
(b)For purposes of this Section 20, an option granted under the Plan will be deemed to be assumed if, in connection with the Corporate Transaction, the option is replaced with a comparable option with respect to shares of capital stock of the successor corporation or parent thereof. The determination of option comparability will be made by the Board of Directors or the Committee prior to the Corporate Transaction and its determination will be final, binding and conclusive on all persons.
(c)“Corporate Transaction” means the earliest to occur of the following events: (i) a person, or any two or more persons acting as a group, and all affiliates of such person or persons, who prior to such time owned less than thirty-five percent (35%) of the then outstanding shares of Common Stock, shall acquire such additional shares of Common Stock in one or more transactions, or series of transactions, such that following such transaction or transactions such person or group and affiliates beneficially own thirty-five percent (35%) or more of Common Stock outstanding; (ii) closing of the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, and; (iii) there is a consummation of any merger, reorganization, consolidation or share exchange unless the persons who were the beneficial owners of the outstanding shares of Common Stock immediately before the consummation of such transaction beneficially own more than 50% of the outstanding shares of the common stock of the successor or survivor entity in such transaction immediately following the consummation of such transaction. For purposes of this Section 20(c)(iii), the percentage of the beneficially owned shares of the successor or survivor entity described above shall be determined exclusively by reference to the shares of the successor or survivor entity which result from the beneficial ownership of shares of common stock of the Company by the persons described above immediately before the consummation of such transaction.
21.General
Except as specifically provided in a retirement or other benefit plan of the Company or a participating subsidiary of the Company, participation in the Plan will not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a participating subsidiary of the Company, and will not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a “Retirement Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended. Whenever the context of this Plan permits, the masculine gender shall include the feminine and neuter genders.

Plan Amendments	Purpose of Amendments
As amended December 3, 2012	To adjust available shares under Section 4 to reflect share dividend.
As amended April 7, 2016
To increase the number of shares available under the Plan, extend the Plan’s term and make administrative revisions, including updated price calculations and treatment in a change of control transaction.

As amended May 15, 2026	To extend the Plan’s term and make administrative revisions, including an updated definition of “Basic Compensation”.
HAEMONETICS CORPORATION | 2026 Proxy Statement     95

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HAEMONETICS®

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Annual Meeting Proxy Card

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A Proposals — The Board of Directors recommends a vote FOR each Director Nominee and FOR Proposals 2 - 5.

1. Election of Directors:

Nominee	For	Withhold
01 - Robert E. Abernathy	☐	☐
02 - Diane M. Bryant	☐	☐
03 - Michael J. Coyle	☐	☐
04 - Lloyd E. Johnson	☐	☐
05 - Mark W. Kroll	☐	☐
06 - Claire Pomeroy	☐	☐
07 - Christopher A. Simon	☐	☐
08 - Ellen M. Zane	☐	☐

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REVOCABLE PROXY — HAEMONETICS CORPORATION

ANNUAL MEETING OF SHAREHOLDERS
DATE: FRIDAY, JULY 24, 2026
TIME: 8:00 A.M. EASTERN TIME
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The shareholder of record hereby appoints Ellen M. Zane and Christopher A. Simon, and each of them, with full power of substitution, as proxies for the shareholder, to attend the 2026 Annual Meeting of Shareholders of Haemonetics Corporation (the "Company"), to be held at Haemonetics Corporation, 125 Summer Street, Boston, MA 02110 USA on Friday, July 24, 2026 at 8:00 a.m., Eastern Time, and any adjournments thereof, and to vote all shares of the common stock of the Company that the shareholder is entitled to vote upon each of the matters referred to in this proxy and, at their discretion, upon such other matters as may properly come before this meeting.

ANY PROXY HERETOFORE GIVEN BY THE UNDERSIGNED WITH RESPECT TO SUCH SHARES IS HEREBY REVOKED. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF EACH DIRECTOR NOMINEE AND "FOR" PROPOSALS 2 - 5.

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